Exhibit (a)(1)

QIAO XING MOBILE COMMUNICATION CO., LTD.
(Company Registration Number: 481163)
(Incorporated in the British Virgin Islands)

Qiao Xing Mobile Communication Co., Ltd.
10th Floor CEC Building
6 Zhongguancun South Street
Beijing 100086
People’s Republic of China

March 4, 2011

Dear Qiao Xing Mobile Communication Shareholders:

You are cordially invited to attend a meeting directed to be convened by the Eastern Caribbean Supreme Court, in the High Court of Justice Virgin Islands, Commercial Division (the “Court”), referred to herein as the “Court Meeting,” to be held on April 7, 2011 at 10:00 a.m. local time, at 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, for the purpose of approving the proposed acquisition by Qiao Xing Universal Resources, Inc., referred to herein as “XING,” of the outstanding ordinary shares of Qiao Xing Mobile Communication Co., Ltd., referred to herein as “QXM,” other than those held by XING, by way of a scheme of arrangement in a “going private” transaction. The proposed acquisition will be effected by way of a scheme of arrangement under Subsection 179A of the British Virgin Islands (“BVI”) Business Companies Act, 2004 (as amended), referred to herein as the “Scheme.” The accompanying scheme document (the “Scheme Document”) and notice of the Court Meeting provide information regarding the Scheme and the Court Meeting.

According to the terms of the Scheme, upon the effectiveness of the Scheme, QXM ordinary shares listed on the New York Stock Exchange that are not held by XING, referred to herein as the “Minority Shares,” will be acquired by XING for an aggregate consideration of: (i) US$0.80 per share in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of XING common stock (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend or other distribution is made or paid on or prior to the effectiveness of the Scheme), such consideration referred to herein as the “Scheme Consideration.” QXM currently is a majority-owned subsidiary of XING. If the Scheme becomes effective, QXM will become a wholly owned subsidiary of XING, QXM’s ordinary shares will be delisted from the New York Stock Exchange and the registration of QXM’s ordinary shares and QXM’s reporting obligations under the Exchange Act of 1934 will be terminated upon application to the SEC.

The Scheme is subject to the approval by a majority in number of the holders of QXM’s ordinary shares (other than XING), present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of QXM’s outstanding ordinary shares (other than those held by XING) present and voting, either in person, by proxy or by corporate representative, at the Court Meeting. The presence at the Court Meeting, in person, by proxy or by corporate representative, of at least two shareholders of QXM (other than XING) representing not less than one-third of the votes of the outstanding QXM ordinary shares held by all shareholders of QXM (other than XING) of record as of February 28, 2011 will constitute a quorum. In addition, the Scheme is subject to the satisfaction of certain other closing conditions, including customary regulatory filings and approvals in the United States and BVI, which are set out in more detail in the accompanying Scheme Document. If the Scheme becomes effective, it will be binding on all QXM shareholders.

Following initial discussions between XING and QXM in respect of the Scheme, the board of directors of QXM established a special committee comprised of two directors of QXM who, QXM reports, are independent under the rules of the New York Stock Exchange and not affiliated with XING (the “Special Committee”) to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the Scheme. At this time the Special Committee has not indicated whether it will recommend that the holders of

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Minority Shares accept or reject the Scheme Consideration and the Special Committee has no obligation under the laws of BVI or rules of the U.S. Securities and Exchange Commission to issue any such recommendation to the holders of Minority Shares.

Your vote is very important. Even if you plan to attend the Court Meeting, we recommend that you submit your proxy so that your vote will be counted if you later decide not to attend the Court Meeting. If you are a registered holder of QXM ordinary shares, please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than April 5, 2011 at 12:00 a.m. (US) Central Standard Time. If you hold QXM ordinary shares in “street name” through a broker, you should follow the procedures provided by your broker.

The accompanying Scheme Document provides you with detailed information about the Scheme and the Court Meeting. Please give this material your careful attention. You may also obtain additional information about QXM and XING from the documents that each of QXM and XING has filed with the United States Securities and Exchange Commission.

If you are in doubt about the Scheme, you should consult your stockbroker, bank manager, solicitor or other professional advisor.

Thank you for your continued support and consideration of this matter.

Very truly yours,

Zhi Yang Wu
Chief Executive Officer

This Schedule 13E-3 transaction statement has been filed with the U.S. Securities and Exchange Commission (the “SEC”). XING’s offer to purchase all outstanding shares of QXM that it does not currently own will not commence until an order sanctioning the Scheme of Arrangement has been issued by the Eastern Caribbean Supreme Court in the High Court of Justice Virgin Islands, Commercial Division. This Schedule 13E-3 shall not constitute a solicitation of a proxy in any jurisdiction in which it is unlawful to make such proxy solicitation.

This Schedule 13E-3 and the exhibits and appendices hereto do not constitute or form part of an offer, solicitation or invitation to subscribe for or purchase or sell any securities. The securities referred to in the Schedule 13E-3 have not been and will not be registered under the United States Securities Act of 1933 (the “Securities Act”) or applicable state securities laws of any state in the United States.

The XING common stock that will be delivered in the Scheme will not be registered under the Securities Act, in reliance upon the exemption from registration available under Section 3(a)(10) thereof. The exemption provided by Section 3(a)(10) of the Securities Act is for offers and sales of securities in specified exchange transactions, in which, among other conditions, a court or authorized government entity has approved the fairness of the terms and conditions of the exchange. Accordingly, the consummation of the Scheme is contingent upon the sanction of the Scheme by the Court, and the lodgment of the Court Order with Registrar of Corporate Affairs in BVI.

Neither the SEC nor any United States state securities commission has approved or disapproved the Scheme, passed upon the merits or fairness of the Scheme, or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

All references to dates and times set forth herein are references to dates and times in San Francisco, California, U.S.A. unless otherwise noted.

The accompanying Scheme Document is dated March 4, 2011, and is first being mailed to QXM shareholders on or about March 7, 2011.

EASTERN CARIBBEAN SUPREME COURT
IN THE HIGH COURT OF JUSTICE
VIRGIN ISLANDS
COMMERCIAL DIVISION

CLAIM NO BVIHC (COM) 6 of 2011

IN THE MATTER OF QIAO XING MOBILE COMMUNICATIONS CO., LTD.

AND IN THE MATTER OF SUBSECTION 179A OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED)

NOTICE OF COURT MEETING
FOR SCHEME OF ARRANGEMENT

NOTICE IS HEREBY GIVEN that, by an order dated February 17, 2011 (the “Order”) made in the above matter, the Eastern Caribbean Supreme Court in the High Court of Justice Virgin Islands, Commercial Division (the “Court”) has directed a meeting (the “Court Meeting”) to be convened of the Minority Shareholders (as defined in the Scheme of Arrangement hereinafter mentioned) for the purpose of considering and, if thought fit, approving, with or without modifications, a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Qiao Xing Mobile Communications Co., Ltd. (“QXM”) and the Minority Shareholders and that the Court Meeting will be held at 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, on April 7, 2011 at 10:00 a.m. local time at which place and time all Minority Shareholders are invited to attend.

A copy of the Scheme of Arrangement and a copy of an explanatory memorandum explaining the effect of the Scheme of Arrangement are incorporated in the Scheme Document (of which this Notice forms part) dated March 3, 2011 despatched to members of QXM on or about March 7, 2011 (the “Scheme Document”). A copy of the Scheme Document can also be obtained by Minority Shareholders from QXM’s transfer agent, Computershare, at +1-303-262-0678.

The Minority Shareholders may vote in person at the Court Meeting or they may appoint one or more proxies, whether a member of QXM or not, to attend and vote in their stead. A form of proxy for use at the Court Meeting is enclosed with the Scheme Document.

In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person, by proxy or by corporate representative, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and, for this purpose, seniority will be determined by the order in which the names stand in the registers of members of QXM in respect of the relevant joint holding.

It is requested that forms appointing proxies be deposited to Computershare at 350 Indiana Street, Suite 750, Golden, CO 80401 not later than 12:00 a.m. (US) Central Standard Time on April 5, 2011, but if forms are not so lodged they may be handed to the chairman of the Court Meeting, who has absolute discretion as to whether or not to accept them, at the Court Meeting pursuant to the Order.

By the Order, the Court has appointed Zhi Yang Wu, a director of QXM, or failing him, Dr. Xin Zhang, also a director of QXM, or failing him, any other person who is a director of QXM as at the date of the Order, to act as the chairman of the Court Meeting and has directed the chairman of the Court Meeting to report the results of the Court Meeting to the Court.

The Scheme of Arrangement will be subject to a subsequent application seeking the sanction of the Court.

By order of the Court
QIAO XING MOBILE COMMUNICATIONS CO., LTD.

Dated February 17, 2011

Registered Office

30th Floor, Tower A, Eagle Run Plaza,
No. 26 Xiaoyun Road,
Chaoyang District,
Beijing 100016,
People’s Republic of China

Head Office and Principal Place of Business

30th Floor, Tower A, Eagle Run Plaza,
No. 26 Xiaoyun Road,
Chaoyang District,
Beijing 100016,
People’s Republic of China

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SUMMARY TERM SHEET

This summary term sheet, together with the “Questions and Answers about the Scheme and the Court Meeting,” summarizes the material information in this Scheme Document. However, it may not contain all of the information that may be important to your consideration of the Scheme. You should read carefully the entire Scheme Document and the other documents to which this Scheme Document refers for a more complete understanding of the Scheme and the Court Meeting. In addition, the Scheme Document incorporates by reference important business and financial information about QXM and XING. You may obtain the information incorporated by reference into this Scheme Document without charge by following the instructions in “Where You Can Find Additional Information” beginning on page 69.

Parties to the Scheme	Qiao Xing Mobile Communication Co., Ltd., (“QXM,”) is a British Virgin Islands (“BVI”) business company incorporated and existing under the laws of the BVI, having its principal executive offices at 10th Floor CEC Building, 6 Zhongguancun South Street, Beijing 100086, People’s Republic of China. QXM is a domestic manufacturer of mobile handsets in the People’s Republic of China (“China” or the “PRC”). QXM manufactures and sells mobile handsets based primarily on the GSM global cellular technologies. QXM operates primarily through CEC Telecom Co., Ltd. (“CECT”), its 96.6% owned subsidiary in China. QXM’s products have been primarily sold under the “CECT” brand name and it launched the “VEVA” brand in May 2008.

QXM’s ordinary shares are listed on the NYSE under the symbol “QXM.”

Qiao Xing Universal Resources, Inc., (“XING”) is a BVI business company incorporated and existing under the laws of BVI, having its principal executive offices at Qiao Xing Science Industrial Park, Tang Quan, Huizhou City, Guangdong, People’s Republic of China 516023. XING is an emerging Chinese resources company. XING was previously one of the leading players of telecommunication terminal products in China, but made the strategic decision to diversify into the resources industry in 2007. In April 2009, XING acquired 100% of the equity of China Luxuriance Jade Company, Ltd (“CLJC”). CLJC, through its wholly owned Chinese subsidiaries, owns the rights to receive the expected economic residual returns from Chifeng Haozhou Mining Co., Ltd. (“Haozhou Mining”), a large copper-molybdenum poly-metallic mining company in Inner Mongolia, China. Since then, XING has further refined its strategy to become a pure resources company. In December 2010, XING acquired a 100% equity interest in Balinzuo Banner Xinyuan Mining Co., Ltd. (“Xinyuan Mining”) which owns a mining license for a lead-zinc-copper mine that covers 3.3233 square kilometers in Inner Mongolia, PRC. In January 2011, XING acquired a 34.53% equity interest in Chifeng Aolunhua Mining Co., Ltd. (“Aolunhua”), which owns an open-pit copper-molybdenum mine covering 14.38 square kilometers in Inner Mongolia, PRC. XING continues to actively seeking additional acquisition targets in the resources industry. As of February 28, 2011, XING directly owned approximately 56% of the outstanding QXM ordinary shares.

XING’s common stock is listed on the Nasdaq Global Market under the symbol “XING.”

See “Parties Involved in the Scheme” on page 37.

The Scheme	Pursuant to the Scheme of Arrangement XING has offered to acquire all the outstanding QXM ordinary shares held by QXM shareholders (other than XING, referred to herein as the “Minority Shares”) by way of a scheme of arrangement under Subsection 179A of the BVI Business Companies Act, 2004 (as amended) (the “BVI Business Companies Act”), referred to herein as the “Scheme,” which constitutes a “going private” transaction subject to the requirements of Rule 13e-3 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Upon the effectiveness of the Scheme, QXM will become a direct wholly owned subsidiary of XING and cease to be a publicly traded company.

Scheme Consideration	Upon the effectiveness of the Scheme, QXM shareholders (other than XING) of record as of the books closure date (as described on page 29 of this Scheme Document) will be entitled to receive: (i) US$0.80 in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of XING common stock per QXM ordinary share (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend distribution is made or paid on or prior to the effectiveness of the Scheme), referred to herein as the “Scheme Consideration.”

As of February 28, 2011, there were 57,565,745 shares of QXM outstanding, 32,200,000 of which were held by XING and approximately 1,234,342 of which were held by officers and directors of QXM as described in detail in the section entitled “Benefits to Officers and Directors of QXM and XING” below. The 32,200,000 shares held by XING are not subject to the Scheme, but the approximately 1,234,342 shares held by officers and directors of QXM are subject to the Scheme. Accordingly, an aggregate of 25,365,745 shares of QXM will be acquired in the Scheme in exchange for the aggregate Scheme Consideration of: (1) US$20,292,596 and (2) 48,194,916 shares of XING common stock.

As of February 28, 2011, the QXM shareholders that are not affiliates (defined below) of QXM (the “Unaffiliated QXM Shareholders”) held 24,131,403 shares of QXM or approximately 41.9% of QXM’s outstanding ordinary shares. Immediately following the Scheme (using the February 28, 2011 record date), there will be approximately 144.2 million shares of XING outstanding, 45,849,666 or approximately 31.8% of which will be held by Unaffiliated QXM Shareholders.

As used herein the term “affiliate” shall mean, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person, wherein “person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

Recent Stock Prices of XING and QXM	The closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 was US$2.41.

The closing price of QXM’s ordinary shares on the NYSE on February 28, 2011 was US$4.71.

Recent Currency Exchange Rates	The closing exchange rate in New York for Renminbi (“Rmb”) into United States dollars (“US$”) on February 28, 2011 as reported in the Wall Street Journal was $US1.00=Rmb6.5716.

Treatment of Options	If the Scheme becomes effective:

• Each QXM option that has an exercise price that is lower than the per share Scheme Consideration that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the Scheme) (each an “In-the-Money Option”) will be assumed by XING in accordance with the terms thereof and following the effective date of the Scheme, will be exercisable on payment of the exercise price for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon the exercise of such In-the-Money Option immediately prior to the effectiveness of the Scheme. The exercise price and termination date of any such In-the-Money Option will remain unchanged. As of February 28, 2011, there were no In-the-Money Options to purchase ordinary shares of QXM outstanding, thus no option will be assumed by XING in connection with the Scheme to the extent that they are not exercised prior to the effectiveness of the Scheme.

• Each QXM option that has an exercise price that exceeds the per share Scheme Consideration that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the Scheme) (each an “Out-of-the-Money Option”) will be cancelled without any payment to the option holder. Pursuant to the terms of QXM’s 2007 Equity Incentive Plan (the “QXM 2007 Plan”), any options that are not assumed or substituted in a change in control (as defined in the QXM 2007 Plan) shall accelerate and be exercisable in full prior to the change in control.

See “Special Factors Regarding the Scheme — Treatment of Options” on page 27.

Treatment of Warrants:	If the Scheme becomes effective, each outstanding warrant to purchase ordinary shares of QXM (each a “Warrant” and together, the “Warrants”) will be assumed by XING, in accordance with the terms thereof. Following the effective date of the Scheme, each Warrant will be exercisable for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon exercise of the Warrant immediately prior to the effectiveness of the Scheme. The exercise price of the Warrants and the termination date shall remain unchanged. The current exercise price of the Warrants is US$8.91. As of February 28, 2011, there were warrants to purchase 2,590,848 ordinary shares of QXM outstanding all of which will be assumed by XING in connection with the Scheme to the extent that they are not exercised prior to the effectiveness of the Scheme.

See “Special Factors Regarding the Scheme — Treatment of Warrants” on page 28.

Treatment of Restricted Stock	If the Scheme becomes effective, each outstanding restricted ordinary share of QXM (each a “Restricted Share” and together, the “Restricted Shares”) will be assumed by XING, in accordance with the terms thereof. Accordingly, on the effective date of the Scheme, each Restricted Share will be exchanged for the per share Scheme Consideration; provided, however, that the shares of XING common stock issued in exchange for the Restricted Shares will be subject to the same restrictions and vesting schedules to which the Restricted Shares were subject immediately prior to the Scheme.

See “Special Factors Regarding the Scheme — Treatment of Restricted Stock” on page 28.

Court Meeting; Persons Entitled to Vote; Vote Required; and Quorum	The High Court of Justice Virgin Islands, (the “Court”) has directed that a meeting of QXM shareholders be convened for the purpose of approving the Scheme, (the “Court Meeting”). The Court Meeting will be held on April 7, 2011 at 10:00 a.m. local time, at 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong.

At the Court Meeting, all QXM shareholders other than XING, (the “Minority Shareholders”) of record as of February 28, 2011 are entitled to vote on the proposal to approve the Scheme.

The affirmative vote of a majority in number of the Minority Shareholders present and voting, in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, in person, by proxy or by corporate representative, at the Court Meeting, is required to approve the Scheme.

For example, if 20 holders of Minority Shares attend the Meeting, and among them they hold 1,000 Minority Shares, then in the circumstances where all 20 holders vote at the Meeting, the Scheme would need to be approved by the affirmative vote of (i) 11 holders; (ii) holding not less than 751 Shares in the aggregate. In the circumstances where of the 20 holders attending, only 18 holders, holding 800 shares voted, then the Scheme would need to be approved by the affirmative vote of (i) 10 holders; (ii) holding not less than 601 shares in the aggregate.

The presence, in person, by proxy or by corporate representative, at the Court Meeting of at least two Minority Shareholders holding one-third of the QXM ordinary shares held by all Minority Shareholders of record as of February 28, 2011 will constitute a quorum, which is necessary to hold the Court Meeting.

See “The Court Meeting” beginning on page 40; and “Special Factors Regarding the Scheme — Regulatory Matters” on page 34.

Voting by Proxy	Before voting your QXM shares, we encourage you to read this Scheme Document in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the Scheme will affect you. If you are a registered holder of QXM ordinary shares, we encourage you to submit a proxy so that your vote will be counted even if you later decide not to attend the Court Meeting. Please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than April 5, 2011 at 12:00 a.m. (US) Central Standard Time. If you hold QXM shares through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.

See “The Court Meeting” beginning on page 40.

Reasons for the Scheme	XING’s and Mr. Rui Lin Wu’s reasons for effecting the Scheme include the following:

• to enhance the corporate value of both QXM and XING by better allocating the financial resources between QXM and XING. XING and Mr. Rui Lin Wu believe that the mining industry offers better long-term prospects for growth than the telecommunications industry and, therefore, intend to use QXM’s financial resources for further investments in the mining industry;

• to increase XING’s flexibility to make investments and pursue other business initiatives, including potentially acquiring more mine targets in China;

• to reduce the costs and administrative burden associated with operating QXM as a publicly traded company; and

• to provide liquidity to Minority Shareholders of QXM at a premium price. See “Special Factors Regarding the Scheme — Reasons for the Scheme” on page 16.

Fairness of the Transaction	Each of XING and Mr. Rui Lin Wu believes that Scheme is both procedurally and substantively fair to the Unaffiliated QXM Shareholders. Their belief is based upon their knowledge and analysis of QXM, as well as the factors discussed in the section entitled “Special Factors Regarding the Scheme — Fairness of the Transaction” on page 16.

Recommendation of QXM’s Board of Directors	In response to preliminary discussions with respect to the Scheme, the board of directors of QXM established a special committee comprised of two directors of QXM, who QXM reports are independent under the rules of the New York Stock Exchange (the “NYSE”) and not affiliated with XING (the “Special Committee”), to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the Scheme. The Special Committee is comprised of Mr. Xin Zhang and Mr. Pei De Lou. At this time the Special Committee has not indicated whether it will recommend that the Minority Shareholders accept or reject the Scheme Consideration and the Special Committee has no obligation to issue any such recommendation to the Minority Shareholders under the laws of BVI or the rules of the SEC.

Effects of the Scheme	If the Scheme becomes effective, the QXM shareholders (other than XING) will cease to have ownership interests in QXM and rights as shareholders of QXM. As a result, QXM shareholders will not participate in any future earnings or growth of QXM; however, they will participate in any future earnings and growth of XING. Furthermore, if the Scheme becomes effective, XING will continue to hold all of the ordinary shares of QXM and operate QXM as a wholly owned subsidiary of XING. XING intends to reorganize the assets and operations of QXM as discussed in further detail in the section entitled “Plans Following the Scheme” below. If the Scheme becomes effective, QXM’s ordinary shares will be delisted from the NYSE. In addition, registration of QXM’s ordinary shares under the Exchange Act will terminate upon application to the SEC, and QXM will no longer be required to file periodic or other reports with the SEC.

See “Special Factors Regarding the Scheme — Effects of the Scheme” on page 24 and “— Plans Following the Scheme” on page 26.

Benefits to Officers and Directors of QXM and XING	The only officers and directors of either QXM (based on QXM’s Exchange Act reports) or XING that hold shares of QXM are Mr. Zhi Yang Wu, QXM’s Chairman, and Mr. Kok Seong Tan, QXM’s Chief Financial Officer. The details of these individuals’ shareholdings and the consideration that they will receive in the Scheme are set forth below. Except as set forth below, no officer or director of XING, and, to XING’s knowledge, no officer or director of QXM, will receive any other consideration or benefit in connection with the Scheme, including without limitation, acceleration of vesting of options or restricted stock or change of control, termination or severance payments.

• Mr. Zhi Yang Wu holds 748,380 ordinary shares of QXM and 485,962 unvested Restricted Shares of QXM. Accordingly, in connection with the Scheme, Mr. Zhi Yang Wu will receive aggregate consideration of (i) US$987,474 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 2,345,250 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$5,652,052.50 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41. The shares of XING issued in exchange for the Restricted Shares of QXM held by Mr. Zhi Yang Wu will be subject to the same restrictions and vesting schedules to which his QXM Restricted Shares were subject immediately prior to the Scheme.

• The ordinary shares of QXM held by Mr. Kok Seong Tan are reported by QXM to compromise less than 1% of QXM’s total outstanding ordinary shares. Accordingly, the specific number of shares held by Mr. Kok Seong Tan is not publicly reported. For each ordinary share of QXM held by Mr. Kok Seong Tan he will receive the Scheme Consideration of (i) US$0.80 in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 1.9 shares of XING’s common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares). By way of example if Mr. Kok Seong Tan holds 569,900 ordinary shares of QXM (or approximately 0.99% of QXM’s outstanding ordinary shares), he would receive aggregate consideration of (i) US$455,920 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 1,082,812 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$2,609,576 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41.

In connection with the Scheme, the officers and directors of QXM in the aggregate (assuming that Mr. Kok Seong Tan holds approximately 0.99% of QXM’s outstanding ordinary shares) will receive total consideration of (i) US$1,443,394 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 3,428,061 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$8,261,628 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41.

See “Special Factors Regarding the Scheme — Effects of the Scheme” on page 24.

Applicability of Rules Related to “Going Private” Transactions	The requirements of Rule 13e-3 under the Exchange Act, referred to herein as Rule 13e-3, apply to the Scheme because XING and Mr. Rui Lin Wu are engaging in a “going private” transaction under the Exchange Act. To comply with the requirements of Rule 13e-3, XING and Mr. Rui Lin Wu are required to make certain statements as to, among other matters, their purposes and reasons for the Scheme, and their beliefs as to the fairness of the Scheme to the Minority Shareholders.

See “Special Factors Regarding the Scheme — Reasons for the Scheme; — Fairness of the Transaction,” and “— Recommendation of QXM’s Board of Directors” beginning on pages 16, 17 and 19 respectively.

Accounting Treatment of the Scheme	The Scheme is expected to be accounted for using the acquisition method of accounting for financial accounting purposes.

See “Special Factors Regarding the Scheme — Accounting Treatment of the Scheme” beginning on page 28.

Appraisal Rights	Once the Scheme is approved by the requisite vote of the Minority Shareholders, is sanctioned by the Court and becomes effective, it will be binding on all QXM shareholders. Dissenting QXM shareholders may attend the Court Meeting at which the approval of Minority Shareholders of the Scheme will be sought or attend the Court hearing at which the Order sanctioning the Scheme is proposed to be granted and file an objection with the Court against the granting of the Court Order, but no appraisal rights are available to dissenting QXM shareholders in connection with a scheme of arrangement effected under BVI law.

Conditions to the Scheme	In addition to the approval of the Scheme by the Minority Shareholders, the Scheme is subject to the satisfaction or waiver of a number of conditions, including the following:

• the receipt of authorizations, consents, clearances, permissions and approvals necessary or required for the implementation of the Scheme, except as would not be reasonably expected to have a material adverse effect on QXM or on the performance in all material respects by XING of its obligations under the Scheme;

• the sanction of the Scheme by the Court, and the lodgment of the Court Order with the Registrar of Corporate Affairs in BVI pursuant to Subsection 179A of the BVI Business Companies Act;

• the absence of any injunction or other court order or legal restraint or prohibition preventing the Scheme from becoming effective; and

• the absence of fundamental changes in QXM’s financial condition or results of operations.

See “The Scheme — Conditions to the Scheme” beginning on page 27.

Risks Relating to the Scheme	The Scheme is subject to a number of risks and uncertainties, including without limitation, the following:

• there is no certainty that all of the conditions to the Scheme will be satisfied or waived or that the Scheme will be consummated;

• the failure to complete the Scheme could negatively impact QXM and the value of QXM’s ordinary shares;

• the Scheme may be terminated by XING in its discretion;

• the stock portion of the Scheme Consideration may have a lower market value than expected because it is subject to market fluctuations in the value of XING’s common stock;

• the value of the cash portion of the Scheme Consideration will fluctuate depending on exchange rate fluctuations for QXM shareholders whose primary currency is not the U.S. dollar;

• if the Scheme is completed, the Minority Shareholders will hold a lower percentage of XING’s outstanding common stock than they currently hold of QXM’s outstanding ordinary shares;

• there has not been a competing offer against which to measure the Scheme Consideration; and

• the Scheme Consideration payable to Minority Shareholders may be subject to tax.

See “Risk Factors — Risk Factors Relating to the Scheme” on page 42.

Regulatory Matters	Pursuant to the Subsection 179A of the BVI Business Companies Act, the Court has directed that the Court Meeting be convened for the purpose of approving the Scheme. If the requisite Minority Shareholders vote to approve the Scheme at the Court Meeting, an application will be made to the Court to sanction the Scheme.

As a result of XING’s ownership of approximately 56% of QXM’s ordinary shares as of February 28, 2011, XING is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule 13e-3 of the Exchange Act. As a result of Mr. Rui Lin Wu’s positions as Vice Chairman of QXM and Chairman and Chief Executive Officer of XING and beneficial ownership of approximately 41.5% of XING’s common stock, he is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule13e-3 of the Exchange Act. Accordingly, XING and Mr. Rui Lin Wu are required to comply with the requirements of Rule 13e-3, including, without limitation, filing a Schedule 13E-3 with the SEC and making certain statements as to, among other matters, their purposes and reasons for the Scheme, and their beliefs as to the fairness of the Scheme to the Unaffiliated QXM Shareholders.

See “Special Factors Regarding the Scheme — Regulatory Matters” beginning on page 34.

Source and Amount of Funds and Other Consideration	XING expects to use its existing cash and cash equivalents and issue authorized shares to pay the Scheme Consideration.

QUESTIONS AND ANSWERS ABOUT THE SCHEME AND THE COURT MEETING

The following questions and answers address briefly some questions you may have regarding the Scheme and the Court Meeting. These questions and answers may not address all questions that may be important to you as a QXM shareholder. Please refer to the more detailed information contained elsewhere in this Scheme Document, the appendices to this Scheme Document and the documents referred to or incorporated by reference in this Scheme Document.

These questions and answers are not to be regarded as advice regarding the legal, financial or tax position of any QXM shareholder in relation to the Scheme. If you are in any doubt about the Scheme, any other matters in this Scheme Document or the action you should take, you should consult your own legal, financial, tax or other professional advisors.

Q:	What is the Scheme?

A:	On September 8, 2010, XING announced that it was proposing to acquire all outstanding Minority Shares of QXM by way of a scheme of arrangement under BVI law.

The Scheme is a court-supervised process under Subsection 179A of the BVI Business Companies Act, in which a company proposes a transaction to its shareholders which, if approved by the requisite statutory majority of shareholders, is binding on all shareholders once it is sanctioned by the Court and becomes effective.

Q:	Who is entitled to the Scheme Consideration, and what will QXM shareholders receive in the Scheme? What is the effect of the Scheme?

A:	Upon the effectiveness of the Scheme, QXM shareholders (other than XING) of record as of the books closure date (as described on page 29 of this Scheme Document) are entitled to receive aggregate consideration of: (i) US$0.80 in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of XING common stock in exchange for each share of QXM held (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend or other distribution is made or paid on or prior to the effectiveness of the Scheme).

Upon the effectiveness of the Scheme, QXM will become a wholly owned subsidiary of XING. You will no longer have any interest in QXM’s future earnings or growth, but you will have an interest in XING’s future earnings and growth. QXM’s ordinary shares will be delisted from the NYSE, and the registration of QXM’s ordinary shares and QXM’s reporting obligations under the Exchange Act will be terminated upon application to the SEC.

The Scheme will become effective when a copy of the Order sanctioning the Scheme is duly lodged with the Registrar of Corporate Affairs in BVI pursuant to Subsection 179A of the BVI Business Companies Act.

Q:	What is the Court Meeting? Who will be entitled to vote?

A:	The Court Meeting is a meeting of the Minority Shareholders that was directed to be convened by the Court for the purpose of approving the Scheme and will be held on April 7, 2011 at 10:00 a.m., local time, at 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong. At the Court Meeting, all Minority Shareholders of QXM of record as of February 28, 2011 will be entitled to vote on the proposal to approve the Scheme.

See “The Court Meeting” beginning on page 40 and “Special Factors Regarding the Scheme — Regulatory Matters” on page 34.

Q:	What quorum and shareholder vote are required to approve the Scheme?

A:	A quorum is required for the transaction of business at the Court Meeting. The presence at the Court Meeting, in person, by proxy or by corporate representative, of at least two Minority Shareholders representing not less than one-third of the votes of the outstanding QXM ordinary shares held by all Minority Shareholders of record as of February 28, 2011 will constitute a quorum.

The affirmative vote of a majority in number of the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, is required to approve the Scheme.

For example, if 20 holders of Minority Shares attend the Meeting, and among them they hold 1,000 Minority Shares, then in the circumstances where all 20 holders vote at the Meeting, the Scheme would need to be approved by the affirmative vote of (i) 11 holders; (ii) holding not less than 751 Shares in the aggregate. In the circumstances where of the 20 holders attending, only 18 holders, holding 800 shares voted, then the Scheme would need to be approved by the affirmative vote of (i) 10 holders; (ii) holding not less than 601 shares in the aggregate.

Q:	What is the Special Committee and who are its members?

A:	In response to preliminary discussions with respect to the Scheme, the board of directors of QXM established the Special Committee, which is comprised of two directors of QXM, who QXM reports are independent under the rules of the NYSE and not affiliated with XING, to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the Scheme. The Special Committee is comprised of Mr. Xin Zhang and Mr. Pei De Lou.

Q:	How does QXM’s Special Committee recommend that I vote?

Given that certain of QXM’s directors are affiliates of XING, QXM’s board has appointed the Special Committee to consider the terms of the Scheme. At this time the Special Committee has not indicated whether it will recommend that the Minority Shareholders accept or reject the Scheme Consideration and the Special Committee has no obligation to issue any such recommendation to the Minority Shareholders under the laws of BVI or the rules of the SEC.

Q:	Is there a financial advisor advising XING or the Special Committee?

A:	XING did not engage a financial adviser in connection with the Scheme. To XING’s knowledge, neither QXM nor the Special Committee is being advised by a financial advisor in connection with the Scheme as of the date hereof.

Q:	Where can I find more information about QXM and XING?

A:	Both QXM and XING file reports with the SEC, which are available on the SEC’s website at www.sec.gov. You can find additional information about both companies in their reports filed with the SEC from time to time, including without limitation, their respective annual reports on Form 20-F and reports on Form 6-K, some of which are incorporated herein by reference. Additionally, copies of XING’s reports are available free of charge by contacting XING.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this Scheme Document. We encourage you to vote by submitting your proxy, whether or not you plan to attend the Court Meeting, so that your vote will be counted if you later decide not to attend the Court Meeting.

If you are a registered holder of QXM ordinary shares as of February 28, 2011, please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than April 5, 2011 at 12:00 a.m. (US) Central Standard Time. Your signed proxy form must be received no later than April 5, 2011 at 12:00 a.m. (US) Central Standard Time in order for your vote to be counted at the Court Meeting.

If you hold QXM shares in “street name” through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker.

Q:	If my QXM shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If you hold your QXM shares in “street name” you should follow the procedures provided by your broker regarding how to instruct your broker to vote your shares.

Q:	How are votes counted?

A:	You may vote FOR or AGAINST the approval of the Scheme, or you may abstain from voting on the Scheme. Abstentions will not be counted as votes cast or shares voting on the proposal, but will count for the purpose of determining whether a quorum is present.

Q:	Can I revoke or change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the Court Meeting. If you are a registered holder of QXM ordinary shares, you may revoke your proxy by notifying the Secretary of the Court Meeting in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Court Meeting and voting in person. However, simply attending the Court Meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker, to change your vote.

Q:	Who will count the votes at the Court Meeting?

A:	At the Court Meeting, a representative of QXM will count the votes and act as an inspector of voting.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your QXM shares are registered differently or held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive to ensure that all your QXM shares are voted.

Q:	When is the Scheme expected to become effective?

A:	If the Scheme is approved by the requisite majority of the Minority Shareholders at the Court Meeting and all other conditions to the Scheme are satisfied, it is anticipated that the Scheme will become effective during the second quarter of 2011. However, it is possible that factors outside of the control of either XING or QXM could result in the Scheme becoming effective at a later time or not becoming effective at all.

Q:	Should I send in my share certificates now?

A:	No. You will be notified of the procedures to surrender your share certificates and receive the Scheme Consideration after the Scheme has become effective.

Q:	Is the Scheme expected to be taxable to me?

A:	It is expected that the Scheme will be a taxable disposition of the QXM ordinary shares in which gain or loss will be recognized by U.S. Holders (defined below). The gain will be equal to the difference between the fair market value of the Scheme Consideration (which includes the shares of XING) and the basis of the U.S. Holder in its QXM ordinary shares. It is expected that QXM will be treated as a passive foreign investment company so that U.S. Holders will be taxed on the gain as ordinary income and a portion of such gain may be subject to an interest charge, unless the U.S. Holder has made a Mark-to-Market Election. Generally, Non-U.S. Holders should not be subject to United States Federal income tax on the gain on the disposition of their QXM ordinary shares, unless the gain is effectively connected with the conduct of a U.S. trade or business or unless the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year. See “United States Federal Income Tax Consequences” beginning on page 31.

Q:	Am I entitled to appraisal rights?

A:	No. Once the Scheme is approved by the Minority Shareholders and sanctioned by the Court and becomes effective, it will be binding on all QXM shareholders. Dissenting QXM shareholders may attend the Court Meeting at which the approval of Minority Shareholders of the Scheme will be sought or attend the Court hearing at which the Order sanctioning the Scheme is proposed to be granted and file an objection with the Court against the granting of the Court Order, but no appraisal rights are available to dissenting shareholders in connection with a scheme of arrangement effected under BVI law.

Q:	Who should I contact with additional questions?

A:	If you have more questions about the Scheme, need assistance in submitting your proxy or voting your shares, or need additional copies of the Scheme Document or the enclosed proxy form, you should contact Aijun Jiang, XING’s Chief Financial Officer, as follows:

Qiao Xing Universal Resources, Inc.
Attention: Aijun Jiang, CFO
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong
People’s Republic of China 516023
86-752-2820-268
jiangaijun@qiaoxing.com.hk

SPECIAL FACTORS REGARDING THE SCHEME

Background of the Scheme

QXM is a BVI business company incorporated on January 31, 2002. QXM completed its initial public offering and listed its ordinary shares on the NYSE on May 8, 2007 (NYSE: QXM). As of February 28, 2011, QXM had total outstanding ordinary shares of 57,565,745, 32,200,000 (or approximately 56%) of which are owned by XING.

XING is a BVI business company whose common stock has been listed on the Nasdaq Global Market (Nasdaq Global Market: XING) since February 1999. QXM’s vice chairman, Mr. Rui Lin Wu, is also chairman and chief executive officer of XING.

XING, from its inception through December 31, 2002, was principally engaged in the manufacturing and sales of telecommunication terminals and equipment, including corded and cordless telephone sets, in China. Its history dates back to April 1992 when Mr. Rui Lin Wu, its founder and chief executive officer, established Qiao Xing Telecommunication Industry Co. Ltd. in Huizhou, PRC. XING was initially engaged in the original design and manufacturing of corded telephones, whereby products are designed and manufactured to the customer’s requirements and instructions and are marketed under the customer’s designated brand name or without a designated brand name.

Fiscal year 2009 represented a critical year for XING as it transitioned its business focus from telecommunication terminals to the mineral resources industry, with a focus on several strategically important nonferrous metal mines. In April 2009, XING acquired CLJC to enter the molybdenum mining and processing industry. In July 2009, XING started commercial production of molybdenum concentrate at its molybdenum mine, generating sales revenue of RMB193.9 million (US$28.4 million) and net income of RMB64.2 million (US$9.4 million) in the second half of 2009.

Based on the initial success of XING’s molybdenum business as well as an extensive study of China’s macro economic trends, XING is looking to further consolidate its strategy to become a pure resources company with meaningful scale and a focus on strategically important metals. As a result of its new strategic direction, XING divested its fixed line and low-end mobile phone business on November 30, 2009 and officially changed its corporate name to Qiao Xing Universal Resources, Inc. effective January 28, 2010. On December 23, 2010, XING acquired a 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc-copper mine. On January 5, 2011, XING acquired a 34.53% equity interest in Aolunhua, which owns an open-pit copper-molybdenum mine.

In order to further implement its pure resources corporate strategy, the senior management of XING has, since early-2009, evaluated from time to time various potential transaction structures that may be available to simplify the corporate structure of XING and move towards becoming a pure resources company.

XING has been considering a variety of strategic options with respect to its shares of QXM since it shifted its focus from the telecommunications industry to the resource industry in early 2009. XING has considered options such as sales of XING’s QXM shares or a portion thereof by private placement and distributing its QXM shares, among other options. XING approached several investment banks to discuss potential sales of its QXM shares to institutional investors. However, XING abandoned this alternative because the proposed prices for its QXM shares were too low and its management believed that the sales of its QXM shares at such low prices would not benefit the shareholders of XING.

XING further considered distributing its QXM shares to XING’s shareholders. XING discussed the possible distribution of its QXM shares with its U.S. securities counsel and sought tax advice related to this alternative from a major international accounting firm, in Hong Kong. XING ultimately abandoned this alternative for two reasons: (1) given the low trading volume of QXM’s shares, it would be very difficult for XING’s shareholders to sell the QXM shares that they received from XING in the distribution; and (2) distributing XING’s QXM shares would not provide XING any further financial support for its mining business, which is one significant benefit of the Scheme.

XING then began considering the acquisition of all outstanding shares of QXM that it does not currently own (the “QXM Privatization Transaction”) followed by a spin-off of QXM’s business after the acquisition. The benefits of this alternative are: (1) XING acquires the cash held by QXM and can use that money to finance its mining business and potential acquisitions of additional mining assets, and (2) it enables XING to focus on its mining business after spinning-off QXM’s telecommunication business. Additionally, the Scheme allows Minority Shareholders to realize cash for a portion of their investment and share in the potential increase in value of XING’s common stock.

After evaluating various options for several months, XING began to focus on the QXM Privatization Transaction around late-May 2010. XING considered several different structures for the QXM Privatization, including a statutory merger or consolidation, a tender offer, a plan of arrangement and a scheme of arrangement.

On May 26, 2010, XING signed a letter of intent with Chifeng Xingu Mining Co., Ltd to acquire the 100% equity interest in Xinyuan Mining for a purchase price not to exceed US$107 million in cash to be paid in several installments (this acquisition was completed on December 23, 2010 for RMB588 million (US$88.4 million)). During the same time, XING also approached some local government agencies in north PRC regarding proposed acquisitions of equity interests in some mining companies owned by these local government agencies. Given the financial resources required for the above proposed acquisitions, XING decided to focus more seriously on the QXM Privatization Transaction in late-May 2010. This is the main reason that XING is undertaking the Scheme at this particular time.

In the initial stages of considering the QXM Privatization and in order to maintain confidentiality Mr. Rui Lin Wu and Mr. Zhi Yang Wu just discussed the potential QXM Privatization Transaction and how to better use financial resources of QXM. Thus before June 2010, no formal contact, meeting and negotiation had taken place between XING and QXM.

Before early June 2010, the management of XING was not sure whether the scheme of arrangement was an appropriate structure for the acquisition of the QXM Privatization Transaction. After consulting many advisers, both Mr. Rui Lin Wu and Mr. Zhi Yang Wu concluded that the scheme of arrangement was appropriate and began to focus on the scheme of arrangement as the potential structure for the QXM Privatization Transaction. XING began preliminary discussions with QXM regarding a possible going private transaction in mid-June 2010. The initial discussions between XING and QXM were general and focused on process, not terms. XING and QXM then began negotiations regarding a mutual confidentiality and non-disclosure agreement on August 19, 2010 and, at that point in time, the discussions between the parties were focused on that agreement and diligence issues.

For confidentiality reasons, XING’s Chairman and Chief Executive Officer, Mr. Rui Lin Wu, made his personal recommendation regarding the proposed Scheme Consideration to XING’s board of directors two days before the final proposed offer was delivered to the Special Committee of QXM. No formal meetings, discussions or negotiations took place between QXM and XING before the Proposed Offer was delivered to the Special Committee. In considering the Scheme Consideration, Mr. Rui Lin Wu compared the share prices performance, net assets positions and growth potential of both QXM and XING. He believed that a premium of approximately

50% above the average share price of QXM could attract necessary support from the Unaffiliated QXM Shareholders. XING’s management team then prepared the Scheme Consideration proposal based on the 50% premium ratio on September 6, 2010. The proposal was then sent to all directors of XING for approval on September 7, 2010. The terms of the proposed transaction were approved by a unanimous written consent of XING’s board on September 7, 2010. As of September 6, 2010, Mr. Rui Lin Wu owned 39,819,000 shares in XING, representing approximately 43.2% of the total outstanding ordinary shares of XING.

On September 8, 2010, XING delivered a letter to the Special Committee of QXM’s board of directors proposing to acquire all outstanding shares of QXM that it does not currently own, by way of a Scheme of Arrangement (the “Proposed Offer”) under BVI law. XING proposed to pay: (i) US$0.80 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) in cash plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of its common stock per QXM share to shareholders of QXM other than XING. XING also indicated that it was not interested in selling its position in QXM or any portion thereof. XING asked the Special Committee of QXM to advise it whether the Special Committee believed it would be prepared to recommend to the Minority Shareholders of QXM that they accept the Proposed Offer by September 17, 2010. The letter further indicated that if the Special Committee was not prepared to recommend to the Minority Shareholders that they accept the Proposed Offer, XING may proceed to make the Proposed Offer directly to the Minority Shareholders.

On September 14, 2010, XING and QXM executed a mutual confidentiality and non-disclosure agreement.

On September 17, 2010, the Special Committee advised XING that it was continuing to work expeditiously with its advisors to respond to XING’s Proposed Offer, but that it was not prepared to respond at that time and could not, at that time, provide a date certain by which it expected to complete its work in evaluating the Proposed Offer.

On September 17, 2010, in response to the Special Committee’s request, XING announced that it had determined to extend the time for the Special Committee to respond to its Proposed Offer to Wednesday, September 22, 2010. XING indicated in its response that if the Special Committee failed to respond to the Proposed Offer by Wednesday, September 22, 2010 or was not prepared to recommend to the Minority Shareholders of QXM that they accept the Proposed Offer by that time, XING intended to proceed to make the Proposed Offer directly to the Minority Shareholders.

On September 21, 2010, XING participated in a due diligence call with the Special Committee’s advisers. In response to requests from the Special Committee’s advisers, XING provided due diligence materials to the Special Committee following the execution of the mutual confidentiality and non-disclosure agreement on September 14, 2010 and through the remainder of September and October 2010.

On September 22, 2010, the Special Committee sent a letter to XING stating as follows:

“The Special Committee (the “Special Committee”) of the board of directors of Qiao Xing Mobile Communication Co., Ltd (“QXM”) wishes to provide you with an update with respect to the status of its response to the offer of Qiao Xing Universal Resources, Inc. (“XING”) to acquire all of the outstanding shares of QXM that it does not currently own (the “Minority Shares”), by way of a Scheme of Arrangement under BVI law (the “Proposed Offer”). The Special Committee is continuing its process to evaluate the Proposed Offer with the assistance of its advisors and, as you may be aware, has requested additional information from both QXM and XING. The Special Committee will respond to the Proposed Offer as soon as is practicable. However, the Special Committee will not have completed its work in time to meet the September 22, 2010 response deadline that XING has imposed. Please be assured that the Special Committee is working carefully and diligently with its advisors to evaluate the Proposed Offer in a manner consistent with the best interests of QXM and the holders of the Minority Shares.

In this regard, the Special Committee has received, and is considering, communications from several institutional shareholders of QXM in which such shareholders have indicated that they did not believe the Proposed Offer was sufficient and that they did not support the Proposed Offer, noting among other things that as of June 30, 2010 both the net asset value per share, and the cash value per share, of QXM was substantially in excess of the value per share of QXM represented by the Proposed Offer. This information is relevant. We have provided copies of such communications to XING for XING’s information and consideration.”

Following this letter, on the same date, XING announced that it was preparing documentation to make the Proposed Offer directly to the shareholders of QXM and does not intend to change the terms of the Proposed Offer.

Following this announcement, XING filed the Schedule 13E-3 to which this Scheme Document is attached as an exhibit on October 22, 2010 and XING and Mr. Rui Lin Wu filed amendments to the Schedule 13E-3 on November 26, 2010, December 6, 2010 and March 4, 2011.

Between the initial filing of the Schedule 13E-3, on October 22, 2010 and the filing of the second amendment thereto on December 9, 2010, the only contact between XING and QXM related to the Scheme was limited correspondence between XING’s counsel and counsel to the Special Committee. This correspondence included both telephone conferences and e-mail correspondence, including telephone conferences on or about November 3, 2010, November 9, 2010, November 19, 2010, November 21, 2010, November 30, 2010, December 1, 2010 and December 2, 2010. This correspondence focused on the Schedule 13E-3 and the amendments thereto, including XING’s counsel providing counsel to the Special Committee courtesy copies of the amendments to the Schedule 13E-3 filings in advance of each filing. Counsel to the Special Committee also forwarded correspondence that the Special Committee had received from Minority Shareholders. XING’s counsel also requested updates from time to time regarding if and when the Special Committee might respond to the Proposed Offer, but counsel to the Special Committee did not provide any definitive information regarding if and when the Special Committee might respond. At no time did XING’s counsel and counsel to the Special Committee engage in any discussion or negotiation with respect to the terms of the Scheme.

Following the filing of the second amendment to the Schedule 13E-3 on December 9, 2010, there was limited correspondence between XING’s counsel and counsel to the Special Committee including telephone conferences and email correspondence on or about December 16, 2010, December 22, 2010, December 23, 2010 and in early January 2011, regarding the procedures required for the Scheme to be put forward to the Minority Shareholders for their consideration. At a meeting held on December 31, 2010, the board of directors of QXM (the “QXM Board”) authorized the Scheme to be put forward by QXM to the holders of the Minority Shares for their consideration. The members of the QXM Board did not make any resolution in respect of the merits of the Scheme (including, without limitation, the Scheme Consideration), or make any recommendation to the Minority Shareholders as to whether they should vote for or against the Scheme. Each of the independent directors of the QXM Board confirmed that they did not disapprove or approve of the Scheme. Additionally, in late February and early March 2011 there was limited email correspondence between XING’s counsel and counsel to the Special Committee regarding diligence matters.

Reasons for the Scheme

XING’s and Mr. Rui Lin Wu’s reasons for effecting the Scheme include the following:

•	to enhance the corporate value of both QXM and XING by better allocating the financial resources between QXM and XING. QXM’s current telecommunications business resulted in a net loss of US$36.6 million in 2009, and a net loss of US$18.2 million (unaudited) for the first three quarters of 2010. In contrast, XING’s mining business generated net income of US$9.4 million in 2009 and net income of US$10.2 million (unaudited) for the first three quarters of 2010. XING and Mr. Rui Lin Wu believe that the mining industry offers better long-term prospects for growth than the telecommunications industry and, therefore, intend to use QXM’s financial resources for further investments in the mining industry;

•	to increase XING’s flexibility to make investments and pursue other business initiatives, including potentially acquiring more mine targets in China. Further, as XING and Mr. Rui Lin Wu believe that both QXM and XING are deeply undervalued, the implementation of the Scheme is preferable to XING selling equity to raise capital from capital markets to finance potential future acquisitions;

•	to reduce the costs and administrative burden associated with operating QXM as a publicly traded company, including the costs associated with regulatory filings and compliance requirements; and

•	to provide liquidity to Minority Shareholders of QXM at a premium price.

Fairness of the Transaction to QXM Minority Shareholders

As a result of XING’s ownership of approximately 56% of QXM’s ordinary shares as of February 28, 2011, XING is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule 13e-3 of the Exchange Act. As a result of Mr. Rui Lin Wu’s positions as Vice Chairman of QXM and Chairman and Chief Executive Officer of XING and beneficial ownership of approximately 41.5% of XING’s common stock, he is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule 13e-3 of the Exchange Act. Accordingly, both XING and Mr. Rui Lin Wu are required to consider the fairness of the Scheme to the Unaffiliated QXM Shareholders. XING and Mr. Rui Lin Wu are making the statements in this section solely for the purpose of complying with the requirements of Rule 13e-3, and related rules under the Exchange Act, and their views should not be construed as a recommendation to any Unaffiliated QXM Shareholder as to how to vote with respect to the Scheme.

XING and Mr. Rui Lin Wu believe that the Scheme is substantively and procedurally fair to the Unaffiliated QXM Shareholders because, among other things:

1.	Market Price of QXM as compared to Scheme Consideration.

The Scheme Consideration represents:

•	A premium of approximately 55% above the last closing price of QXM’s ordinary shares on the NYSE of US$2.58 as of September 7, 2010, the last full trading day of QXM’s ordinary shares on the NYSE prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated by using the last closing price of XING’s ordinary shares on the Nasdaq Global Market of US$1.68 as of September 7, 2010, multiplied by 1.9, plus US$0.80);

•	A premium of approximately 59% above the average of the last closing price of QXM’s ordinary shares on the NYSE of US$2.51 over the one-week period ended September 7, 2010, the last full trading day of QXM’s ordinary shares on the NYSE prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated by using the average of the last closing price of XING’s ordinary shares on the Nasdaq Global Market of US$1.69 over the one-week period ended September 7, 2010, multiplied by 1.9, plus US$0.80);

•	A premium of approximately 48% above the average of the last closing price of QXM’s ordinary shares on the NYSE of US$2.57 over the one-month period ended September 7, 2010, the last full trading day of QXM’s ordinary shares on the NYSE prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated by using the average of the last closing price of XING’s ordinary shares on the Nasdaq Global Market of US$1.58 over the one-month period ended September 7, 2010, multiplied by 1.9, plus US$0.80); and

•	A premium of approximately 46% above the average of the last closing price of QXM’s ordinary shares on the NYSE of US$2.98 over the twelve-month period ended September 7, 2010, the last full trading day of QXM’s ordinary shares on the NYSE prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated by using the average of the last closing price of XING’s ordinary shares on the Nasdaq Global Market of US$1.87 over the twelve-month period ended September 7, 2010, multiplied by 1.9, plus US$0.80).

2.	Net Assets per Share Compared to Scheme Consideration.

The per share Scheme Consideration represents:

•	A premium of approximately 41% above the value of the net assets represented by each QXM share of US$7.67 as of June 30, 2010, based on the latest unaudited financial reports of QXM available prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated using the net assets of each XING share of US$5.27 as of June 30, 2010 (unaudited), multiplied by 1.9, plus US$0.80); and

•	A premium of approximately 42% above the value of the net assets represented by each QXM share of US$7.82 as of December 31, 2009, based on the latest audited financial reports of QXM available prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated using the net assets of each XING share of US$5.42 as of December 31, 2009, multiplied by 1.9, plus US$0.80).

3.	Net Cash per Share Compared to Scheme Consideration.

From the net cash position (cash and cash equivalents plus restricted cash minus short-term bank borrowings) perspective, as of June 30, 2010, based on the latest unaudited financial reports of QXM available prior to the announcement of the Proposed Offer, the net cash position of each QXM ordinary share was US$6.67. If the Scheme had been completed immediately prior to June 30, 2010, on an aggregate basis each QXM shareholder would have had a net increase in its cash position of US$0.46 to US$7.13 (calculated based on the net cash position of 1.9 shares of XING after the transaction plus US$0.80 cash consideration paid for each QXM ordinary share).

4.	Scheme Consideration Make-Up Allows for Cash Realization and Equity Participation.

The Scheme provides for a combination of cash consideration plus shares of XING, which allows the Minority Shareholders of QXM to realize cash for a portion of their investment, and share in the potential increase in the value of XING’s common stock simultaneously. QXM’s current telecommunications business resulted in a net loss of US$36.6 million in 2009, and net loss of US$18.2 million (unaudited) for the first three quarters of 2010. In contrast, XING’s mining business generated net income of US$9.4 million in 2009 and net income of US$10.2 million (unaudited) for the first three quarters of 2010. XING believes that the mining industry has better prospects for long-term growth than the telecommunications business and that the Scheme will provide additional resources to pursue XING’s mining and resources strategy and provide QXM’s shareholders the opportunity to participate in the potential growth in the resources industry.

5.	Efficient Execution and Closing.

XING considered various structures for effecting the QXM Privatization Transaction, including, among others, a statutory merger, a tender offer for all majority shares followed by a cash-out merger, a plan of arrangement and a scheme of arrangement. XING and Mr. Rui Lin Wu determined to use the scheme of arrangement because they believe it can be completed more expeditiously and cost-effectively than the other options and provides greater deal certainty primarily because (1) the exemption from registration under the Securities Act of 1933 (the “Securities Act”) under Section 3(a)(10) of the Securities Act is available in connection with the scheme of arrangement structure and (2) there are no dissenters’ rights under BVI law in connection with a scheme of arrangement.

6.	No Financing Contingency.

The Scheme is not conditioned upon the receipt of financing by XING. XING has the financial resources to complete the Scheme.

7.	Procedural Safeguards Protect Unaffiliated QXM Shareholders.

In addition, the procedural safeguards discussed below are designed to provide further assurance of the fairness of the Scheme to the Unaffiliated QXM Shareholders:

•	The Scheme is structured to provide the Unaffiliated QXM Shareholders the right to object. The Scheme must be approved by a majority of the Minority Shareholders in number present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting.

•	The Scheme is being evaluated by a Special Committee of QXM’s board of directors comprised solely of directors that QXM reports are independent and are not affiliated with XING.

•	The Scheme is subject to review and approval as to fairness by the Court in BVI.

XING and Mr. Rui Lin Wu did not consider liquidation value because they considered QXM to be a viable going concern business. XING directly holds a majority of the outstanding QXM ordinary shares as of the date of this Scheme Document and does not wish to liquidate QXM. XING considered the going concern value of QXM by considering, among other things, the net book value of QXM. XING did not add any additional goodwill to QXM in considering its going concern value because QXM has reported a net loss of US$36.6 million for the year ended 2009 and a net loss of US$18.2 million (unaudited) for the first three quarters of 2010. From the net book value point of view, the per share Scheme Consideration represents:

•	A premium of approximately 41% above the net book value represented by each QXM share of US$7.67 as of June 30, 2010, based on the latest unaudited financial reports of QXM available prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated using the net book value of each XING share of US$5.27 as of June 30, 2010 (unaudited), multiplied by 1.9, plus US$0.80); and

•	A premium of approximately 42% above the net book value represented by each QXM share of US$7.82 as of December 31, 2009, based on the latest audited financial reports of QXM available prior to the announcement of the Proposed Offer (the Scheme Consideration here was calculated using the net book value of each XING share of US$5.42 as of December 31, 2009, multiplied by 1.9, plus US$0.80).

The foregoing discussion of the information and factors considered and given weight by XING and Mr. Rui Lin Wu in connection with considering the fairness of the Scheme is not intended to be exhaustive, but is believed to include all material factors considered by XING and Mr. Rui Lin Wu. XING and Mr. Rui Lin Wu did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their positions as to the fairness of the Scheme, nor did they evaluate whether these factors were of equal importance. However, XING and Mr. Rui Lin Wu believe that these factors provide a reasonable basis for their position that the Scheme is fair to the Unaffiliated QXM Shareholders.

In evaluating the Scheme, the Minority Shareholders of QXM should also consider the risks and uncertainties related to the Scheme, some of which are described in the section entitled to “Risks Related to the Scheme” starting on page 43 below.

Recommendation of QXM’s Board of Directors

In response to preliminary discussions with respect to the Scheme, QXM’s board of directors established the Special Committee to, among other things, review, evaluate, negotiate and consider all matters which may arise in connection with the Scheme. This committee is comprised of Mr. Xin Zhang and Mr. Pei De Lou. At this time the Special Committee has not indicated whether it will recommend that the Minority Shareholders accept or reject the Scheme Consideration and the Special Committee has no obligation to issue any such recommendation to the Minority Shareholders under the laws of BVI or the rules of the SEC.

Pro Forma Financial Information

Pursuant to the Scheme of Arrangement XING has offered to acquire the Minority Shares by way of the Scheme, which constitutes a “going private” transaction subject to the requirements of Rule 13e-3 under the Exchange Act. Upon the effectiveness of the Scheme, QXM will become a wholly owned subsidiary of XING and cease to be a publicly traded company.

Upon the effectiveness of the Scheme, QXM shareholders (other than XING) of record as of the books closure date (as described on page 29 of this Scheme Document) will be entitled to receive: (i) US$0.80 in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of XING common stock per QXM ordinary share.

The following pro forma accounts should be read in conjunction with our consolidated financial statements for the three years ended December 31, 2009 set forth in our Annual Report on Form 20-F for fiscal year ended December 31, 2009 filed with the SEC on July 15, 2010, and our financial results for the nine months ended September 30, 2010 included in our Report of Foreign Issuer on Form 6-K furnished to the SEC on December 7, 2010.

The following unaudited pro forma combined condensed consolidated financial information gives effect to the acquisition of all of the Minority Shares in the Scheme. The unaudited pro forma condensed combined balance sheet is based on the historical balance sheet of XING at September 30, 2010 and has been prepared to reflect the acquisition of the QXM Minority Shares in the Scheme as if it had been consummated on September 30, 2010. The unaudited pro forma condensed combined statements of operations reflect the acquisition of the Minority Shares of QXM for the year ended December 31, 2009 and the nine months ended September 30, 2010, as if the Scheme had become effective on January 1, 2009 and January 1, 2010, respectively.

The reporting currency of the Group is Renminbi (“RMB”).

For the convenience of readers, certain Renminbi amounts included in the accompanying consolidated pro forma financial statements have been translated into United States dollars at the rate of US$1.00 = RMB6.8259 and US$1.00 = RMB6.6905, which was the noon buying rate in New York City for cable transfers in foreign currencies as certified for custom purposes by the Federal Reserve Bank of New York on December 31, 2009 and September 30, 2010, respectively. No representation is made that the Renminbi amounts could have been, or could be, converted into United States Dollars at that rate or at any other rate on December 31, 2009 and September 30, 2010, or at any other date.

The preliminary pro forma adjustments described in the notes are based on available information and certain assumptions made by XING management and may be revised as additional information becomes available. The unaudited pro forma condensed combined financial information is not intended to represent what XING’s financial position is or results of operations would have been if the Scheme had become effective on those dates or to project XING’s financial position or results of operations for any future period. The unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

FINANCIAL TABLES FOLLOW

Qiao Xing Universal Resources, Inc. and its Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the 9 Months Ended September 30, 2010

		Condensed
		Historical	Pro Forma
	Note	Statements	Adjustment	Pro Forma Results
		RMB’000	RMB’000	RMB’000	US$’000

Net sales		832,435	—	832,435	124,421
Cost of goods sold		(712,134)	—	(712,134)	(106,440)

Gross profit		120,301	—	120,301	17,981
Total operating expenses		(163,437)	—	(163,437)	(24,428)

(Loss) from operation		(43,136)	—	(43,136)	(6,447)
Net non-operating income		120,044	—	120,044	17,942

Income before income tax		76,908	—	76,908	11,495
Provision for income tax		(24,738)	—	(24,738)	(3,697)

Net income from continuing operations, net of tax		52,170	—	52,170	7,798
Discontinued operations, net of tax		—	—	—	—

Net income for the year		52,170	—	52,170	7,798
Net loss (income) attributable to the noncontrolling interest	1	50,347	(46,064)	4,283	640

Net income attributable to the controlling interest		102,517	(46,064)	56,453	8,438
Earnings per common share:
Basic		1.13	—	0.43	0.06
Diluted		1.13	—	0.43	0.06
Weighted average number of shares
Basic	2	90,637,348	39,275,140	129,912,488	129,912,488

Diluted	2	91,065,671	39,275,140	130,340,811	130,340,811

Notes to pro forma statement of operations for the nine months ended September 30, 2010

1.	For the nine months ended September 30, 2010, the loss attributable to the noncontrolling interest of Minority Shareholders of QXM was RMB46,064,000. This loss would have been attributed to XING had the Scheme become effective as of January 1, 2010.

2.	To reflect the shares of XING that would have been issued in exchange for outstanding Minority Shares of QXM had the Scheme become effective on January 1, 2010, the 20,484,901 Minority Shares of QXM outstanding as of January 1, 2010 would have been exchanged for 38,921,312 shares of XING on January 1, 2010, at a rate of 1.9 shares of XING for each share of QXM. On April 1, 2010, QXM issued 331,391 shares to its management, accordingly, in order to keep XING’s 100% share interest in QXM pursuant to the terms of the Scheme, XING would have had to issue an additional 629,643 shares of XING on April 1, 2010. Assuming that these additional XING shares were issued on the above dates, the weighted average number of shares of XING would have increased by 39,275,140 shares for the nine months ended September 30, 2010.

Qiao Xing Universal Resources, Inc. and its Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

		Condensed
		Historical	Pro Forma
	Note	Statements	Adjustment	Pro Forma Results
		RMB’000	RMB’000	RMB’000	US$’000

Net sales		1,826,799	—	1,826,799	267,628
Cost of goods sold		(1,474,930)	—	(1,474,930)	(216,078)

Gross profit		351,869	—	351,869	51,549
Total operating expenses		(285,945)	—	(285,945)	(41,891)

Income from operations		65,924	—	65,924	9,658
Net non-operating income		(224,585)	—	(224,585)	(32,902)

Income before income tax		(158,661)	—	(158,661)	(23,244)
Provision for income tax		(43,939)	—	(43,939)	(6,437)

Net loss from continuing operations, net of tax		(202,600)	—	(202,600)	(29,681)
Discontinued operations, net of tax	1	(139,782)	139,782	—	—

Net loss for the year		(342,382)	139,782	(202,600)	(29,681)
Net loss (income) attributable to the noncontrolling interest	2	82,486	(82,866)	(380)	(56)

Net loss attributable to the controlling interest		(259,896)	56,916	(202,980)	(29,737)
Loss per common share:
Basic		(4.14)	—	(2.19)	(0.32)
Diluted		(4.14)	—	(2.19)	(0.32)
Weighted average number of shares
Basic	3	62,837,000	30,059,000	92,896,000	92,896,000

Diluted	3	62,837,000	30,059,000	92,896,000	92,896,000

Notes to pro forma statement of operations for the year ended December 31, 2009

1.	The historical statement of operations used in the pro forma financial information is not required to include operations of a segment that has been discontinued, therefore, the net loss from discontinued operations is disregarded for purposes of preparing the pro forma financial information.

2.	For the year ended December 31, 2009, the loss attributable to the noncontrolling interest of Minority Shareholders of QXM was RMB82,866,000. This loss would have been attributed to XING had the Scheme become effective as of January 1, 2009.

3.	To reflect the shares of XING that would have been issued in exchange for outstanding Minority Shares of QXM had the Scheme become effective on January 1, 2009, the 15,409,731 Minority Shares of QXM outstanding as of January 1, 2009 would have been exchanged for 29,278,489 shares of XING on January 1, 2009 at a rate of 1.9 shares of XING for each share of QXM. On November 23, 2009 and December 9, 2009, 2,093,996 and 2,020,290 shares of QXM, respectively, were issued to the holders of the outstanding QXM convertible notes on the conversion of such notes. Additionally, on December 4, 2009, 960,884 shares of QXM were issued to management of QXM. Accordingly, in order to keep XING’s 100% share interest in QXM pursuant to the terms of the Scheme, XING would have needed to issue 3,978,592 shares, 3,838,551 shares and 1,825,680 shares of XING on November 23, 2009, December 9, 2009 and December 4, 2009, respectively. Assuming that these additional XING shares were issued on the above dates, the weighted average number of shares of XING would have increased by 30,059,000 shares for the year ended December 31, 2009.

Qiao Xing Universal Resources, Inc. and its Subsidiaries

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
As at September 30, 2010

		Condensed
		Historical	Pro For
	Note	Statements	Adjustment	Pro Forma Result
		RMB’000	RMB’000	RMB’000	US$’000

ASSETS					6.6905
CURRENT ASSETS
Cash and cash equivalents	1	3,449,389	(111,417)	3,337,972	498,912
Restricted cash		111,919	—	111,919	16,728
Accounts receivable, net		410,215	—	410,215	61,313
Inventories		125,846	—	125,846	18,810
Prepaid expenses		142,163	—	142,163	21,248
Other current assets		30,507	—	30,507	4,560
Due from related parties		25	—	25	4
Deferred income taxes		13,474	—	13,474	2,014
Due from discontinued operations		130,000	—	130,000	19,431

TOTAL CURRENT ASSETS		4,413,538	(111,417)	4,302,121	643,019

NON-CURRENT ASSETS
Property, machinery and equipment, net		250,884	—	250,884	37,499
Proven and probable reserves		683,256	—	683,256	102,123
Construction-in-progress		53,126	—	53,126	7,941
Goodwill		82,058	—	82,058	12,265
Value beyond proven and probable reserves		67,295	—	67,295	10,058
Other acquired intangible assets, net		1,108	—	1,108	166
Deferred income taxes — noncurrent		1,819	—	1,819	272

TOTAL NON-CURRENT ASSETS		1,139,546	—	1,139,546	170,323

TOTAL ASSETS		5,553,084	(111,417)	5,441,667	813,342

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term bank borrowings		606,000	—	606,000	90,576
Accounts payable		72,060	—	72,060	10,770
Other payables		12,336	—	12,336	1,844
Accrued liabilities		58,277	—	58,277	8,710
Deposits received		1,310	—	1,310	196
Deferred revenues		16,234	—	16,234	2,426
Due to related parties		8,661	—	8,661	1,295
Taxation payable		15,640	—	15,640	2,338
Convertible notes		112,162	—	112,162	16,764
Embedded derivatives liabilities		17,784	—	17,784	2,658
Assets retirement obligation		8,989	—	8,989	1,344

TOTAL CURRENT LIABILITIES		929,453	—	929,453	138,921

LONG-TERM LIABILITIES
Shareholders loans		6,599	—	6,599	987
Warrants liabilities		35,656	—	35,656	5,329
Deferred tax liabilities		169,895	—	169,895	25,393

TOTAL NON-CURRENT LIABILITIES		212,150	—	212,150	31,709

TOTAL LIABILITIES		1,141,603	—	1,141,603	170,630

SHAREHOLDERS’ EQUITY
XING equity
Common stock	2	669	265	934	140
Additional paid-in capital	2	2,558,222	924,159	3,482,381	520,496
Retained earnings		888,545	—	888,545	132,807
Cumulative translation adjustments		(159,958)	—	(159,958)	(23,908)

TOTAL XING EQUITY		3,287,478	924,424	4,211,902	629,535

NONCONTROLLING INTEREST	3	1,124,003	(1,035,841)	88,162	13,177

TOTAL EQUITY		4,411,481	(111,417)	4,300,064	642,712

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY		5,553,084	(111,417)	5,441,667	813,342

Notes to the pro forma balance sheet at September 30, 2010

1.	As of September 30, 2010, 20,816,292 Minority Shares of QXM were outstanding. According to the terms of the Scheme, each QXM Minority Share will be exchanged for US$0.80 in cash, thus US$16,653,034 (RMB111,417,000) would have been paid out on the acquisition of the Minority Shares had the Scheme become effective on September 30, 2010.

2.	According to the terms of the Scheme, in addition to US$0.80 in cash, each Minority Share of QXM will be exchanged for 1.9 shares of XING. With the issuance of 39,550,955 shares of XING in exchange for 20,816,292 QXM Minority Shares, XING common stock would increase by RMB265,000 (based upon the par value of RMB0.008 per share) and additional paid in capital would increase by RMB924,159,000 (based upon the quoted market price per share of US$1.49, or the equivalent of RMB9.97).

3.	With the acquisition of the Minority Shares of QXM in the Scheme, all minority interest related to QXM Minority Shares should be eliminated. Thus the noncontrolling interest in XING will decrease RMB1,035,841,000, from RMB1,124,003,000 to RMB88,162,000. After the Scheme becomes effective, the consolidated noncontrolling interest in XING would consist solely of the noncontrolling interest held by the 3.4% minority shareholders of CECT, a controlled subsidiary of QXM.

The unaudited pro forma consolidated results were prepared using the acquisition method and are based on the historical financial information of XING and QXM, reflecting XING’s and QXM’s results of operations for the first nine months of 2010. The unaudited pro forma consolidated results are not necessarily indicative of what XING’s consolidated results of operations actually would have been had it completed the Scheme on January 1, 2010. In addition, the unaudited pro forma consolidated results do not purport to project the future results of operations of the combined company nor do they reflect the expected realization of any cost savings associated with the Scheme.

Effects of the Scheme

On the effective date of the Scheme, all QXM Minority Shares (being QXM ordinary shares held by shareholders other than XING) will be transferred to XING for the Scheme Consideration of: (i) US$0.80 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) in cash plus (ii) 1.9 shares (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) of XING common stock per share of QXM (net of applicable withholding tax, if any, and subject to reduction to the extent any dividend or other distribution is made or paid on or prior to the effectiveness of the Scheme). The shares of XING common stock issued as Scheme Consideration will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the Securities Act and listed on the Nasdaq Global Market. Accordingly, the XING shares comprising the Scheme Consideration will be transferable by former shareholders of QXM, who are not affiliates of XING and do not subsequently become affiliates of XING, without restriction. Shares of XING held by affiliates of XING will be subject to restrictions on transfer under the Securities Act.

Upon the effective date of the Scheme, each In-the-Money QXM option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the Scheme) will be assumed by XING in accordance with the terms thereof. Following the effective date of the Scheme, each In-the-Money Option will be exercisable for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon the exercise of such In-the-Money Option immediately prior to the effectiveness of the Scheme. The exercise price and termination date of any such In-the-Money Option will remain unchanged. The weighted average exercise price of currently outstanding QXM options is $18.00 per share. See “Special Factors Regarding the Scheme — Treatment of Options” on page 27.

Upon the effective date of the Scheme, each Out-of-the-Money Option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the Scheme) will be cancelled without any payment to the option holder. Pursuant to the terms of the QXM 2007 Plan, any options that are not assumed or substituted in a change in control (as defined in the QXM 2007 Plan) shall accelerate and be exercisable in full prior to the change in control. However, the weighted average exercise price of all outstanding options is $18.00 per share. See “Special Factors Regarding the Scheme — Treatment of Options” on page 27.

If the Scheme becomes effective, each outstanding Warrant will be assumed by XING, in accordance with the terms thereof. Following the effective date of the Scheme, each Warrant will be exercisable for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon exercise of the Warrant immediately prior to the effectiveness of the Scheme. The exercise price of the Warrants and the termination date shall remain unchanged. The current exercise price of the Warrants is US$8.91. See “Special Factors Regarding the Scheme — Treatment of Warrants” on page 28.

If the Scheme becomes effective, each outstanding Restricted Share of QXM will be assumed by XING, in accordance with the terms thereof. Accordingly, on the effective date of the Scheme, each Restricted Share will be exchanged for the per share Scheme Consideration; provided, however, that the shares of XING common stock issued in exchange for the Restricted Shares will be subject to the same restrictions and vesting schedules to which the Restricted Shares were subject immediately prior to the Scheme.

See “Special Factors Regarding the Scheme — Treatment of Restricted Stock” on page 28.

If the Scheme becomes effective, the QXM shareholders (other than XING) will cease to have ownership interests in QXM and rights as shareholders of QXM. As a result, QXM shareholders will not participate in any future earnings or growth of QXM; however, they will participate in any future earnings and growth of XING. Furthermore, if the Scheme becomes effective, XING will continue to hold all of the ordinary shares of QXM and operate QXM as a wholly owned subsidiary of XING. XING does intend to reorganize the assets and operations of QXM as discussed in further detail in the section entitled “Plans Following the Scheme” below. If the Scheme becomes effective, QXM’s ordinary shares will be delisted from the NYSE. In addition, registration of QXM’s ordinary shares under the Exchange Act will terminate upon application to the SEC, and QXM will no longer be required to file periodic or other reports with the SEC.

The only officers and directors of QXM (based on QXM’s Exchange Act reports) or XING that hold shares of QXM are Mr. Zhi Yang Wu, QXM’s Chairman, and Mr. Kok Seong Tan, QXM’s Chief Financial Officer. The details of these individuals’ shareholdings and the consideration that they will receive in the Scheme are set forth below. Except as set forth below, no officer or director of XING, and, to XING’s knowledge, no officer or director of QXM, will receive any other consideration or benefit in connection with the Scheme, including without limitation, acceleration of vesting of options or restricted stock or change of control, termination or severance payments.

•	Mr. Zhi Yang Wu holds 748,380 ordinary shares of QXM and 485,962 unvested Restricted Shares of QXM. Accordingly, in connection with the Scheme, Mr. Zhi Yang Wu will receive aggregate consideration of (i) US$987,474 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 2,345,250 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$5,652,052.50 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41. The shares of XING issued in exchange for the Restricted Shares of QXM held by Mr. Zhi Yang Wu will be subject to the same restrictions and vesting schedules to which his QXM Restricted Shares were subject immediately prior to the Scheme.

•	The ordinary shares of QXM held by Mr. Kok Seong Tan are reported by QXM to compromise less than 1% of QXM’s total outstanding ordinary shares. Accordingly, the specific number of shares held by Mr. Kok Seong Tan is not publicly reported. For each ordinary share of QXM held by Mr. Kok Seong Tan he will receive the Scheme Consideration of (i) US$0.80 in cash (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 1.9 shares of XING’s common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares). By way of example if Mr. Kok Seong Tan holds 569,900 ordinary shares of QXM (or approximately 0.99% of QXM’s outstanding ordinary shares), he would receive aggregate consideration of (i) US$455,920 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 1,082,812 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$2,609,576 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41.

In connection with the Scheme, the officers and directors of QXM in the aggregate (assuming that Mr. Kok Seong Tan holds approximately 0.99% of QXM’s outstanding ordinary shares) will receive total consideration of (i) US$1,443,394 (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares) and (ii) 3,428,061 shares of XING common stock (as adjusted for any stock splits, stock dividends or similar adjustments to the outstanding shares), which has a market value of US$8,261,628 based on the closing price of XING’s common stock on the Nasdaq Global Market on February 28, 2011 of US$2.41.

If the Scheme becomes effective, based on the latest unaudited financial reports of QXM available prior to the announcement of the Proposed Offer, XING’s interests in the net book value of QXM will go from RMB1.7 billion (US$245.8 million) or 61% of QXM’s total net book value to RMB 2.7 billion (US$402.9 million) or 100% of QXM’s total net book value. Additionally, based on the latest unaudited financial reports of QXM available prior to the announcement of the Proposed Offer, XING’s interests in QXM’s net loss will go from RMB39.4 million (US$5.8 million) or 61% of QXM’s net loss to RMB64.5 million (US$9.5 million) or 100% of QXM’s net loss.

If the Scheme becomes effective, based on the latest unaudited financial reports of XING and QXM available prior to the announcement of the Proposed Offer, Mr. Rui Lin Wu’s interests in the net book value of XING will go from RMB1.4 billion (US$209.9 million) or 43.2% of XING’s total net book value to RMB1.3 billion (US$188.3 million) or 30.2% of XING’s total net book value. Additionally, based on the latest unaudited financial reports of XING and QXM available prior to the announcement of the Proposed Offer, Rui Lin Wu’s interests in XING’s net income will go from RMB43.5 million (US$6.4 million) or 43.2% of XING’s net income to RMB22.8 million (US$3.4 million) or 30.2% of XING’s net income. Mr. Rui Lin Wu’s only interests in QXM are indirect interests through his interest in XING.

If the Scheme becomes effective, based on the latest unaudited financial reports of QXM and XING available prior to the announcement of the Proposed Offer, Zhi Yang Wu’s interests in the net book value of QXM will go from RMB38.9 million (US$5.7 million) or 1.4% of QXM’s total net book value to RMB 45.6 million (US$6.7 million) or 1.1% of XING’s total net book value. Additionally, based on the latest unaudited financial reports of QXM and XING available prior to the announcement of the Proposed Offer, Zhi Yang Wu’s interests in QXM’s net loss will go from RMB0.9 million (US$0.1 million) or 1.4% of QXM’s net loss to net income of RMB0.8 million (US$0.1 million) or 1.1% of XING’s net income.

The benefits of the Scheme to XING are described in detail in the section entitled “Reasons for the Scheme” starting on page 16 above. Risks of the Scheme include, among others, those set forth in the section entitled “Risk Factors Relating to the Scheme” starting on page 42 below.

Plans Following the Scheme

If the Scheme becomes effective, XING plans to reorganize QXM, spin-off its mobile phone assets or business and allocate its resources to the resources industry. Such efforts may include, without limitation, material changes to the existing businesses of QXM and its subsidiaries, restructuring the capital structure of QXM, terminating the employment of some existing employees of QXM and its subsidiaries or using financial assets of QXM to finance future mining business acquisitions.

Effects on QXM if the Scheme Does Not Become Effective

If the Scheme is not approved by the requisite vote of the Minority Shareholders of QXM at the Court Meeting, or the Scheme does not become effective or is terminated for any reason, the Minority Shares of QXM will not be transferred to XING and the Minority Shareholders of QXM will not receive any payment for their QXM ordinary shares as contemplated by the Scheme. Instead, QXM will remain a publicly traded company, and QXM’s shares will continue to be listed and traded on the NYSE.

If the Scheme does not become effective or is terminated for any reason, it is expected that the management of QXM will operate the business of QXM in a manner similar to that in which it is being operated today, and that QXM shareholders will continue to be subject to the same risks and opportunities to which they are currently exposed, including, among other things, the nature of the telecommunications industry on which QXM’s business largely depends, and general industry, economic and market conditions. Accordingly, if the Scheme does not become effective or is terminated for any reason, there can be no assurance as to the effect of these risks and opportunities on the future value of QXM’s ordinary shares. If the Scheme is not approved by the Minority Shareholders of QXM or if the Scheme does not become effective or is terminated for any reason, there can be no assurance that any other similar or comparable transaction will be offered or completed, or that the business, prospects or results of operations of QXM will not be materially and adversely impacted.

Conditions to the Scheme

The Scheme is subject to satisfaction or waiver of the following conditions precedent:

•	approval of a majority of the Minority Shareholders in number present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting;

•	the receipt of authorizations, consents, clearances, permissions and approvals necessary or required for the implementation of the Scheme, except as would not be reasonably expected to have a material adverse effect on QXM or on the performance in all material respects by XING of its obligations under the Scheme;

•	the sanction of the Scheme by the Court, and the lodgment of the Court Order with the Registrar of Corporate Affairs in BVI;

•	the absence of any injunction or other court order or legal restraint or prohibition preventing the Scheme from becoming effective; and

•	the absence of fundamental changes in QXM’s financial condition or results of operations.

Source and amounts of funds or other consideration

The Scheme is not subject to any financing conditions. XING expects to use its existing cash, cash equivalents and currently authorized shares to pay the Scheme Consideration.

Fees and expenses

Each of QXM and XING will bear its own respective fees, costs and expenses incurred in connection with the Scheme. The following table sets forth the estimated fees, costs and expenses expected to be incurred by XING:

Filing fees	US$	5,473.74
Financial advisor fees and expenses		100,000
Legal fees and expenses		300,000
Printing and solicitation costs		200,000
Miscellaneous		100,000

Total	US$	705,473.74

Treatment of options

Upon the effectiveness of the Scheme, each QXM option that remains outstanding as of the books closure date (whether vested or unvested as of the effective date of the Scheme) will be treated as follows:

•	Each In-the-Money QXM option will be assumed by XING in accordance with the terms thereof. Following the effective date of the Scheme, each In-the-Money Option will be exercisable for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon the exercise of such In-the-Money Option immediately prior to the effectiveness Scheme. The exercise price and termination date of such In-the-Money Option will remain unchanged. The weighted average exercise price of currently outstanding QXM options is $18.00 per share.

•	Each Out-of-the-Money Option will be cancelled without any payment to the option holder. Pursuant to the terms of the QXM 2007 Plan, any options that are not assumed or substituted in a change in control (as defined in the QXM 2007 Plan) shall accelerate and be exercisable in full prior to the change in control. However, the weighted average exercise price of all outstanding options is $18.00 per share.

As of February 28, 2011, there were no In-the-Money Options to purchase ordinary shares of QXM outstanding, thus no option will be assumed by XING in connection with the Scheme to the extent that they are not exercised prior to the effectiveness of the Scheme.

Treatment of Warrants

Upon the effectiveness of the Scheme, each QXM Warrant that remains outstanding as of the books closure date will be assumed by XING, in accordance with the terms thereof. Following the effective date of the Scheme, each Warrant will be exercisable for the per share Scheme Consideration multiplied by the number of QXM ordinary shares that would have been issuable upon exercise of the Warrant immediately prior to the effectiveness of the Scheme. The exercise price of the Warrants and the termination date shall remain unchanged. The current exercise price of the Warrants is US$8.91. As of February 28, 2011, there were warrants to purchase 2,590,848 ordinary shares of QXM outstanding all of which will be assumed by XING in connection with the Scheme to the extent that they are not exercised prior to the effectiveness of the Scheme.

Treatment of Restricted Shares

Upon the effectiveness of the Scheme, each outstanding Restricted Share of QXM will be assumed by XING, in accordance with the terms thereof. Accordingly, on the effective date of the Scheme, each Restricted Share will be exchanged for the per share Scheme Consideration; provided, however, that the shares of XING common stock issued in exchange for the Restricted Shares will be subject to the same restrictions and vesting schedules to which the Restricted Shares were subject immediately prior to the Scheme.

Accounting Treatment of the Scheme

The Scheme is expected to be accounted for using the acquisition method of accounting for financial accounting purposes. Under the acquisition method of accounting, the estimated purchase price would be allocated to assets and liabilities of QXM based on their relative fair values.

Implementation of the Scheme

Application to Court for Sanction

Upon the approval of the Scheme by the requisite majority of Minority Shareholders, an application will be made to the Court to sanction the Scheme.

Implementation Procedure

If the Court sanctions the Scheme, the order of the Court sanctioning the Scheme will be lodged with the Registrar of Corporate Affairs in BVI, upon which the Scheme will become effective and all ordinary shares of QXM held by shareholders (other than XING) as of the books closure date will be transferred to and acquired by XING.

From the effective date of the Scheme, any instruments of transfer relating to and all certificates representing, the Minority Shares shall cease to have effect as documents of title and every QXM Shareholder shall be bound on the request of QXM to deliver up to QXM (in exchange for the Scheme Consideration) the certificates relating to the Minority Shares.

Consideration

As consideration for the transfer to and acquisition by XING of the Minority Shares holders thereof will receive the Scheme Consideration from XING. The Scheme Consideration shall be proportionately and appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Minority Shares), reorganization, recapitalization or other like change with respect to the ordinary shares of QXM (including, without limitation, the Minority Shares), the record date for which occurs after the books closure date and prior to the Scheme effective date. Regular quarterly cash dividends and increases therein shall not be considered extraordinary for purposes of the preceding sentence. Fractions of XING common stock shall not be allotted or issued to holders of Minority Shares pursuant to the Scheme, and all fractional entitlements to which, but for Section 2(b) of the Scheme, holders of Minority Shares would have become entitled shall be rounded down to the nearest whole number of shares and such fractional interests shall not entitle the owner thereof to exercise any rights as a shareholder of XING. XING common stock issued as part of the Scheme Consideration shall be issued, credited as fully paid, shall rank equally in all respects with all other fully paid shares of XING common stock and shall be entitled to all dividends and other distributions declared, paid or made by XING by reference to a record date on or after the effective date of the Scheme. The shares of XING common stock issued as Scheme Consideration will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the Securities Act and listed on the Nasdaq Global Market. Accordingly, the XING shares compromising the Scheme Consideration will be transferable without restriction by all Minority Shareholders, except any Minority Shareholders who are or become affiliates of XING will be subject to restrictions on transfer under the Securities Act.

You are encouraged to read “The Scheme,” attached to this Scheme Document as Appendix A, in its entirety for more details regarding the procedure to receive the Scheme Consideration.

Closure of the books

Notice of Books Closure

If and after the Scheme is approved by the Minority Shareholders at the Court Meeting and the order of the Court sanctioning the Scheme is obtained, notice of the books closure date will be given to QXM’s shareholders, for the purpose of determining the shareholders of QXM entitled to the Scheme Consideration. The book closure date is tentatively scheduled for April 13, 2011.

Trading in Shares on the NYSE; Registration Under the Exchange Act

Upon the effectiveness of the Scheme, QXM will become a wholly owned subsidiary of XING, and XING intends to cause QXM to apply for withdrawal of QXM’s shares from listing on the NYSE. In addition, XING intends to cause QXM to apply to terminate the registration of its ordinary shares under the Exchange Act, following which QXM will no longer be required to file periodic or other reports with the SEC.

Settlement and registration procedures

After the Scheme becomes effective, the following settlement and registration procedures will apply:

(a) With respect to Minority Shares that are registered directly in the name of the appropriate Minority Shareholders in the Register(s) of Members of QXM (the “Register of Members”), at or promptly after (and in any event, not later than ten (10) days after) the effective date of the Scheme, XING shall send or cause to be sent checks and certificates in respect of the shares of XING common stock representing the Scheme Consideration to holders of the Minority Shares.

(b) With respect to Minority Shares held through a depository, at or promptly after (and in any event, not later than ten (10) days after) the effective date of the Scheme, XING shall deposit with Computershare (the “Depositary”), for the benefit of the former holders of Minority Shares cash representing the maximum amount of cash payable pursuant to the Scheme and one or more certificates representing the maximum number of shares of XING common stock issuable pursuant to the Scheme to such holders. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the effective date of the Scheme represented one or more Minority Shares that were exchanged for the Scheme Consideration (including shares of XING common stock) under the Scheme, together with such other documents and instruments (if any) as would have been required to effect the transfer of the shares formerly represented by such certificate under the BVI Business Companies Act and the memorandum of association and articles of association of QXM, and such additional documents and instruments as the Depositary may reasonably require to effect a transfer of such Minority Shares to XING, the holder of such surrendered certificate shall be entitled to receive in exchange therefore and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number with no entitlements to fractional interests) of shares of XING common stock plus the cash portion of the Scheme Consideration which such holder has the right to receive, and the certificate so surrendered shall forthwith be cancelled.

(c) No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates representing Minority Shares. In the event of a transfer of Minority Shares that is not registered in the Register of Members, a certificate representing the proper number of shares of XING common stock may be issued to the transferee if the certificate representing such Minority Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer.

(d) Until surrendered as contemplated by the foregoing, each certificate which immediately prior to the effective date of the Scheme represented Minority Shares shall be deemed at all times after the effective time of the Scheme to represent only the right to receive upon such surrender (i) the Scheme Consideration, (including the certificate representing the relevant shares of XING common stock) as contemplated by sections (a) and (b); and (ii) any dividends or distributions with a record date after the effective date of the Scheme theretofore paid or payable with respect to shares of XING common stock, and any evidence thereof shall be deemed, at all times after the effective date of the Scheme and until the completion of the transfer of such Minority Shares to XING, to represent only the right to receive the applicable consideration specified in Sections 2(a) and 2(b) of the Scheme.

(e) Unless otherwise indicated in writing to the Depository, all checks and certificates to be dispatched to Minority Shareholders shall be sent by post in pre-paid envelopes addressed to Minority Shareholders at their respective addresses as appearing in the Register of Members at the Record Time or, in the case of joint holders, at the address appearing in the Register of Members at the Record Time of the joint holder whose name then stands first in the Register in respect of the relevant joint holding.

(f) Checks shall be posted at the risk of the addressees and neither XING nor QXM shall be responsible for any loss or delay in receipt.

(g) Checks shall be in favor of the person to whom, in accordance with the provisions of this section, the envelope containing the same is addressed and the encashment of any such checks shall be a good discharge by XING of the monies represented thereby.

(h) On or after the day being six calendar months after the posting of the checks pursuant to this section, XING shall have the right to cancel or countermand payment of any such check which has not been cashed or has been returned uncashed and shall place all monies represented thereby in a deposit account in QXM’s name with a licensed bank in Hong Kong selected by XING. QXM shall hold such monies in trust for those entitled under the terms of the Scheme until the expiration of six years from the effective date of the Scheme and shall prior to such date pay out of such monies the sums payable pursuant to the Scheme to persons who satisfy XING that they are entitled thereto. Any payments made by XING shall include any interest accrued on the sums to which the respective persons are entitled calculated at the annual rate prevailing from time to time at the licensed bank in which the monies are deposited, subject, if applicable, to the deduction of any interest or withholding tax or any other deduction required by law. XING shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled and a certificate of XING to the effect that any particular person is so entitled or not so entitled, as the case may be, shall be conclusive and binding upon all persons claiming an interest in the relevant monies.

(i) On the expiration of six years from the effective date of the Scheme, XING and QXM shall be released from any further obligation to make any payments under the Scheme the balance (if any), of the sums standing to the credit of the deposit account referred to in this paragraph (i) including accrued interest subject, if applicable, to the deduction of interest or any withholding tax or other tax or any other deductions required by law and subject to the deduction of any expenses, shall be transferred to XING.

U.S. Federal income tax consequences

This disclosure is limited to the specific U.S. Federal income tax issues addressed below. Additional issues may exist that are not addressed in this disclosure and that could affect the U.S. Federal income tax treatment of the disposal of QXM ordinary shares pursuant to the Scheme. This discussion is not intended to be, and is not, tax advice to holders of QXM ordinary shares.

HOLDERS OF QXM ORDINARY SHARES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SCHEME BASED ON THEIR PARTICULAR CIRCUMSTANCES.

The following is a discussion of the material U.S. Federal income tax consequences of disposal of QXM ordinary shares pursuant to the Scheme by U.S. Holders and Non-U.S. Holders (both as defined below). This discussion does not address U.S. state, local and non-U.S. tax consequences. The discussion applies only to U.S. Holders and Non-U.S. Holders who hold QXM ordinary shares as capital assets for U.S. Federal income tax purposes, and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding shares as part of a hedge, straddle, conversion or other integrated transaction;

•	persons whose functional currency for U.S. Federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. Federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding shares that own or are deemed to own 10% or more of QXM voting stock; or

•	persons who acquired QXM ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed United States Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences in their particular circumstances.

As used herein, a “U.S. Holder” is a beneficial owner of QXM ordinary shares that is, for United States Federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. Federal income taxation regardless of its source.

A “Non-U.S. Holder” is any Holder which is not a U.S. Holder.

Taxation of U.S. Holders

Sale and Other Disposition of Shares

Generally, subject to the discussion below under “Passive Foreign Investment Company,” a U.S. Holder will recognize capital gain or loss on the disposal of QXM ordinary shares pursuant to the Scheme, which will be long-term capital gain or loss if such holder has held such QXM ordinary shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the fair market value of the Scheme Consideration received by such holder (as determined in U.S. dollars) and such holder’s tax basis in the QXM ordinary shares (as determined in U.S. dollars). Any gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Passive Foreign Investment Company

According to QXM’s annual report on Form 20-F filed with the SEC on June 30, 2010, QXM believes it was a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes for its taxable year ended December 31, 2009 and expects to be a PFIC for its taxable year ending December 31, 2010 under the asset test for the determination of PFIC status as described below. Specifically, QXM would be a PFIC for a taxable year if (i) at least 75% of its gross income is passive income during the taxable year or (ii) at least 50% of the average quarterly value of its assets during the taxable year is derived from assets that produce, or that are held for the production of, passive income. In applying the asset test described above, the value of the assets of QXM will generally be deemed to be equal to the sum of the aggregate value of its outstanding equity plus its liabilities. For purposes of the asset test, cash should be treated as a passive asset and goodwill, which is generally measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset.

If QXM is currently or has been a PFIC for any taxable year during which a U.S. Holder has held QXM ordinary shares, it will continue to be treated as a PFIC with respect to a U.S. Holder for such year and all succeeding years during which the U.S. Holder holds QXM ordinary shares, regardless of whether QXM actually continues to be a PFIC. A U.S. Holder may terminate this deemed PFIC status by electing to recognize gain as if the QXM ordinary shares had been sold on the last day of the last taxable year for which QXM were a PFIC.

If QXM is a PFIC in any year with respect to a U.S. Holder, the U.S. Holder will be required to file an annual return on IRS Form 8621 regarding distributions received on QXM ordinary shares and any gain realized on the disposition of QXM ordinary shares.

If a qualified electing fund election under Section 1295 of the Code (“QEF Election”) were available, a U.S. Holder would not be subject to the rules of Section 1291 of the Code discussed below. Instead, a U.S. Holder would be subject to current U.S. Federal income tax on his or her pro rata share of the ordinary earnings and net capital gain of QXM, regardless of whether such amounts are actually distributed to the U.S. Holder by QXM. However, a QEF Election is only available if QXM agrees to furnish U.S. Holders annually with certain tax information, and QXM currently does not intend to prepare or provide such information and has not provided such information in prior taxable years. Thus, the QEF Election will not be available to U.S. Holders.

U.S. Holders may make a mark-to-market election under Section 1296 of the Code (“Mark-to-Market Election”), but only if the QXM ordinary shares are marketable stock. The QXM shares will be “marketable stock” as long as they are regularly traded on a qualified exchange. Stock is considered “regularly traded” for any calendar year during which it is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter. Qualified exchanges include, among other things, a national securities exchange that is registered with the SEC, such as the NYSE. Since QXM’s ordinary shares are listed on the NYSE, they will be “marketable stock” as long as they remain listed on the NYSE and are regularly traded on the date of disposal of the shares. There can be no assurances, however, that QXM’s ordinary shares will be treated, or continue to be treated, as regularly traded.

If a U.S. Holder has made a Mark-to-Market Election, such U.S. Holder generally will be required to recognize ordinary income for any increase in the fair market value of the QXM ordinary shares for each taxable year that QXM is a PFIC. A U.S. Holder will also have been allowed to deduct as an ordinary loss any decrease in the fair market value to the extent of net marked-to-market gain previously included in prior years. A U.S. Holder’s adjusted tax basis in the QXM ordinary shares will have been adjusted to reflect the amount included or deducted.

Sale or Disposition of Shares under Section 1291 of the Code

If the U.S. Holder has not made a Mark-to-Market Election, the U.S. Federal income tax consequences to a U.S. Holder from the sale or disposition of QXM ordinary shares will be determined under Section 1291 of the Code. Under Section 1291 of the Code, gain recognized by the U.S. Holder on a sale or other disposition of a QXM ordinary share would be allocated ratably over such holder’s holding period for the share. The amount allocated to the taxable year of the sale or other exchange and to any year before QXM became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable years.

Sale or Disposition of Shares with Mark-to-Market Election

If the U.S. Holder has made a Mark-to-Market Election, gain or loss will be determined under the general rules described above under “Sale or Disposition of Shares.” The basis of the U.S. Holder will reflect the adjustments required under the Mark-to-Market Election. Thus, the amount of the U.S. Holder’s gain or loss will be equal to the difference between the Scheme Consideration received by such holder and such holder’s tax basis in QXM ordinary shares as adjusted by the gain or loss recognized as a result of the Mark-to-Market Election. Any gain would not be subject to the provisions of Section 1291 of the Code, described above.

Since the PFIC rules are complex, each U.S. Holder should consult his own tax advisor regarding them and how they may affect the U.S. Federal income tax consequences of the sale or disposition of QXM ordinary shares.

Information Reporting and Backup Withholding

Payments of the Scheme Consideration may be subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

Shareholders Outside of the U.S.

Sale or Other Disposition of Shares

Subject to the discussion under “Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. Federal income tax, including withholding tax, on any gain recognized on a sale or other taxable disposition of QXM ordinary shares, unless (i) the gain is effectively connected with the conduct of a trade or business in the United States and (if an applicable income tax treaty so requires) attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, or (ii) the Non-U.S. Holder is an individual and is present in the United States for at least 183 days in the taxable year of the disposition, and certain other conditions are met.

If a Non-U.S. Holder meets the test in clause (i) above, the Non-U.S. Holder generally will be subject to tax on any gain that is effectively connected with the conduct of a trade or business in the United States in the same manner as a U.S. Holder, as described in “Taxation of U.S. Holders — Sale or other Dispositions of Shares” above. Effectively connected gain realized by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If a Non-U.S. Holder meets the test in clause (ii) above, the Non-U.S. Holder generally will be subject to tax at a 30% rate on the amount by which its U.S. source capital gain exceeds its U.S. source capital loss.

Information Reporting and Backup Withholding

Payments to Non-U.S. Holders, or proceeds from the disposition of, QXM ordinary shares are generally exempt from information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish that exemption by providing certification of non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Rather, amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. Federal income tax liability. Furthermore, a Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

Classification of XING as a PFIC

As part of the Scheme Consideration, U.S. Holders and Non-U.S. Holders of QXM ordinary shares will receive XING common stock. It is possible that XING could be treated as a PFIC which will result in adverse U.S. Federal income tax consequences to U.S. Holders in connection with the ownership and disposition of XING common stock.

HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF THE XING COMMON STOCK.

Regulatory matters

BVI

Pursuant to the Subsection 179A of the BVI Business Companies Act, the Court has ordered that the Court Meeting be convened for the purpose of approving the Scheme.

A quorum is required for the transaction of business at the Court Meeting. The presence at the Court Meeting, in person, by proxy or by corporate representative, of at least two Minority Shareholders representing not less than one-third of the votes of the outstanding QXM ordinary shares held by all Minority Shareholders of record as of February 28, 2011 will constitute a quorum.

The affirmative vote of a majority in number of the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, is required to approve the Scheme.

For example, if 20 holders of Minority Shares attend the Meeting, and among them they hold 1,000 Minority Shares, then in the circumstances where all 20 holders vote at the Meeting, the Scheme would need to be approved by the affirmative vote of (i) 11 holders; (ii) holding not less than 751 Shares in the aggregate. In the circumstances where of the 20 holders attending, only 18 holders, holding 800 shares voted, then the Scheme would need to be approved by the affirmative vote of (i) 10 holders; (ii) holding not less than 601 shares in the aggregate.

If the requisite majority of the Minority Shareholders votes to approve the Scheme at the Court Meeting, an application will be made to the Court to sanction the Scheme.

SEC

As a result of XING’s ownership of approximately 56% of QXM’s ordinary shares as of February 28, 2011, XING is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule 13e-3 of the Exchange Act. As a result of Mr. Rui Lin Wu’s positions as Vice Chairman of QXM and Chairman and Chief Executive Officer of XING and beneficial ownership of approximately 41.5% of XING’s common stock, he is deemed an “affiliate” of QXM that is engaging in a “going private” transaction under Rule 13e-3 of the Exchange Act. Accordingly, XING and Mr. Rui Lin Wu are required to comply with the requirements of Rule 13e-3, including, without limitation, filing a Schedule 13E-3 with the SEC and making certain statements as to, among other matters, their purposes and reasons for the Scheme, and their beliefs as to the fairness of the Scheme to the Unaffiliated QXM Shareholders.

General

It is possible that any of the governmental entities with which filings are made in connection with the transactions contemplated by the Scheme may seek various regulatory concessions as conditions for granting approval of the Scheme. XING will consider any such conditions on a case by case basis. There can be no assurance that: (i) XING or QXM will be willing or able to satisfy or comply with such conditions, (ii) compliance or non-compliance with any such conditions will not have material and adverse consequences on XING or QXM, or (iii) the required regulatory approvals will be obtained within the time frame contemplated by XING or on terms that will be satisfactory to the parties.

Provisions for Unaffiliated QXM Shareholders

No provision has been made to grant the Unaffiliated QXM Shareholders access to the corporate files of QXM or to obtain counsel or appraisal services at the expense of QXM or any other party or affiliate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Scheme Document contains forward-looking statements that involve risks and uncertainties. These include statements about XING’s expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “believe,” “intend” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this annual report. You should not place undue reliance on these forward-looking statements.

Forward-looking statements include all statements other than statements of historical facts, such as statements regarding the privatization of QXM, plans with respect to QXM’s business, including, without limitation, the possible spin-out of QXM’s telecommunications business, XING’s ability to execute on its pure resources strategy, further acquisitions of mining businesses, anticipated mining production volumes, unit net costs of mining production, mining sales volumes, ore grades, molybdenum and other commodity prices, mine development and capital expenditures, mine production and development plans, availability of power, water, labor and equipment, environmental reclamation and closure costs and plans, environmental liabilities and expenditures, litigation liabilities and expenses, dividend payments, estimates of proven and probable reserves and other mineralized material, political, economic and social conditions in the areas of XING’s operations and exploration efforts and results. Readers are cautioned that forward-looking statements are not guarantees of future performance and actual results may differ materially from those projected, anticipated or assumed in the forward-looking statements. Important factors that could cause XING’s actual results to differ materially from those anticipated in the forward-looking statements include the following:

•	The privatization of QXM may not be completed.

•	Fluctuations in the market price of molybdenum, lead, zinc and copper could adversely affect XING’s financial condition, results of operations and cash flows.

•	Estimates of proven and probable mineral reserves and other mineralized material may be inaccurate.

•	XING’s exploration activities may not result in discoveries of proven and probable reserves and commercial quantities of molybdenum, lead, zinc and copper.

•	XING’s revenues for its mining operations are primarily dependent on its production of molybdenum, lead, zinc and copper. XING’s ability to sustain current molybdenum, lead, zinc and copper production levels or to increase molybdenum, lead, zinc and copper production levels depends on its ability to bring new mines into production or to expand proven and probable reserves at its existing mine.

•	Mining operations are subject to conditions or events beyond XING’s control which could have a material adverse effect on XING’s financial condition, results of operations and cash flows from operations. XING’s insurance policies may not cover all these risks and hazards adequately.

•	XING may not be able to acquire desirable mining assets on favorable terms or at all.

•	The development of mining projects is inherently risky and may require more capital than anticipated, which could adversely affect XING’s cash flows and results of operations.

•	Changes in regulations applicable to XING’s business or other actions by governmental authorities in the People’s Republic of China could reduce XING’s market share or harm its financial condition, results of operations and cash flows.

•	Intense competition in the mining industry could reduce XING’s market share or harm its financial condition, results of operations and cash flows.

•	The temporary shutdown of XING’s mining operations could expose it to significant costs and adversely affect its access to skilled labor.

•	XING’s mining operations give rise to environmental risks.

•	Mineral ores and mineral products, including molybdenum ore and molybdenum products, lead ore and lead products, zinc ore and zinc products, and copper ore and copper products, contain naturally occurring impurities and toxic substances.

•	Reclamation and mine closure costs could adversely affect XING’s financial position, results of operations and cash flows.

•	The legal status of XING’s exploration and mining rights could be challenged or found to be defective.

•	XING is required to obtain and periodically renew government permits and licenses in order to conduct mining operations.

•	Increased energy prices or a disruption of energy supply or other key inputs could adversely affect XING’s operations.

•	Disruption of transportation services or increased transportation costs could have a material adverse effect on XING’s financial position, results of operations and cash flows.

•	XING’s mining business depends on good relations with its employees.

You should also consider carefully the statements under “Risk Factors” and other sections of this Scheme Document, which address additional factors that could cause XING’s actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect XING’s business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to XING or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, XING does not intend, and undertakes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, XING cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This Scheme Document may include data and industry forecasts which XING may have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but there can be no assurance regarding the accuracy or completeness of such information. Similarly, XING believes that the surveys and market research it or others have performed are reliable, but it has not independently verified this information.

NOTE REGARDING INFORMATION ABOUT QXM

All information contained in this Scheme Document concerning QXM is derived from information in the most recently available reports that QXM has filed with the SEC and other publicly available information. Neither XING, Mr. Rui Lin Wu nor any of their advisers have prepared or independently verified this information and neither XING nor Mr. Rui Lin Wu can guarantee the completeness or accuracy of such source materials. Therefore, XING and Mr. Rui Lin Wu make no representation as to the accuracy of such facts and statistics.

PARTIES INVOLVED IN THE SCHEME

QXM

Qiao Xing Mobile Communication Co., Ltd., or QXM, is a domestic manufacturer of mobile handsets in China. QXM manufactures and sells mobile handsets based primarily on the GSM global cellular technologies. QXM operates primarily through CECT, its 96.6% owned subsidiary in China. QXM’s products have been primarily sold under the “CECT” brand name, and QXM launched the “VEVA” brand in May 2008.

QXM is a business company incorporated and existing under the laws of BVI, having its principal executive offices at 10th Floor CEC Building, 6 Zhongguancun South Street, Beijing 100086, People’s Republic of China.

QXM’s telephone number at this address is 86-10-8219-3728. QXM’s ordinary shares are traded on the NYSE under the symbol “QXM.”

Certain additional information regarding QXM, including, without limitation, financial information, can be found in this Scheme Document under “Other Important Information Regarding QXM,” “Summarized Financial Information of QXM” and “ Financial Information” and “Where You Can Find More Information” beginning on pages 55, 58, 59 and 69, respectively.

XING

Qiao Xing Universal Resources, Inc., or XING, is an emerging Chinese resources company. XING was previously one of the leading players of telecommunication terminal products in China, but made the strategic decision to diversify into the resources industry in 2007. In April 2009, XING acquired the 100% equity interest in CLJC. CLJC, through its wholly owned Chinese subsidiaries, owns the rights to receive the expected economic residual returns from Haozhou Mining, a large copper-molybdenum poly-metallic mining company in Inner Mongolia, PRC. In July 2009, XING started commercial production of molybdenum concentrate at its molybdenum mine. Since then, XING has further refined its strategy to become a pure resources company and is actively seeking additional acquisition targets in the resources industry. As a result of its new strategic direction, XING divested its fixed line and low-end mobile phone business on November 30, 2009 and officially changed its corporate name to Qiao Xing Universal Resources, Inc. effective January 28, 2010. Additionally, in December 2010, XING acquired the 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc-copper mine in Inner Mongolia, PRC. In January 2011, XING acquired a 34.53% equity interest in Aolunhua, which owns an open-pit copper-molybdenum mine in Inner Mongolia, PRC.

XING was incorporated as an international business company under the International Business Companies Act of BVI on December 6, 1994 and subsequently automatically re-registered as a BVI Business company under Part III of Schedule 2 of the BVI Business Companies Act on January 1, 2007. XING has its principal executive offices at Qiao Xing Science Industrial Park, Tang Quan, Huizhou City, Guangdong, People’s Republic of China 516023. XING’s telephone number at this address is 86-752-2820-268. XING’s common stock is traded on the Nasdaq Global Market under the symbol “XING.”

As of February 28, 2011, XING owned approximately 56% of the outstanding ordinary shares of QXM.

During the past five years, XING has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining XING from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The current executive officers and directors of XING are set forth below. There are no other control persons of XING:

Name	Age	Position	Address & Telephone Number

Rui Lin Wu	58	Chairman and Chief Executive Officer	Qiao Xing Universal Resources, Inc. Qiao Xing Science Ind. Park Tang Quan Huizhou City Guangdong, China 516023 Tel: +011-86-752-2820-268
Xiu Feng Shi	51	Executive Director	Qiao Xing Universal Resources, Inc. Qiao Xing Science Ind. Park Tang Quan Huizhou City Guangdong, China 516023 Tel: +011-86-752-2820-268
Aijun Jiang	38	Chief Financial Officer	Qiao Xing Universal Resources, Inc. Qiao Xing Science Ind. Park Tang Quan Huizhou City Guangdong, China 516023 Tel: +011-86-752-2820-268

Name	Age	Position	Address & Telephone Number

Rick Wenjun Xiao	39	Vice President and Secretary	Qiao Xing Universal Resources, Inc. Qiao Xing Science Ind. Park Tang Quan Huizhou City Guangdong, China 516023 Tel: +011-86-752-2820-268
Ze Yun Mu	44	Non-Executive Director	Huizhou Weiguo Machinery Factory, 26 Huizhou Avenue, Huicheng District, Huizhou City, Guangdong, China, 516000 Tel: +86-752-2811359
Edward Tsai	53	Non-Executive Director	Paradigm Venture Partners, 9F, No. 285, Sec.3 Nanjing East Road, Taipei City 10550, Taiwan Tel: +886-2-87706660
Yi Hong Zhang	68	Non-Executive Director	Beijing Kelin Electric Vehicle Co, Ltd. 12 F, 3rd Tower, Waiqi Dasha, Gaungqulu 15 Street, Beijing, 100027, Tel: +86-10-65535502

During the past five years, none of XING’s executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

There is no family relationship between any director or executive officer and any other director or executive officer. All non-executive directors are “independent” under the Nasdaq rules.

Mr. Rui Lin Wu is the chairman and chief executive officer of XING. He is XING’s founder and has over 20 years of experience in the telecommunications industry. He is responsible for XING’s overall strategic planning, policy making and finance. Prior to his career in the telecommunications industry, he was a general manager of a fashion and garment factory from 1980 to 1986. Currently, Mr. Wu is the executive commissioner of the China National Association of Industry and Commerce, senior analyst of the China National Condition and Development Research Center, and a member of the Poverty Fund of China. Mr. Wu has also served as the vice chairman of QXM and a director of CECT since February 2003. Mr. Wu is a citizen of the People’s Republic of China.

Mr. Aijun Jiang has served as the chief financial officer of XING since his appointment in August 2008. Mr. Jiang served as the head of finance for Tiens Biotech Group, Inc., a company traded on the American Stock Exchange (AMEX:TBV), from September 2005 until July 2008. From July 2003 to August 2005, he served as a consultant (diplomat) in the Economic and Commercial Representation of China in Tanzania, the Economic Section of the Chinese Embassy in Tanzania, and was mainly responsible for providing commercial and financial consultation to Chinese companies conducting business in Tanzania. He has been a registered member of the Association of Corporate Treasurers (ACT), Great Britain since 2006, a registered member of the Association of Chartered Certified Accountants (ACCA), Great Britain since 2004, and a registered member of the Chinese Institute of Certified Public Accountants (CICPA), People’s Republic of China since 2001. Mr. Jiang is a citizen of the People’s Republic of China.

Mr. Rick Wenjun Xiao has served as vice president and secretary of XING since his appointment on May 20, 2009. Mr. Xiao had previously served as the investor relations officer of XING and assistant to the Chairman for nearly seven years. He is a member of the Accounting Society of Hubei and a member of Translation Association of Huizhou. Mr. Xiao is a citizen of the People’s Republic of China.

Mr. Xiu Feng Shi has been director of product division for Real Gold Ming Limited since April 2007. Real Gold Mining Ltd. is listed on the Hong Kong Stock Exchange (HKSE) and is controlled by Mr. Wu through his beneficial ownership of Lead Honest Management Limited. From December 2004 to April 2007, Mr. Shi served as division chief for Chifeng Jinxing Mining Co., Ltd. Mr. Shi served as deputy chief and technology chief engineer for Fuda Gold Mine from October 2002 to November 2004. From April 1996 to September 2002, Mr. Shi led production planning, statistics and scheduling for the Honghuagou Gold Mine. Mr. Shi is a citizen of the People’s Republic of China.

Mr. Ze Yun Mu has served as a non-executive director since September 15, 2003. Mr. Mu has also served since 1998 as the external affairs director for Huizhou Wei Guo Machinery Factory and served as a technician for them from 1990 to 1998. Mr. Mu is a citizen of the People’s Republic of China.

Dr. Edward Tsai has served as a non-executive director since December 2007. Dr. Tsai has been the chairman of Paradigm Venture Partners L.L.C. since August 2000, a business engaged in venture capital funds management. From February 1997 to February 2000, he served as president of Allianz President General Insurance Co. Dr. Tsai was president and chief executive officer of President Investment Trust Corp. from January 1994 to February 1997 engaged in mutual funds management. He was an attorney-at-law with Baker & McKenzie from October 1989 to January 1994 and with Diepenbrock, Wolff, Plant & Hannagen from August 1988 to October 1989. Dr. Tsai received his J.D. degree from Santa Clara University in 1988, his LL.M. degree from Tulane University in 1983, his LL.B. degree from Chinese Culture University in 1979 and the Executive Program of Business Management from National Cheng-Chi University in 1998. Dr. Tsai is a citizen of the People’s Republic of China.

Mr. Yi Hong Zhang has served as a non-executive director since December 2004. Since 2004, he has served as senior advisor and independent director of Guangzhou Hualin Enterprise Group. From 2001 through 2003, Mr. Zhang was the standing deputy director of the leadership panel for technical assessment under the Guangdong Science and Technology Institute. From 2000 to 2001, he served as chairman and general manager of Guangdong Zhongping Yueke Appraisal Co., Ltd. From 1994 to 1999, Mr. Zhang served as head of the Guangdong Science and Technology Appraisal Center. Mr. Zhang is a citizen of the People’s Republic of China.

THE COURT MEETING

Date, Time and Place

By an order of the Court dated February 17, 2011, the Court Meeting was directed to be convened for the purpose of approving the Scheme as follows:

Date: April 7, 2011
Time: 10:00 a.m., local time
Place: 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Purpose of the Court Meeting

To allow the Minority Shareholders to consider whether, and if so, to decide at the Court Meeting that, the Scheme, and the acquisition by XING of their ordinary shares of QXM for the Scheme Consideration is in their best interests.

At this time the Special Committee has not indicated whether it will recommend that shareholders accept or reject the Scheme Consideration and the Special Committee has no obligation to issue any such recommendation to the Minority Shareholders under the laws of BVI or the rules of the SEC.

Persons Entitled to Vote; Vote Required; Quorum

The Scheme will not be applicable to ordinary shares of QXM held by XING, and, accordingly, XING will not be entitled to vote on the proposal to approve the Scheme at the Court Meeting.

Accordingly, at the Court Meeting, all Minority Shareholders (being all holders of QXM ordinary shares other than XING) of record as of February 28, 2011 (the “Record Date”) will be entitled to vote on the proposal to approve the Scheme. However, once the Scheme is approved by the requisite majority of the Minority Shareholders, is sanctioned by the Court and becomes effective, the Scheme will be binding on all shareholders of QXM, and all QXM shareholders (other than XING) will be eligible to receive the Scheme Consideration, whether or not they were present in person, by proxy or by corporate representative, or voted or abstained from voting, at the Court Meeting.

The affirmative vote of (i) a majority in number of the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, (ii) representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Court Meeting, is required for the approval of the Scheme.

For example, if 20 holders of Minority Shares attend the Meeting, and among them they hold 1,000 Minority Shares, then in the circumstances where all 20 holders vote at the Meeting, the Scheme would need to be approved by the affirmative vote of (i) 11 holders; (ii) holding not less than 751 Shares in the aggregate. In the circumstances where of the 20 holders attending, only 18 holders, holding 800 shares voted, then the Scheme would need to be approved by the affirmative vote of (i) 10 holders; (ii) holding not less than 601 shares in the aggregate.

The presence, in person, by proxy or by corporate representative, at the Court Meeting of at least two Minority Shareholders holding not less than one-third of the QXM ordinary shares held by all Minority Shareholders of record as of the Record Date will constitute a quorum, which is necessary for the transaction of business at the Court Meeting. Abstentions are counted in determining whether a quorum is present, but will have no effect on the vote for the proposal to approve the Scheme.

As of February 28, 2011, there were 57,565,745 ordinary shares of QXM outstanding, of which 24,131,403, or approximately 41.9%, were held by Minority Shareholders.

Voting and Revocation of Proxies

If you are a registered holder of ordinary shares of QXM, please complete, sign, date and return the enclosed proxy form as soon as possible, and no later than April 5, 2011 at 12.00 a.m. (US) Central Standard Time.

Proxies received at any time before the Court Meeting, and not revoked or superseded before being voted, will be voted at the Court Meeting. A validly signed proxy will be voted in accordance with the specification.

If you are a registered holder of ordinary shares of QXM on the Record Date, you may revoke your proxy at any time before the vote is taken at the Court Meeting, by notifying Computershare at +1-303-262-0678, by submitting a later-dated proxy, or by attending the Court Meeting and voting in person. Attendance at the Court Meeting will not, by itself, revoke your proxy; you must vote in person at the Court Meeting in order to revoke or change your vote.

If you hold shares of QXM in “street name” through a broker, you may submit your voting instructions by mail, by telephone or by the Internet in accordance with the procedures provided by your broker. You should also follow the procedures provided by your broker to revoke or change your vote and should follow the procedures provided by the depositary of QXM’s shares to submit, revoke or change your vote in a timely manner.

Please do not send in your share certificates with your proxy form. You will be notified of the procedures to surrender your share certificates and receive the Scheme Consideration after the Scheme has become effective. See also “Special Factors Regarding the Scheme — Settlement and Registration Procedures” beginning on page 30.

Solicitation of Proxies

The directors, officers and employees of XING may solicit proxies for the Court Meeting by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. Brokers and other fiduciaries will also forward proxy solicitation material to the beneficial owners of QXM shares that the brokers and fiduciaries hold of record, and will be reimbursed by QXM for their reasonable out-of-pocket expenses.

RISK FACTORS

Risk Factors Relating to the Scheme

There are risks associated with the completion of the Scheme. The following risk factors should be carefully considered by QXM shareholders in evaluating whether to approve the Scheme.

There can be no certainty that all conditions precedent to the Scheme will be satisfied or waived, or as to the timing of their satisfaction or waiver, or that the Scheme will be consummated. Failure to complete the Scheme could negatively impact QXM and the value of QXM’s ordinary shares.

The completion of the Scheme is subject to a number of conditions precedent which must be satisfied or waived prior to the effectiveness of the Scheme, some of which are outside the control of QXM and XING, including receipt of requisite shareholder and regulatory approvals and the absence of any fundamental changes in QXM’s financial condition or results of operations. There can be no certainty, nor can XING provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Scheme is not completed, the market price of QXM’s ordinary shares may be adversely affected. Further, QXM will have had to allocate significant resources to the Scheme, including capital to cover costs related to the Scheme such as legal, accounting, financial advisory and financial printing expenses and management time and attention, which may have an adverse effect on QXM’s financial condition and results of operations.

The Scheme may be terminated by XING in its discretion.

In addition to termination rights relating to the failure to satisfy the conditions of closing, XING may terminate the Scheme for any reason or no reason at any time prior to the lodgment of the Order with the Registrar of Corporate Affairs in BVI. Accordingly, there can be no certainty, nor can XING provide any assurance, that the Scheme will not be terminated by XING prior to the completion of the Scheme.

The value of the stock portion of the Scheme Consideration is based on a fixed exchange ratio that will not be adjusted to reflect market fluctuations in XING’s common stock. Consequently, the XING common stock issuable under the Scheme may have a market value lower than expected.

QXM shareholders will receive a fixed number of shares of XING common stock under the Scheme, rather than shares of XING common stock with a fixed market value. As the exchange ratio under the Scheme will not be adjusted to reflect any changes in the market value of XING’s common stock, the market value of the shares of XING common stock may vary significantly from the value at the dates referenced in this Scheme Document or the actual dates that QXM Shareholders become entitled to receive shares of XING common stock pursuant to the Scheme.

As a result of the issuance of shares of XING common stock in connection with the Scheme, the QXM shareholders’ voting interests in XING will be diluted, relative to their current proportional voting interest in QXM.

XING will be issuing approximately 48.2 million shares of its common stock under the Scheme, which will result in XING having a total of approximately 144.2 million shares of common stock outstanding. Based on the above, QXM shareholders will hold approximately 33.4% of XING’s outstanding common stock following the effectiveness of the Scheme and the holders of XING common stock prior to the effectiveness of the Scheme will hold approximately 66.6% of XING’s outstanding common stock following the effectiveness of the Scheme. As a result of this issuance, following the effectiveness of the Scheme the QXM shareholders’ voting interests in XING will be diluted, relative to their current voting interest in QXM prior to the Scheme.

The value of the cash portion of the Scheme Consideration will fluctuate depending on exchange rate fluctuations for QXM shareholders whose primary currency is not the U.S. dollar.

Currency exchange rates may fluctuate and the prevailing U.S. dollar exchange rate with various foreign currencies may be significantly different from the exchange rate on the date of the announcement of the Proposed

Offer, the date of this Scheme Document or the actual dates the QXM shareholders become entitled to receive the Scheme Consideration. These changes may significantly affect the value of the consideration received by QXM shareholders under the Scheme whose primary currency is not the U.S. dollar.

There has not been any competing offer.

XING has not contacted any third parties or been contacted by any third parties regarding competing acquisition proposals for QXM or other alternative strategic transactions for QXM. Given XING’s controlling ownership position in QXM and its indications that it does not intend to sell its equity position in QXM, it is unlikely that any feasible competing acquisition proposals will emerge. Therefore, the Scheme Consideration has not been measured against the potential valuation of QXM ordinary shares available in any alternative transaction.

The Scheme Consideration payable to QXM shareholders (other than XING) may be taxable.

It is expected that the Scheme will be a taxable disposition of the QXM ordinary shares in which gain or loss will be recognized by U.S. Holders. The gain will be equal to the difference between the fair market value of the Scheme Consideration (which includes the shares of XING) and the basis of the U.S. Holder in its QXM ordinary shares. It is expected that QXM will be treated as a passive foreign investment company so that U.S. Holders will be taxed on the gain as ordinary income and a portion of such gain may be subject to an interest charge, unless the U.S. Holder has made a Mark-to-Market Election. Generally, Non-U.S. Holders should not be subject to United States Federal income tax on the gain on the disposition of their QXM ordinary shares, unless the gain is effectively connected with the conduct of a U.S. trade or business or unless the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year. See “United States Federal Income Tax Consequences” beginning on page 31.

Risk Factors Regarding XING’s Mining Operations in China

XING faces significant risks related to its transition from a telecommunications business to a resources business.

XING shifted its business focus from the telecommunications industry to the resources industry with its acquisition of CLJL in April 2009 and only started commercial production of molybdenum concentrate in July 2009. XING is trying to further consolidate and become a pure resources company with meaningful scale and a focus on strategically important metals. As a result of its new strategic direction, XING divested its fixed line and low-end mobile phone business on November 30, 2009. Additionally, XING acquired a 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc-copper mine, on December 23, 2010 and a 34.53% equity interest in Aolunhua, an open-pit copper-molybdenum mine, on January 5, 2011. XING intends to grow its resources business through selectively acquiring attractive and high-quality mining assets. XING’s pure resources strategy is new and is still in the development stage. There are significant risks and costs inherent in XING’s efforts to transition to a pure resources company. These include the risk that XING may not be able to successfully integrate mining assets that it has acquired or acquires in the future into its business, may not be able to acquire on favorable terms quality mining assets or successfully develop any quality mining assets that it does acquire; it may be unable to attract and retain employees with resource industry expertise; and it may be unable to achieve appropriate scale or earn adequate revenues from the sale of molybdenum, lead, zinc, copper or other minerals. There are other significant risks related to the resources industry discussed below. XING’s prospects must be considered in light of the uncertainties and difficulties frequently encountered by companies in the early stages of operations.

XING has a limited operating history in the resources industry.

XING has a limited history operating in the resources industry as it was focused on the telecommunications industry until early 2009. XING’s shift from the telecommunications industry to the resources industry has required significant changes in its business processes and strategies and a number of significant personnel changes. Although to date XING has generated modest operating income from its molybdenum mine, such results are not an indication of future performance and there can be no assurance that XING’s resource business will continue to be profitable. To the extent XING faces difficulties in implementing its pure resources strategy or its mining business does not perform as anticipated, XING’s business, operating results and financial conditions will suffer.

XING’s failure to successfully execute on its resources strategy could have a material adverse effect on its business, financial condition and results of operations and could cause the market value of XING’s common stock to decline.

In early 2009, XING shifted its business focus from the telecommunications industry to the resources industry. In connection with this shift, XING acquired CLJL and divested its fixed line and low-end mobile phone business. Additionally, on December 23, 2010, XING acquired a 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc-copper mine, and on January 5, 2011, XING acquired a 34.53% equity interest in Aolunhua, an open-pit copper-molybdenum mine. Further, XING has been considering various strategic options with respect to its position in QXM. XING currently anticipates that for the foreseeable future it will spend significant resources on acquiring and developing mining and resource related assets. Such investments may include acquisition costs, exploration and testing expenses to determine mineral reserves and capital investments to commence commercial production among others. XING’s success in implementing this new strategic focus is subject to a number of risks, including its ability to identify, evaluate and acquire high quality mining assets, successfully develop any quality mining assets that it does acquire, attract and retain employees with resource industry expertise, achieve appropriate scale, earn adequate revenues from the sale of molybdenum, lead, zinc or copper or other minerals and other significant risks related to the resources industry as discussed below. In addition, the implementation of these strategies may cause disruptions to XING’s ongoing business, including relationships with XING’s personnel, suppliers and partners. XING may not be successful in implementing its pure resources strategy. XING’s failure to successfully implement its pure resources strategy may have a material and adverse impact on its business, financial condition and results of operations and could cause the market value of its common stock to decline.

Fluctuations in the market prices of molybdenum, lead, zinc and copper could adversely affect XING’s financial condition, results of operations and cash flows from operations.

XING’s financial condition, results of operations and cash flows depend significantly upon the market prices of molybdenum, lead, zinc and copper, which historically have fluctuated widely. Molybdenum, lead, zinc and copper prices depend primarily on the demand in the end-user markets in which molybdenum, lead, zinc and copper are used. The end-user markets for molybdenum, lead, zinc and copper include the steel, construction and chemical industries. These industries, as well as other industries that use molybdenum, lead, zinc and copper exhibit a cyclical business cycle. Many of the factors that affect the demand for molybdenum, lead, zinc and copper are beyond XING’s control, including the general level of industrial production in the PRC and other countries, interest rates, the rate of inflation and the stability of exchange rates. Such external factors are influenced by changes in international investment markets, international monetary systems and internal and external political developments.

Future declines in the prices of molybdenum, lead, zinc or copper could materially limit XING’s ability to generate working capital, profits and cash flows from operations. Severe declines in molybdenum, lead, zinc or copper prices could cause XING to temporarily close one or more of its mine or plant facilities. Furthermore, a significant decrease in molybdenum, lead, zinc or copper prices could require XING to revise its mineral reserve calculations and life-of-mine plans. Such a revision could result in material write-downs of XING’s proven and probable reserves and other long-lived assets and have a material adverse effect on its financial position, results of operations and cash flows.

Estimates of proven and probable mineral reserves and other mineralized material may prove to be inaccurate.

Estimates of proven and probable reserves and other mineralized material involve numerous assumptions and are subject to numerous uncertainties. The estimates of proven and probable reserves and other mineralized material disclosed herein are, therefore, only estimates. Therefore, XING cannot provide assurance that its estimates of proven and probable reserves and tonnages and grade of molybdenum, lead, zinc, copper and other mineralized material will be achieved in the future, that the indicated level of recovery will be realized or that XING can mine and process the estimated proven and probable reserves and other mineralized material profitably. The actual production of proven and probable reserves and other mineralized material depends on a number of factors including, among others, geological and mining conditions, the effects of and changes in government regulation, prevailing molybdenum, lead, zinc and copper prices, exchange rates, interest rates and inflation rates, operating costs, development costs, equipment and plant maintenance costs, site restoration costs and the availability and cost of labor, equipment, raw materials and other services required to mine and process the ore. Furthermore, XING cannot provide assurance that the recovery rates it has produced in small-scale laboratory tests can be duplicated in on-site conditions during production. Estimates of proven and probable reserves and other mineralized material, including the classifications thereof based on probability of recovery, may vary substantially if prepared by different engineers or by the same engineers at different times. If XING’s actual proven and probable reserves and other mineralized material prove to be less than its estimates, or if such reserves cannot be extracted and processed as expected, XING’s financial condition, results of operations and cash flows may be materially impaired.

XING’s exploration activities may not result in discoveries of proven and probable reserves and commercial quantities of molybdenum.

Exploration and development of mineral deposits involves substantial risks. Only a few properties that are explored are eventually developed into producing mines, and the success of exploration activities depends on a number of factors, including the attributes of the deposit such as size and grade, prevailing molybdenum, lead, zinc and copper prices and government regulations relating to exploration and mining rights, royalties, and other matters. Exploration activities may need to occur for a number of years before commercially viable ore deposits are discovered and developed, and XING may incur substantial expenses to locate and establish proven and probable reserves and to construct mining and processing facilities. XING cannot provide assurance that exploration and development activities will give rise to new commercial mining operations or actually result in the extraction of new proven reserves.

XING’s ability to sustain current molybdenum, lead, zinc and copper production levels or to increase molybdenum, lead, zinc and copper production levels depends on its ability to bring new mines into production or to expand proven and probable reserves at the existing mines.

XING generates revenues from its mining operations primarily through the production and sale of molybdenum, lead, zinc and copper. Without any future expansion or other development, production from its existing mines are expected to decline over the life of the mines. Furthermore, the production estimates in the life-of-mine plan for its existing mining operations may vary materially from the actual production because the feasibility of extracting and processing proven and probable reserves and other mineralized material is dependent on market conditions, the regulatory environment and available technology. Therefore, XING’s ability to maintain its current production or increase its annual production of molybdenum, lead, zinc and copper and generate revenues depends to a large extent on its ability to discover or acquire new proven and probable reserves and other mineralized material, to bring new mines into production and to expand the proven and probable reserves and other mineralized material at its existing mines.

Mining operations are subject to conditions or events beyond XING’s control which could have a material adverse effect on XING’s financial condition, results of operations and cash flows from operations. XING’s insurance policies may not adequately cover all these risks and hazards.

Mining operations, including the exploration and development of mineral deposits, involve a high degree of risk. XING’s operations are subject to a host of hazards and risks normally associated with the exploration, development and production of molybdenum, lead, zinc or copper. These hazards and risks include, among others, adverse environmental conditions, hazardous or inclement weather conditions, accidents, metallurgical and other processing problems, unusual or unexpected geologic formations, ground or slope failures, structural cave-ins or slides, flooding or fires, seismic activity and equipment failures.

These hazards and risks could give rise to, among other impacts, damage to, or destruction of, the mine, processing facilities and equipment. The hazards and risks could also cause personal injury or death, delays in mining, monetary losses and potential legal liability.

XING’s insurance will not cover all the potential risks associated with its mining operations. Certain of XING’s risks are insurable, but it may be unable to maintain insurance to cover the hazards and risks at affordable premiums. Furthermore, insurance to cover risks such as environmental pollution or other hazards as a result of mining or processing operations is generally not available on acceptable terms. XING could, therefore, become subject to liability for pollution or other risks for which it does not have insurance or against which XING elects not to obtain insurance because of premium costs or other factors. Also, insurance even if applicable to a particular loss, frequently does not fully compensate for the loss of productivity that may arise in connection with a casualty event, or for fines, penalties or assessments that may be incurred or loss of business reputation that may be sustained in connection therewith. Uninsured risks may cause XING to incur significant costs that could have a material impact on its financial position, results of operations or cash flows.

XING may not be able to acquire desirable mining assets in the future.

XING intends to grow its business by selectively acquiring attractive and high-quality mining assets, but there is no assurance XING will be able to identify suitable acquisition opportunities. XING’s ability to acquire and integrate future acquisitions on terms that are favorable to XING may be limited by the number of desirable acquisition targets, internal demands on its resources, competition from other mining companies and its ability to finance such acquisitions on satisfactory terms.

XING may not be able to realize the potential financial or strategic benefits of strategic acquisitions or investments, which could hurt its ability to grow its business and harm its financial condition.

As part of its growth strategy, XING will continue to explore and make strategic investments in businesses that are complementary or additive to its core business. For instance, on December 23, 2010 XING acquired the 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc mine in Balinzuo Banner in Inner Mongolia, PRC, and on January 5, 2011, XING acquired a 34.53% equity interest in Aolunhua, which owns an open-pit copper-molybdenum mine in Inner Mongolia, PRC covering 14.38 square kilometers. XING expects to utilize Xinyuan Mining and Aolunhua to further strengthen and broaden its business. However, the success of these acquisitions depends on various factors over which it may have limited or no control. Mergers and acquisitions and strategic investments are inherently subject to significant risks. For instance, the commercial aspects and goals of an acquisition may not materialize as desired or yield the commercial benefits sought. Moreover, regardless of whether the commercial aspects and goals of the acquisitions prove to be positive, an acquisition of or a strategic investment in another company comes with the typical investment risks, such as the partial or total loss of investment in the worst case. XING’s inability to pinpoint and make favorable strategic investments, from both a commercial and investment perspective and its inability to effectively manage the associated risks could materially and adversely affect its business, financial condition and results of operations. In the case of Xinyuan Mining or Aolunhua, they may decline in value and/or may not meet XING’s desired objectives. If XING does not successfully manage the risks associated with these and other acquisitions and strategic investments, its business, financial condition and results of operations could be materially and adversely affected.

The development of mining projects is inherently risky and may require more capital than anticipated, which could adversely affect the cash flows of XING.

There are many risks and uncertainties inherent in mining development projects, including XING’s ongoing development of its mines. The economic feasibility of mining development projects is dependent on many factors, including the accuracy of estimated proven and probable reserves and other mineralized material, metallurgical recoveries, capital and operating costs and the future prices of the relevant minerals. The capital expenditures and time required to develop new mines or infrastructure in existing mines are considerable, and changes in costs or construction schedules can significantly affect project economics. It is, therefore, possible that the actual costs and economic returns on mining development projects may differ materially from XING estimates.

New mining development projects have no operating history upon which to base estimates of future cash flow. Mining development projects also require the successful completion of feasibility studies, the acquisition of government permits, the acquisition of exploration or mining rights, negotiating energy and water supplies and other factors. It is possible that XING could fail to successfully complete these and other factors associated with a mine development project, in which case the project may not proceed, on its original timing or at all. It is not unusual for new mining operations to experience problems during the development or start-up phases of the project, resulting in delays in producing revenue and increases in invested capital.

Intense competition in the mining industry could reduce XING’s market share or harm its financial condition, results of operations and cash flows.

The mining industry is extremely competitive, and XING competes with many mining companies that possess greater financial and technical resources. Because mineral rights have a limited life, XING must compete with other mining companies who also seek to increase their mineral reserves through the acquisition of exploration and mining rights. Furthermore, XING competes with other mining companies for the technical expertise to find, develop and operate its mining properties, for skilled labor, for equipment and spare parts and for the capital to fund the acquisition, development and operation of its properties. Existing or future competition in the mining industry could adversely affect XING’s financial position, results of operations and cash flows.

The temporary shutdown of XING’s mining operations could expose it to significant costs and adversely affect its access to skilled labor.

XING may have to temporarily or permanently shut down its mines from time to time if it no longer considers them to be commercially viable. There are a number of factors that may cause XING to reach a conclusion that the operation of a particular mine is no longer commercially viable, many of which are beyond XING’s control. These factors include adverse changes in interest rates or currency exchange rates, decreases in the prevailing price of molybdenum, zinc, lead and copper or the market rates for treatment and refining charges and increases in transportation and labor costs. During a temporary shutdown of any of its mines, XING would have to continue to expend capital to maintain the mine’s plant and equipment. XING may incur significant labor costs as a result of a temporary or permanent shutdown if it is required to give employees notice prior to any layoff or to pay severance for an extended layoff. In addition, temporary or permanent shutdowns may adversely affect XING’s future access to skilled labor, as employees who are laid off may seek employment elsewhere. Furthermore, if any of XING’s mining operations are shut down for an extended period of time, it may be required to engage in environmental remediation of the plant and mine sites, which would result in XING incurring additional costs. Taking into consideration the costs of a shutdown, XING may choose to operate the mine at a loss rather than shut down the property. Either a temporary shutdown or continuing to operate a mine at a loss could have a material adverse effect on XING’s financial position, results of operations or cash flows.

XING’s mining operations give rise to environmental risk.

All of XING’s mining operations are subject to environmental regulation in the PRC. Environmental regulation is evolving in the PRC and may in the future require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. XING can provide no assurance that existing or future environmental regulation will not have a material adverse effect on XING’s financial condition, results of operations and cash flows. XING owns or has control of properties that may result in a requirement to remediate such properties that could involve material costs. Furthermore, environmental hazards may exist on the properties in which XING holds interests that are unknown to it at the present time that have been caused by previous owners or operators of the properties. XING may also acquire properties in the future that pose environmental risks.

Failure to comply with applicable laws, regulations and permitting requirements in the PRC may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective action requiring capital expenditures, installation of additional equipment, or remedial actions. XING may be required to compensate those suffering loss or damage from the mining operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Future changes to current laws, regulations and permits governing the operations and activities of mining companies in the PRC, or more stringent implementation thereof, could have a material adverse effect on XING’s financial position, results of operations and cash flows.

Such changes could result in increases in exploration expenses, remedial and reclamation obligations, capital expenditures or production costs, reductions in the levels of production at the producing mine or abandonment or delays in the development of new mining properties or the expansion of the existing property.

Mineral ores and mineral products, including molybdenum ore and molybdenum products, lead ore and lead products, zinc ore and zinc products, and copper ore and copper products, contain naturally occurring impurities and toxic substances.

XING has implemented procedures designed to identify, isolate and safely remove or reduce impurities or toxic substances that are naturally occurring in molybdenum ore and molybdenum products, lead ore and lead products, zinc ore and zinc products, and copper ore and copper products. Such procedures require strict adherence, and XING cannot provide assurance that employees, contractors or other parties will adhere to these procedures or will not be exposed to or affected by such impurities and toxic substances. Employees, contractors and other parties who are exposed to or affected by these impurities and toxic substances may give rise to liabilities for XING. Even if procedures are strictly adhered to by employees, contractors and other parties, there is still a risk that they will be exposed to or affected by impurities and toxic substances in the course of operations of the mine. Such incidences may result in requirements that XING take remedial action, may result in the curtailment of mining operations and may have a materially adverse effect on XING’s financial position, results of operations and cash flows.

Reclamation and mine closure costs could adversely affect XING’s financial position, results of operations and cash flows.

Currently in the PRC, mining companies are required to make payments to government entities for reclamation and mine closure costs. The government entities actually perform the reclamation and mine closure work to restore the mine site. Presently, mining companies must pay a sewage charge to the Mongolia Environmental Protection Bureau at a rate of RMB15 per ton of extracted ore, multiplied by 0.94. Mining companies must pay a one-time fee to the State Treasury equal to Rmb15,000 — Rmb75,000/hectare as determined through negotiations with government authorities and based upon the underground areas which have been mined and the nature of the mine. XING cannot provide assurance that national or regional governments in the PRC will not increase these charges or create laws or regulations to levy additional charges on mining companies in the future. National or regional governments may also create laws or regulations to require mining companies to perform some or all of the reclamation and closure activities themselves in the future. Future changes to reclamation and mine closure requirements in the PRC may have a material adverse effect on XING’s financial position, results of operations or cash flows.

Title to some of XING’s exploration and mining rights could be challenged or defective.

The acquisition of title to exploration and mining rights in the PRC can be a complex and time-consuming process, and title to such rights may be disputed, challenged or impaired. Third parties may assert valid claims to some of XING’s interests in exploration and mining rights. As a result, XING may be impaired in its ability to explore or mine on its properties or unable to enforce its rights with respect to such properties. An impairment to, or defect in, XING’s title to its exploration and mining rights could, therefore, have a material adverse effect on its financial condition, results of operations and cash flows.

XING is required to obtain government permits in order to conduct mining operations.

XING must currently obtain government approvals and permits to operate its mines in the PRC. Further approvals and permits may be required in the future. The ability of XING to obtain permits from the government of the PRC in a timely manner is contingent upon many factors outside of its control. Obtaining governmental permits may increase costs and cause delays depending on the nature of the activity to be permitted and the interpretation of applicable requirements by government authorities. XING cannot provide assurance that it will be able to obtain all necessary permits for its mining operations in the future, and if it obtains them, that the costs involved will not exceed XING’s estimates. To the extent XING is unable to obtain or renew required permits, its mining operations may be curtailed, or XING may not be able to proceed with planned exploration, development or operation of mineral properties.

Increased energy prices or a disruption of energy supply could adversely affect XING’s operations.

Mining operations, plant and facilities are intensive users of electricity and carbon-based fuels. Numerous factors beyond XING’s control influence energy prices, including global and regional supply and demand, political and economic conditions and applicable regulatory regimes. The prices of various sources of energy may increase significantly compared to current levels, and such an increase could adversely affect XING’s financial condition, results of operations and cash flows. A disruption in the transmission of energy to the mine site, the lack of sufficient energy transmission infrastructure or the termination of energy supply contracts could interrupt XING’s energy supply and adversely affect mining operations. An interruption of XING’s energy supply could have a material adverse effect on XING’s financial position, results of operations and cash flows.

Disruption of transportation services or increased transportation costs could have a material adverse effect on XING’s financial position, results of operations and cash flows.

Disruption of transportation services due to weather-related problems, strikes, lock-outs or other events could have a material adverse effect on XING’s mining operations. If transportation of XING’s molybdenum and other mineral products becomes unavailable, XING’s ability to market its products would be diminished. Furthermore, increases in XING’s transportation costs relative to those of its competitors could make XING’s mining operations less competitive. Disruption of transportation services or increases in transportation costs could have a material adverse effect on XING’s financial position, results of operations and cash flows.

XING’s mining business depends on good relations with its employees.

Production at XING’s mining operations depends on the efforts of its employees. Changes in labor laws or in XING’s relationships with its employees could result in strikes, lockouts or other work stoppages, any of which could have a material adverse effect on XING’s financial condition, results of operations and cash flows.

Risk Factors Relating to XING’s Business Generally and to XING’s Telecommunications Business

The current financial crisis and economic downturn may have a material and adverse effect on XING’s businesses, results of operations and financial condition.

The current global financial crisis and economic downturn have adversely affected economies and businesses around the world, including in China. This change in the macro-economic conditions has and is expected to continue to have an adverse impact on XING’s business and operations. The financial and economic situation may also have a negative impact on third parties with whom XING does, or may do, business. As a result, XING’s results of operations, financial condition and liquidity could be materially and adversely affected.

XING’s future revenues and operating results are inherently unpredictable, and as a result, XING may fail to meet the expectations of securities analysts or investors, which could cause its stock price to decline.

XING’s revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of XING’s control, include, without limitation, the following:

•	the current economic environment and other developments in the telecommunications industry in which QXM operates and the mining industry in which XING’s subsidiaries operate;

•	the mix of QXM’s products sold, including inventory items with low product costs;

•	XING’s ability to control expenses, particularly at QXM;

•	fluctuations in demand for and sales of QXM’s products, the acceptance of its products in the marketplace, and the general level of spending in the telecommunications industry;

•	QXM’s ability to maintain appropriate manufacturing capacity, and particularly to limit excess capacity commensurate with the volatile demand levels for its products;

•	QXM’s ability to successfully complete a transition to an outsourced manufacturing model and XING’s ability to transition to a pure resources business;

•	the ability of outsourced manufacturers to timely produce and deliver subcomponents to QXM, and possibly complete products in the quantity and of the quality QXM requires;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which QXM sells its products, including competitors with substantially greater resources than QXM;

•	QXM’s ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for QXM’s products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent or later quarter; and

•	the unpredictability of consumer demand and difficulties in meeting such demand.

A high percentage of XING’s expenses, particularly those of QXM related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, are fixed in the short term. As a result, if XING experiences delays in generating and recognizing revenue, its quarterly operating results are likely to be seriously harmed.

Due to these and other factors, XING believes that quarter-to-quarter comparisons of its operating results may not be meaningful. XING’s results for one quarter should not be relied upon as any indication of its future performance. It is possible that in future quarters XING’s operating results may be below the expectations of public market analysts or investors. If this occurs, the price of its common stock would likely decrease.

XING’s stock price is highly volatile.

The trading price of XING’s common stock has fluctuated significantly since its initial public offering in February 1999, and is likely to remain volatile in the future. The trading price of XING’s common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	quarterly variations in XING’s operating results;

•	significant developments in the businesses of other telecommunications companies and mining companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies and mining companies;

•	announcements by XING or its competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	additions or departures of key management or engineering personnel;

•	any deviations in XING’s net revenues or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of XING’s common stock; and

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies.

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of XING’s common stock.

XING experiences intense competition with respect to its products.

Some of XING’s competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than XING. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, XING’s competitors that have larger market capitalization or cash reserves are better positioned than XING to acquire other companies in order to gain new technologies or products that may displace XING’s product lines.

XING is subject to a concentration of credit risk.

XING performs ongoing credit evaluations of each of its customer’s financial condition. XING maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management’s projections. As of December 31, 2008 and 2009, XING’s five largest accounts receivable accounted for approximately 60.7% and 93.7% of its total accounts receivable.

The economy of China differs from the economies of most countries and creates significant risks.

Although the majority of productive assets in China are still owned by the government, economic reform policies since 1978 have emphasized decentralization and the utilization of market mechanisms in the development of the Chinese economy. XING has significantly benefited from such reforms, as the Ministry of Post and Telecommunications since 1994 has opened the telecommunications equipment market of China to all kinds of manufacturers. XING management believes that the basic principles underlying the reforms will continue to provide an acceptable framework of the PRC’s political and economic systems. In addition, XING currently sees no evidence that this refinement and readjustment process may adversely affect, directly or indirectly, XING’s operations in the future.

As substantially all of XING’s operations are conducted in Mainland China, it is subject to special considerations and significant risks not typically associated with companies operating in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. XING’s results may be adversely affected by changes in the political and social conditions in Mainland China, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

In addition, substantially all of XING’s revenue is denominated in Renminbi (“RMB”) which must be converted into other currencies before remittance outside Mainland China. Both the conversion of Renminbi into foreign currencies and the remittance of foreign currencies abroad require the approval of the Mainland Chinese government.

XING’s currency is not freely convertible.

The State Administration for Exchange Control (“SAEC”), under the authority of the People’s Bank of China (the “PBOC”), controls the conversion of Renminbi into foreign currency. The value of the Renminbi is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System (“CFETS”) market. Since substantially all of XING’s raw materials are provided by local suppliers using Renminbi and the majority of its expenses are denominated in

Renminbi, restrictions on currency conversions did not materially affect its operations. Also, since XING does not expect to require any raw materials that are not permitted or are limited to purchase using foreign currencies, its management believes that such restriction will not materially affect its operations in the future. However, XING’s ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and its other holdings and investments, and its operating subsidiaries located in China may be subject to restrictions on the conversion of Renminbi to U.S. dollars and, as a result, may be restricted from making distributions to XING.

XING may not maintain adequate insurance coverage for damage to its Chinese factories.

XING has no direct business operation, other than its ownership of its subsidiaries located in China, and its results of operations and financial condition are currently solely dependent on its subsidiaries’ factories in China. XING currently maintains fire, casualty and theft insurance covering several of its stock in trade, goods and merchandise, furniture and equipment, and factory buildings in China. The proceeds of this insurance may not sufficiently cover material damage to, or the loss of, any of XING’s or its subsidiaries’ factories due to fire, severe weather, flooding or other causes, and such damage or loss would have a material adverse effect on XING’s financial condition, business and prospects. However, XING has not materially suffered from such damage or loss to date.

The discontinuation of the preferential tax treatment currently available to XING’s Chinese subsidiary, CEC Telecom Co., Ltd., could materially adversely affect its results of operations.

XING’s PRC operating subsidiary, CECT, was subject to the PRC Enterprise Income Tax Law Concerning Foreign-Invested Enterprises and Foreign Enterprises. CECT, as a foreign-invested enterprise, was generally subject to enterprise income tax at a statutory rate of 33% (30% national income tax plus 3% local income tax) through 2007 under this law and its related regulations, and 25% from January 1, 2008 under the new tax law described below. However, as a “high-tech enterprise” formed in the Zhongguancun Science Park high technology zone in Beijing, CECT enjoyed preferential tax treatment through 2007. In particular, CECT was exempted from enterprise income tax from May 22, 2000 to December 31, 2002 and was entitled to preferential enterprise income tax rates of 7.5% from January 1, 2003 to December 31, 2005 and 15% from January 1, 2006 to December 31, 2007.

On March 16, 2007, the National People’s Congress of the PRC passed the PRC Enterprise Income Tax Law, which law took effect as of January 1, 2008. In accordance with the new tax law, a unified enterprise income tax rate of 25% and unified tax deduction standards will be applied equally to both domestic-invested enterprises and foreign-invested enterprises such as CECT. However, certain qualifying high-technology enterprises may still benefit from a preferential tax rate of 15% under the new tax law if they meet the definition of “qualifying high-technology enterprise” to be set forth in the more detailed implementing rules when they are adopted. As a result, if CECT qualifies as a “qualifying high-technology enterprise”, it will continue to benefit from a preferential tax rate of 15%. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT’s applicable tax rate increased from its then existing tax rate of 15% to the unified tax rate of 25% effective January 1, 2008. The Chinese tax authorities issued “Circular 362 (Guo Ke Fa Huo [2008] No. 362)” on 11 July 2008 (“Circular 362”) that provides detailed implementation guidance on identifying and approving “qualifying high-technology enterprise” status. Circular 362 follows the April 2008 issuance of “Circular 172 (Guo Ke Fa Huo [2008] No. 172),” China’s first step in creating a mechanism to identify and approve “qualifying high-technology enterprise” status. CECT is currently in the process of applying for the status of “qualifying high-technology enterprise”. If the application is approved, CECT will be qualified to apply for a preferential enterprise income tax rate of 15%.

XING cannot assure you that CECT will qualify as a “qualifying high-technology enterprise” under the new tax law, and even if CECT successfully obtains this high-tech enterprise status, its preferential tax treatment may be discontinued by the tax authorities at their discretion or pursuant to any future changes in PRC tax laws, rules or regulations. Before being qualified as a “qualifying high-technology enterprise” under the new tax law, CECT is subject to a 25% rate from January 1, 2008 under the new tax law described above, which significantly increases XING’s effective tax rate and materially adversely affects its operating results.

The dividends that XING’s BVI-incorporated investment holding subsidiaries receive from their subsidiaries in the PRC and its global income may be subject to PRC tax under the new PRC Enterprise Income Tax Law, which would have a material adverse effect on its results of operations. In addition, XING’s foreign corporate holders of ordinary shares may be subject to a PRC withholding tax upon any dividends payable by XING and upon gains realized on the sale of XING’s ordinary shares, if it is classified as a PRC “resident enterprise.”

Under the new PRC Enterprise Income Tax Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced rate of withholding tax. BVI, where XING’s investment holding subsidiaries are incorporated, does not have such a tax treaty with the PRC. If these BVI-incorporated investment holding subsidiaries are considered non-resident enterprises, this new 10% withholding tax imposed on their dividend income received from their PRC subsidiaries would reduce XING’s net income and have an adverse effect on its operating results.

Under the new tax law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. Substantially all of XING’s management members are based in the PRC. If the PRC tax authorities subsequently determine that XING should be classified as a resident enterprise, then XING’s worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on its financial condition and results of operations. Notwithstanding the foregoing provision, the new tax law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if XING’s BVI-incorporated investment holding subsidiaries are classified as resident enterprises, the dividends they receive from their PRC subsidiaries may be exempted from income tax.

In addition, under the new tax law, foreign corporate holders of XING’s common stock may be subject to a 10% withholding tax upon dividends payable by it and gains realized on the sale or other disposition of common stock, if such income is sourced from within the PRC. Although XING is incorporated in BVI, it remains unclear whether the dividends payable by XING or the gains XING’s foreign corporate holders may realize will be regarded as income from sources within the PRC if XING is classified as a PRC resident enterprise. Any such tax may reduce the return on an investment in XING’s common stock by a foreign corporation.

XING depends upon certain key personnel to manage its business.

XING’s ability to successfully carry out its business plans continues to be largely dependent upon the efforts of its senior management and executive officers, particularly its chairman, Rui Lin Wu. XING has not entered into an employment agreement with Mr. Wu and the loss of his services would have a material adverse effect on its ability to achieve its business objectives. Further, XING does not maintain any key-person life insurance policy on Mr. Wu’s life.

XING is controlled by one of its shareholders, whose interests may differ from other shareholders.

Rui Lin Wu, XING’s chief executive officer and chairman, and members of his family beneficially own or control approximately 41.5% of XING’s outstanding common stock as of February 28, 2011. Accordingly, he has substantial control and influence in determining the outcome of any corporate transaction or other matter submitted to XING’s shareholders for approval, including mergers, consolidations and the sale of all or substantially all of XING’s assets, election of directors and other significant corporate actions. He also has the power to prevent or cause a change in control. In addition, without his consent, XING could be prevented from entering into transactions that could be beneficial to it. Mr. Wu’s interests may differ from the interests of XING’s other shareholders.

XING’s holding company structure creates restrictions on the payment of dividends.

XING has no direct business operations, other than its ownership of its subsidiaries. While XING has no current intention of paying dividends, should it decide in the future to do so, as a holding company, its ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries and other holdings and investments. In addition, XING’s operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to XING, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. shareholders upon conversion of the dividend payment into U.S. dollars.

As a “foreign private issuer,” XING is not subject to certain rules promulgated by Nasdaq that other Nasdaq-listed issuers are required to comply with.

XING’s common shares are currently listed on the Nasdaq Global Market and, for so long as its securities continue to be listed, it will remain subject to the rules and regulations established by Nasdaq applicable to listed companies. As permitted under Nasdaq rules applicable to foreign private issuers, XING has determined not to comply with the following Nasdaq rules:

•	XING’s independent directors do not hold regularly scheduled meetings in executive session;

•	the compensation of XING’s executive officers is not determined by an independent committee of the board or by the independent members of the board of directors, and its CEO may be present and participate in the deliberations concerning his compensation;

•	related party transactions are not required to be reviewed or approved by XING’s audit committee or other independent body of its board of directors; and

•	XING is not required to solicit shareholder approval of stock plans, including those in which its officers or directors may participate; stock issuances that will result in a change in control; the issuance of its stock in related party transactions or other transactions in which it may issue 20% or more of its outstanding shares; or, below market issuances of 20% or more of its outstanding shares to any person.

XING may in the future determine to voluntarily comply with one or more of the foregoing provisions.

It may be difficult to serve XING with legal process or enforce judgments against it or its management.

XING is a BVI holding company, and all or a substantial portion of its assets are located in China. In addition, all of its directors and officers are non-residents of the United States, and all or a substantial portion of the assets of such non-residents are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon them. Moreover, there is doubt as to whether the courts of BVI or China would enforce:

•	judgments of United States courts against XING, its directors or its officers based on the civil liability provisions of the securities laws of the United States or any state; or

•	in original actions brought in BVI or China, liabilities against XING or non-residents based upon the securities laws of the United States or any state.

Some information about XING may be unavailable due to exemptions under the Exchange Act for a foreign private issuer.

XING is a foreign private issuer within the meaning of the rules under the Exchange Act. As such, it is exempt from certain provisions applicable to United States domestic public companies, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because of these exemptions, investors are not provided with the same information which is generally available about domestic public companies organized in the United States.

Since XING is a BVI company, the rights of its shareholders may be more limited than those of shareholders of a company organized in the United States.

Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith, and actions by controlling shareholders which are obviously unreasonable may be declared null and void. BVI law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in U.S. jurisdictions.

In addition, the circumstances in which a shareholder of a BVI company may sue the company derivatively, and the procedures and defenses that may be available to the company, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the U.S.

Furthermore, XING’s directors have the power to take certain actions without shareholder approval which would require shareholder approval under the laws of most U.S. jurisdictions. The directors of a BVI corporation, subject in certain cases to court approval but without shareholder approval, may implement a reorganization, merger or consolidation, the sale of any assets not exceeding 50% of its assets in value, property, part of the business, or securities of the corporation. XING’s ability to amend its Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control without any further action by the shareholders, including a tender offer to purchase XING common stock at a premium over then current market prices.

OTHER IMPORTANT INFORMATION REGARDING QXM

Share capital

Ordinary Shares

As of February 28, 2011, there were 57,565,745 ordinary shares of QXM outstanding, 32,200,000 of which were held by XING.

The rights of QXM shareholders in respect of voting, dividends and capital as set out in the Memorandum and Articles of Association of QXM are reproduced, without amendment, in Appendix B of this Scheme Document.

The Memorandum and Articles of Association of QXM do not contain any restrictions on the right to transfer any QXM ordinary shares, which would have the effect of requiring the holders of such shares, before transferring such shares, to offer them for purchase by any other QXM shareholder or any other person.

Convertible Instruments

As of December 31, 2009, except as disclosed below, there are no outstanding instruments convertible into, rights to subscribe for, and options in respect of QXM ordinary shares or other securities that carry voting rights in QXM.

Pursuant to a Securities Purchase Agreement and Registration Rights Agreement signed on May 15, 2008, QXM issued to two existing QXM shareholders (the “Investors”) US$70.0 million of senior convertible notes (the

“Notes”) and warrants to purchase 1,648,721 QXM ordinary shares (the “Investor Warrants”). In addition, QXM also issued warrants to its placement agent to purchase up to 942,127 QXM ordinary shares on terms identical to the Investor Warrants (the “Agent Warrants” and collectively with the Investor Warrants, the “Warrants”). As of February 28, 2011, no Notes were outstanding. The particulars of the Warrants as of February 28, 2011 are as follows:

			Ordinary Shares
		Exercise Price	Underlying the	Maturity/Expiration
	Issue Date	(US$/Share)	Warrants	Date

Warrants	May 15, 2008	8.91	2,590,848	May 14, 2013

The material terms and conditions of the Warrants are summarized as follows:

•	the initial exercise price of each Warrant is $8.91 per share, subject to adjustments as provided for in the Warrant;

•	the Warrants are exercisable at any time during a period of five years from May 15, 2008;

•	the Warrants contain a “cashless exercise” feature if the registration statement covering the shares underlying the Warrants is not available for the resale upon the exercise of the Warrants;

•	the Warrants contain certain limitations on the exercise thereof in the event that the holder would beneficially own in excess of 9.99% of QXM’s ordinary shares outstanding immediately after giving effect to such exercise; and

•	the Warrants require an automatic adjustment to the exercise price if QXM makes certain sales of its ordinary shares or ordinary share equivalents in a capital-raising transaction at a price below the exercise price of the Warrants.

See “Special Factors Regarding the Scheme — Treatment of Warrants” on page 28, for further information regarding how the Warrants will be treated under the Scheme.

Options

As of June 18, 2010, there were options to purchase 1,200,000 ordinary shares of QXM outstanding under QXM’s 2007 equity incentive plan. The particulars of the outstanding QXM options as of June 18, 2010 were as follows:

			Ordinary Shares
		Exercise Price	Underlying
Name	Grant Date	(US$/Share)	Options Granted	Expiration Date

Other(1)	March 19, 2007	18.00	1,200,000	March 18, 2011

(1)	Other consists of one consultant that is not QXM’s director or executive officer.

As of February 28, 2011, there were 662,782 restricted ordinary shares outstanding that remained unvested. The particulars of the unvested restricted shares as of June 30, 2010 are as follows:

		Unvested Restricted
Name	Grant Date	Shares	Vesting Date

Zhi Yang Wu	December 4, 2009	242,981	April 1, 2011
	December 4, 2009	242,981	April 1, 2012
David Li	December 4, 2009	23,326	April 1, 2011
	December 4, 2009	23,326	April 1, 2012
Others(1)	December 4, 2009	65,084	April 1, 2011
	December 4, 2009	65,084	April 1, 2012

(1)	Others consist of employees that are not QXM’s directors or executive officers.

See “Special Factors Regarding the Scheme — Treatment of Options” on page 27 for further information on how options will be treated under the Scheme.

Summarized financial information of QXM:

i) Financial position

	December 31,	December 31,	September 30,	September 30,
	2008	2009	2010	2010
	RMB’000	RMB’000	RMB’000	US$’000
	(audited)	(audited)	(unaudited)	(unaudited)

Assets
Total current assets	4,177,000	3,989,431	3,571,344	533,793
Total noncurrent assets	345,920	147,162	135,493	20,252

Total assets	4,522,920	4,136,593	3,706,837	554,045

Liabilities and equity
Total current liabilities	1,515,747	1,211,060	892,043	133,330
Total noncurrent liabilities	320	22,637	14,301	2,138

Total liabilities	1,516,067	1,233,697	906,344	135,468

Equity
Shareholders’ equity	2,914,788	2,810,451	2,712,331	405,400
Noncontrolling interests	92,065	92,445	88,162	13,177

Total equity	3,006,853	2,902,896	2,800,493	418,577

Total liabilities and equity	4,522,920	4,136,593	3,706,837	554,045

Net book value per share of QXM was Rmb61.22, Rmb53.34 and Rmb51.16 (US$7.65) (unaudited) as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively.

ii) Operating results

Operating results for nine months ended September 30 (unaudited)

	Nine Months Ended
	Sep 30, 2009	Sep 30, 2010	Sep 30, 2010
	RMB’000	RMB’000	US$’000

Revenues	1,450,386	610,006	91,175
Gross profit	278,490	19,997	2,989
Loss from continuing operations before extraordinary item	(143,107)	(121,702)	(18,190)
Net loss	(143,107)	(121,702)	(18,190)
Loss per common share from continuing operations — basic	(3.06)	(2.22)	(0.33)
Loss per common share from continuing operations — diluted	(3.06)	(2.53)	(0.38)
Net loss per common share — basic	(3.06)	(2.22)	(0.33)
Net loss per common share — diluted	(3.06)	(2.53)	(0.38)

Ratio of earnings to fixed charges of QXM was 0.6 and minus 2.3 for the nine months ended September 30, 2009 and 2010, respectively (unaudited).

Operating results for years ended December 31 (audited)

	Year Ended December 31,
	2007	2008	2009
	RMB	RMB	RMB	US$

Total revenues	3,141,094	2,153,873	1,632,912	239,223
Gross profit	885,250	866,777	251,317	36,818
Income (loss) from continuing operations before extraordinary item	597,874	439,705	(249,989)	(36,623)
Net income (loss)	626,563	439,705	(249,989)	(36,623)
Income (loss) per common share from continuing operations — basic	11.69	7.52	(5.21)	(0.76)
Income (loss) per common share from continuing operations — diluted	11.69	6.99	(5.21)	(0.76)
Net loss per common share — basic	12.28	7.52	(5.21)	(0.76)
Net loss per common share — diluted	12.28	6.99	(5.21)	(0.76)

Ratio of earnings to fixed charges of QXM was 16.1, 4.6 and 0.3 for the years ended December 31, 2007, 2008 and 2009, respectively.

Pro forma data for the summarized financial information of XING disclosing the effect of the transaction

i) Pro forma financial position as of September 30, 2010

	Condensed
	Historical	Pro forma	Pro forma	Pro forma
	Statements	Adjustment	Result	Result
	RMB’000	RMB’000	RMB’000	US$’000

Assets
Total current assets	4,413,538	(111,417)	4,302,121	643,019
Total noncurrent assets	1,139,546	—	1,139,546	170,323

Total assets	5,553,084	(111,417)	5,441,667	813,342

Liabilities and equity
Total current liabilities	929,453	—	929,453	138,921
Total noncurrent liabilities	212,150	—	212,150	31,709

Total liabilities	1,141,603	—	1,141,603	170,630

Equity
Shareholders’ equity	3,287,478	924,424	4,211,902	629,535
Noncontrolling interests	1,124,003	(1,035,841)	88,162	13,177

Total equity	4,411,481	(111,417)	4,300,064	642,712

Total liabilities and equity	5,553,084	(111,417)	5,441,667	813,342

Historical net book value per share of XING was Rmb35.70 (US$5.34) (unaudited) as of September 30, 2010. Pro forma net book value per share of XING is Rmb31.99 (US$4.78) (unaudited) as of September 30, 2010.

ii) Pro forma operation results of XING

For the nine months ended September 30, 2010

	Condensed
	Historical	Pro Forma
	Statements	Adjustment	Pro Forma Results
	RMB’000	RMB’000	RMB’000	US$’000

Net sales	832,435	—	832,435	124,420
Gross profit	120,301	—	120,301	17,981
Net income from continuing operations, net of tax	76,908	—	76,908	11,495
Net income attributable to the controlling interest	102,517	(46,064)	56,453	8,438
Earnings per common share:
Basic	1.13	—	0.43	0.06
Diluted	1.13	—	0.43	0.06

Pro forma ratio of earnings to fixed charges of XING amounts to 3.1 for the nine months ended September 30, 2010 (unaudited).

For the year ended December 31, 2009

	Condensed
	Historical	Pro Forma
	Statements	Adjustment	Pro Forma Results
	RMB’000	RMB’000	RMB’000	US$’000

Net sales	1,826,799	—	1,826,799	267,628
Gross profit	351,869	—	351,869	51,549
Net loss from continuing operations, net of tax	(202,600)	—	(202,600)	(29,681)
Net loss attributable to the controlling interest	(259,896)	56,916	(202,980)	(29,737)
Loss per common share:
Basic	(4.14)	—	(2.19)	(0.32)
Diluted	(4.14)	—	(2.19)	(0.32)

Pro forma ratio of earnings to fixed charges of XING amounts to 0.3 for the year ended December 31, 2009 (unaudited).

Financial information

Pursuant to Instruction 3 of Item 13 of Schedule 13E-3, the information required by this section is incorporated by reference to the financial statements filed with QXM’s annual report on Form 20-F for the year ended December 31, 2009 filed with the SEC on June 30, 2010 (the “2009 20-F”) and the financial statements filed in QXM’s report on Form 6-K for the nine months ended September 30, 2010, both of which are available on the SEC’s website at www.sec.gov. QXM’s audited financial statements for the year ended December 31, 2009 and the notes thereto can be found at pages F-1 to F-36 of the 2009 20-F.

Comparative share prices and dividends

QXM ordinary shares have been listed on the NYSE since May 3, 2007 under the symbol “QXM.” The following table sets forth the high and low daily closing trading prices of QXM ordinary shares on the NYSE for the periods indicated:

	Trading Price
	High	Low
	(US$)	(US$)

Year ending December 31, 2010
First Quarter	3.91	2.05
Second Quarter	3.14	2.10
Third Quarter	3.47	2.30
Fourth Quarter	4.14	3.29
Year ended December 31, 2009
First Quarter	2.95	1.32
Second Quarter	4.33	2.00
Third Quarter	3.58	2.52
Fourth Quarter	5.24	2.75
Year ended December 31, 2008
First Quarter	8.89	5.50
Second Quarter	7.88	4.78
Third Quarter	6.47	2.79
Fourth Quarter	3.40	1.56

The closing sale price of QXM ordinary shares on February 28, 2011, was US$4.71 per share.

On September 7, 2010, the last trading day of QXM’s ordinary shares prior to the announcement of the Proposed Offer, the closing sale price of QXM’s ordinary shares was US$2.58 per share.

During the period commencing six months prior to September 8, 2010, the date on which the Proposed Offer was announced, and ending on September 7, 2010, the highest closing sale price of QXM ordinary shares was US$3.14 per share transacted on April 5, 2010 and the lowest closing sale price of QXM ordinary shares was US$2.05 per share transacted on March 15, 2010.

QXM has never declared or paid any dividends on its ordinary shares. There are no restrictions on QXM’s current or future ability to pay dividends under its Memorandum and Articles of Association.

Security ownership of certain beneficial owners and management

The following table sets forth information regarding the beneficial ownership of QXM ordinary shares as of the dates indicated in the footnotes below by: (i) XING; (ii) the directors and executive officers of each of QXM and XING; (iii) the associates of each of QXM, XING and their respective directors and executive officers; and (iv) the majority-owned subsidiaries of each of QXM, XING and their respective directors and executive officers. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.

	Shares Beneficially Owned(1)(2)
	Number	Percentage

Directors and executive officers:
Zhi Yang Wu(3)	32,948,380	61.8%
Rui Lin Wu(4)	32,200,000	56.0%
David Li	*	*
Kok Seong Tan	*	*
All Directors and Executive Officers as a Group	33,277,589	62.8%
Principal shareholder:
Qiao Xing Universal Resources, Inc.(5)	32,200,000	56.0%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the ordinary shares.

(2)	Unless otherwise indicated below, the information above is as of May 31, 2010 and the percentage of beneficial ownership of each listed person is based on 53,016,292 ordinary shares outstanding as of May 31, 2010 and any ordinary shares underlying share options exercisable by such person within 60 days of June 30, 2010 but excludes ordinary shares underlying options held by any other person.

(3)	Includes 748,380 ordinary shares held by Mr. Zhi Yang Wu and 32,200,000 ordinary shares held by XING. Excluding equity interest owned by his brother, Mr. Zhi Jian Wu Li, and his father, Mr. Rui Ling Wu, he does not own any equity interest in XING. Mr. Zhi Yang Wu disclaims ownership of the ordinary shares held by XING except to the extent of his pecuniary interest therein.

(4)	As of February 28, 2011, includes 32,200,000 ordinary shares held by XING. Mr. Rui Lin Wu is the chairman and chief executive officer of XING. Mr. Zhi Jian Wu Li, brother of QXM’s chairman and son of QXM’s vice chairman, owned an aggregate of 7.1% equity interest in XING through Qiao Xing Trust and Wu Holdings Ltd. as of February 28, 2011. Mr. Ru Lin Wu also owned 34.4% equity interest in XING as of February 28, 2011. Mr. Rui Lin Wu disclaims ownership of the ordinary shares held by XING except to the extent of his pecuniary interest therein. The percentage of beneficial ownership of Mr. Rui Lin Wu is based on 57,565,745 ordinary shares outstanding as of February 28, 2011.

(5)	XING is a BVI company currently listed on the Nasdaq Global Market. Mr. Zhi Jian Wu Li, brother of QXM’s chairman and son of QXM’s vice chairman, owned an aggregate of 7.1% equity interest in XING through Qiao Xing Trust and Wu Holdings Ltd. as of February 28, 2011. Mr. Rui Lin Wu also owned a 34.4% equity interest in XING as of February 28, 2011. The address of XING is Qiao Xing Science Technological & Industrial Zone, Tangquan, Huizhou, Guangdong, 516023, People’s Republic of China.

Transactions in QXM shares

To XING’s knowledge, there have not been any transactions in QXM’s ordinary shares during the past 60 days by XING, QXM or any of their respective directors, executive officers, associates or majority-owned subsidiaries. In addition, neither QXM nor XING has purchased any of QXM’s ordinary shares during the past two years.

Transactions with affiliates

The table below summarizes the names and relationships of certain related parties to assist in the understanding the related party transactions described below:

Name of related party	Relationship with QXM

CEC Telecom Co., Ltd. (“CECT”)	96.6% owned subsidiary of QXM
Huizhou Qiao Xing Communication Industry Ltd. (“QXCI”)	Was a subsidiary of XING until November 2009
Mr. Zhi Yang Wu	Chairman of QXM
Mr. Rui Lin Wu	Vice Chairman of QXM and Chairman and Chief Executive Officer of XING
Mr. Zhi Jian Wu	Brother of Mr. Zhi Yang Wu and son of Mr. Rui Lin Wu
Qiao Xing Group Limited (“Qiao Xing Group”)	Controlled by Mr. Zhi Yang Wu and Mr. Rui Lin Wu
Qiao Xing Communication Holdings, Ltd. (“Communication Holdings”)	Subsidiary of XING
Qiao Xing Electronics Holding Co., Ltd. (“Electronics Holdings”)	Controlled by Mr. Zhi Yang Wu and Mr. Rui Lin Wu
The group of related parties	The parties listed in this table.

Service Transactions

CECT, QXM’s PRC operating subsidiary, received handset processing fees of approximately RMB13.3 million, RMB6.6 million and RMB1.4 million ($0.2 million) in 2007, 2008 and 2009, respectively from QXCI.

Convertible Notes Held by XING

QXM redeemed $30,706,000 of the principle amount of the Notes that were held by XING in 2009. In addition, QXM also paid XING $1,073,000 of interest that was accrued on the Notes as of the date of redemption.

Cash Advances To and From Related Parties

In prior years, QXM made cash advances to, and received cash advances from the group of related parties at the direction and discretion of XING.

In 2007, QXM made advances and repayments to, and received advances and repayments from, the related party group of RMB727.4 million and RMB397.0 million, respectively. The net balance due to the related parties as of December 31, 2007 was RMB4.5 million. In 2008, QXM made advances and repayments to, and received advances and repayments from, the related party group of RMB49.6 million and RMB57.7 million, respectively. Taking into account the exchange differences of RMB1.4 million arising from the translation of foreign currency-denominated debts, the net balance due to the related parties as of December 31, 2008 was RMB11.2 million. In 2009, QXM made advances and repayments to, and received advances and repayments from, the related party group of RMB56.9 million (US$8.3 million) and RMB43.9 million (US$6.4 million), respectively. Taking into account the reclassification of RMB7.4 million to third-party balances following the disposal by XING of its entire equity interest in QXCI in November 2009, the net balance due to the related parties as of December 31, 2009 was RMB5.6 million ($0.8 million).

The cash advances were unsecured, non-interest bearing and had no fixed repayment terms.

Arrangements in Connection with the Senior Convertible Notes Issued by XING — Guarantee by QXM and Indemnification of QXM by XING

XING and QXM entered into a securities purchase agreement with DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd. in April 2006, under which XING issued $36 million and $4 million in senior convertible notes to DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd., respectively, in June 2006. Upon the execution and delivery of this agreement, QXM and the two holders of these senior convertible notes entered into a registration rights agreement under which QXM agreed to provide registration rights to these holders. This registration rights agreement provided that, upon the initial public offering of QXM ordinary shares and to the extent that less than 100% of (i) the senior convertible notes are converted into the common stock of XING prior to the initial public offering of QXM’s ordinary shares and (ii) the QXM shares received by the holders upon conversion of the senior convertible notes are sold in the initial public offering of QXM’s ordinary shares, QXM was obligated to file with the SEC a registration statement on Form F-3 (or any comparable form for a registration acceptable to the requesting holders) to cover the resale of all of the registrable securities upon the request of such holders. Under this registration rights agreement, in the case of QXM’s failure to file such registration statement as required under this registration rights agreement or to obtain and maintain the effectiveness of the registration statement, QXM would have been required to, among other things, pay penalties to the holders of such notes. XING agreed to indemnify QXM for any losses, claims, damages, liabilities, judgments, fines, penalties, charges, and costs resulting from QXM’s failure to make any registration or obtain and maintain the effectiveness of the relevant registration statement. In addition, QXM provided a guaranty to the two holders of the senior convertible notes under which it unconditionally and irrevocably guaranteed the payment of all obligations of XING under the securities purchase agreement and other related documents. Immediately prior to the listing of QXM’s ordinary shares on the NYSE on May 3, 2007, DKR SoundShore Oasis Holding Fund Ltd. and CEDAR DKR Holding Fund Ltd. exchanged all of their Notes for 7,800,000 ordinary shares of QXM held by XING under the terms of the securities purchase agreement. Subsequent to the exchange and immediately prior to the initial public offering of QXM’s shares in May 2007, QXM was 80.50% held by XING, 17.55% held by DKR SoundShore Oasis Holding Fund Ltd. and 1.95% held by CEDAR DKR Holding Fund Ltd.

Other Guarantees and Pledges

Certain affiliates of QXM also provided guarantees and pledges for CECT’s short-term borrowings. Qiao Xing Group made guarantees for CECT of RMB160.0 million, RMB160.0 million and RMB50.0 million (US$7.3 million) as of December 31, 2007, 2008 and 2009, respectively. Qiao Xing Group and certain of QXM’s directors jointly provided guarantees for CECT of RMB570.0 million, RMB360.0 million and RMB290.0 million (US$42.5 million) as of December 31, 2007, 2008 and 2009, respectively. XING provided guarantees of RMB338.0 million, RMB336.0 million and RMB285.0 million (US$41.7 million) as of December 31, 2007, 2008 and 2009, respectively. Certain directors provided guarantees of nil, RMB218.5 million and RMB68.5 million (US$10.0 million) as of December 31, 2007, 2008 and 2009, respectively. QXM has not made any personal loans to its directors or officers in the past. QXM provided guarantees to QXCI for bank borrowings in the amount of RMB150.0 million and RMB150.0 million as of December 31, 2007 and 2008, respectively.

Non-Competition Arrangement

In connection with the initial public offering of QXM’s ordinary shares in May 2007, QXM entered into a non-competition agreement with XING, QXCI and Mr. Rui Lin Wu, which will remain valid until XING or Mr. Rui Lin Wu or any family member of Mr. Rui Lin Wu does not directly or indirectly own any of QXM’s shares, or until termination of such agreement through the written consent of the parties. This agreement provides that XING, QXCI and Mr. Rui Lin Wu will not and will procure their subsidiaries and Mr. Wu’s family members will not, solely or jointly, or through any person, company, enterprise or unit other than QXM and its subsidiaries, develop, carry on, participate in, engage in, or be involved in any businesses or activities that result in or may result in direct or indirect competition with QXM’s business, including but not limited to (i) making investments in businesses that result in or may result in direct or indirect competition with QXM’s business; (ii) soliciting any business, for itself or for other persons, from any person that has business relationships with QXM; (iii) soliciting the employment of, or hiring, any officer, director or employee of QXM and (iv) interfering with QXM’s business or encouraging other persons to interfere with its business. This arrangement will also prohibit XING and Mr. Rui Lin Wu from using knowledge of QXM’s business and strategy to its detriment and provide QXM with the right of first refusal over new business opportunities that come to the attention of XING, QXCI or Mr. Rui Lin Wu and his family members, which are reasonably likely to result in direct or indirect competition with QXM’s business or are reasonably associated with its business.

Transfer of Trademark Application Rights

QXM entered into a transfer agreement of trademark application rights with Ms. Hong Su, the wife of Mr. Zhi Yang Wu, on December 12, 2006. Ms. Hong Su purchased the application rights of the three trademarks relating to QXM’s brand name “CECT” from a third party, who submitted the application with the China Trademark Office, received the approval for the initial application and had these trademarks registered under its name pending the final approval of the China Trademark Office. Under the transfer agreement between Ms. Hong Su and QXM, she transferred all the rights and obligations in connection with the trademark application to QXM for no consideration when she was announced as the new applicant of the three trademarks by the China Trademark Office in March 2007. QXM subsequently submitted its application for the registration of these three trademarks to the China Trademark Office and has been informed by the China Trademark Office that a third party raised objections related to its applications for the registration of these three trademarks. As a result of the objections, QXM may not be able to obtain the trademark registration certificates for these three trademarks from the China Trademark Office.

Agreements with QXM Directors

Except as disclosed in this Scheme Document including information incorporated by reference herein: (i) no payments or other benefits will be made to any director of QXM or any director of any company that is deemed as compensation for loss of office or otherwise in connection with the Scheme; (ii) no agreements or arrangements have been made between any director of QXM and any other person in connection with or which are conditional upon the outcome of the Scheme; (iii) no director of QXM has any material interest, whether direct or indirect, in any material contracts entered into by XING; and (iv) no director of QXM or any of its subsidiaries is a party to any service contract with QXM or its subsidiaries that has a remaining term of more than 12 months and that is not terminable by the employing entity within the next 12 months without any additional payment by the employing entity, and no such contracts were entered into during the period commencing six months prior to September 8, 2010 and ended on the date hereof.

Material Litigation

Neither QXM nor its subsidiaries is engaged in any litigation as plaintiff or defendant which might materially and adversely affect the financial position of QXM and its subsidiaries as a whole, and the directors of QXM are not aware of any proceedings pending or threatened against QXM or any of its subsidiaries or any facts likely to give rise to any proceedings which might materially or adversely affect the financial position of QXM and its subsidiaries taken as a whole.

Material Changes

Except for information regarding QXM which is publicly available, XING is not aware of any material change in any information previously published by or on behalf of QXM during the period commencing from September 8, 2010 and ending on the date hereof.

OTHER IMPORTANT INFORMATION REGARDING XING

Information on XING

XING was incorporated as an international business company under the International Business Companies Act of BVI on December 6, 1994. Fiscal year 2009 represented a critical year for XING as it transitioned its business focus from telecommunication terminals to the mineral resources industry, with a focus on several strategically important nonferrous metal mines. In April 2009, XING acquired CLJC to enter the molybdenum mining and processing industry. In July 2009, XING started commercial production of molybdenum concentrate at its molybdenum mine.

CLJC, through its wholly owned Chinese subsidiaries, owns the right to receive the expected economic residual returns from Haozhou Mining, a large copper-molybdenum poly-metallic mining company in China. Haozhou Mining owns the exploration license of a mine covering 53.9 square kilometers (the “Mine”) in the Inner

Mongolia Autonomous Region in the PRC. Through exploration of 32.34 square kilometers, it was concluded that there is a reserve of 30,985 tons of molybdenum metal and an abundance of other types of mineralization, which was supported by the Technical Report issued by Behre Dolbear Asia, Inc. Haozhou Mining intends to explore for additional mineralization on the remaining 21.56 square kilometers in the future.

The Mine is located in Chifeng, which is a strategically important base for China’s mineral resources industry; the average grade of the molybdenum reserves of the Mine is 0.40%, which is very high compared with the global average for molybdenum mines; transportation, supply of water and electricity are economically accessible; Haozhou Mining is managed by a team of mining experts with proven experience in operating a mining business; it has all necessary permits, approval from the PRC government authorities to explore and extract the mines, as well as environment protection permits and safety permits; the infrastructure and the initial production facility (the “Initial Project”) are believed to be sufficient to support the capacity of processing 435,000 tons of ores and producing 2,817 tons of molybdenum concentrate product annually (equivalent to 1,378 tons of molybdenum metal). The Mine commenced commercial operations in July 2009. It is planned that, by 2011, the production capacity will eventually increase to a level to process 540,000 tons of ores and produce 3,526 tons of molybdenum concentrate on an annual basis.

Based on the initial success of its molybdenum business as well as an extensive study of China’s macro economic trends, XING is further consolidating its strategy to become a pure resources company with meaningful scale and a focus on strategically important metals. As a result of its new strategic direction, XING divested its fixed line and low-end mobile phone business on November 30, 2009 and officially changed its corporate name to Qiao Xing Universal Resources, Inc. effective January 28, 2010.

In December 2010, XING acquired the 100% equity interest in Xinyuan Mining, which owns a mining license for a lead-zinc-copper mine that covers 3.3233 square kilometers in Inner Mongolia, PRC. In January 2011, XING also acquired the 34.53% equity interest in Aolunhua, which owns an open-pit copper-molybdenum mine covering 14.38 square kilometers in Inner Mongolia, PRC.

All information about XING, including, without limitation, its operating and financial results, directors senior management and employees, major shareholders, related party transactions and its common stock set forth in its annual report on Form 20-F for the year ended December 31, 2009 as filed with the SEC on July 15, 2010 and all subsequently filed reports on Form 6-K, are hereby incorporated by reference.

COMPARISON OF RIGHTS OF QXM SHAREHOLDERS AND XING SHAREHOLDERS

Upon the completion of the Scheme, QXM shareholders will own XING shares, governed under XING’s Memorandum and Articles of Association. Similar to QXM, XING is incorporated in BVI and provides substantially similar rights to its shareholders. Some of the differences between the rights granted to the holders of QXM and XING include the following:

Amendment of Memorandum and Articles of Association

•	In addition to amending its Memorandum of Association and Articles of Association by a shareholder resolution, the Memorandum of Association and Articles of Association of XING may be amended by a resolution of directors. In contrast, QXM cannot amend its Memorandum of Association or Articles of Association without a special resolution of the shareholders, requiring a two-thirds vote, except for such amendments solely for the purpose of creating new classes or series of shares, or amending the Articles of Association to account for the consequence of creating such new class or series of shares.

Bearer Shares

•	Unlike the shares of QXM, all of which are registered, certain shares of XING may be bearer shares, as may be determined by a resolution of directors. (Please note that all XING shares issued pursuant to the Scheme shall be registered shares). There are no bearer shares of XING currently in issue nor proposed to be issued. Unlike traditional registered shares, bearer shares are ones that are wholly owned by whoever holds the physical stock certificate. XING will not register the owner of these shares, nor track the transfer of ownership of these shares. The holder of bearer shares must present the physical coupon to XING to receive any dividends which are distributed.

Shareholder Rights

•	The rights attached to any particular class or series of shares of XING may be varied with the written consent of at least three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation (as opposed to 100% of the class for QXM).

•	XING shareholders are expressly permitted to mortgage their shares under XING’s Articles of Association. In contrast, QXM shareholders are not expressly permitted to mortgage their shares under QXM’s articles of association.

Pension Funds

•	XING directors may establish and maintain or procure the establishment and maintenance of non-contributory or contributory pension or superannuation funds for the benefit of any persons who are or were at any time in the employment or service of the company, or any of its subsidiaries, or is allied to or associated with the company or with any such subsidiary, or who are or were at any time directors or officers of the company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. In contrast, the directors of QXM are not granted such powers.

Size and Classification of the Board

•	XING’s Board will consist of at least one and up to a maximum of 20 directors.

•	XING’s directors shall be given not less than 3 days notice of meetings of directors.

•	Currently, 4 of XING’s directors are independent.

•	QXM’s board of directors is divided into three classes with each class serving a three year term. In contrast, XING’s board is not divided into classes and directors hold office for the term, if any, fixed by resolution of the members or until their earlier death, resignation or removal. XING’s directors are typically elected for one year terms.

Board Committees

•	Unlike QXM’s Articles of Association, which provide that the directors shall designate three permanently sitting committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, comprised of at least two independent directors, and have the power to designate such other board committees as they deem necessary or desirable, XING has no such requirement in its Articles of Association. However, XING currently has an audit committee, nominating committee and compensation committee.

Removal of Directors

•	XING directors may be removed from office, with or without cause, by a resolution of the shareholders or, with cause, by a resolution of directors. In contrast, the directors of QXM may only be removed from office with cause by a resolution of the shareholders.

Shareholders’ Meetings

•	Shareholders’ meetings of XING may be called by shareholders holding 10% of the outstanding shares (as opposed to 30% for QXM).

•	Not less than 7 days notice of an XING shareholders’ meeting shall be provided (as opposed to 10 days for QXM).

•	Unlike QXM’s Articles of Association, which contain no provision for calling a shareholders’ meeting on short notice, XING’s Articles of Association provide that a shareholders’ meeting of XING may be called on short notice if:

•	Shareholders holding at least 90% of shares entitled to vote on all matters to be considered at the meeting, or 90% of the votes of each class or series of shares where shareholders are entitled to vote thereon as a class or series together with not less than a 90% majority of the remaining votes, have agreed to short notice of the meeting, or

•	All shareholders holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

•	A shareholders’ meeting shall be properly constituted if 50% of the XING voting securities are represented. In contrast, a quorum of the members of QXM is reached if there are 2 members present in person, by proxy or by corporate representative representing not less than one-third of the votes of the shares entitled to vote on resolutions to be considered at the meeting.

•	If a quorum of XING shareholders is not met after two hours, the shareholders’ meeting shall be adjourned. In contrast, QXM’s meetings shall be adjourned if a quorum is not reached within 30 minutes.

Special Resolution of Shareholders for Certain Actions

•	QXM requires a special vote of its shareholders for certain specified measures such as to:

•	Approve or adopt a share option or purchase plan or other arrangement pursuant to which shares of the company or securities convertible into shares of the company may be acquired by officers or directors of the company;

•	Issue shares of the company or securities convertible into shares of the company resulting in a change of control of the company;

•	Issue shares of the company or securities convertible into shares of the company in connection with the acquisition of shares, stock or assets of another person if a director or substantial shareholder has an interest in the entity or assets to be acquired; or if the number of shares of the company to be issued in connection with the acquisition constitutes 20% of the outstanding shares of the company prior to the transaction;

•	Issue shares of the company or securities convertible into shares of the company in connection with a transaction (other than a public offering) involving the issuance of shares at a price less than the greater of the book or market value which together with sales by officers or directors of the company or shareholders holding 5% or more of the shares equals 20% or more of the shares of the company; or issuance of shares equal to 20% or more of the outstanding shares of the company prior to the transaction.

•	XING’s Memorandum and Articles of Association have no such requirements.

Auditors

•	Although the first auditors of XING shall be appointed by resolution of the directors, subsequent auditors shall be appointed by a resolution of the shareholders. In contrast, the auditors of QXM shall be elected by the directors of QXM acting through the Audit Committee.

Arbitration

•	Any dispute between XING and any of its shareholders, unless the parties agree to refer the same to a single arbitrator, shall be referred to two arbitrators one to be chosen by each of the parties to the dispute and the arbitrators shall before entering on the reference appoint an umpire.

•	If either party to the reference makes default in appointing an arbitrator either originally or by way of substitution (in the event that an appointed arbitrator shall die, be incapable of acting or refuse to act) for 10 days after the other party has given him notice to appoint the same, such other party may appoint an arbitrator to act in the place of the arbitrator of the defaulting party.

•	In contrast, QXM provides no such similar arbitration provisions.

Business Combinations

•	Unlike XING’s Articles of Association, which contain no similar provision, the QXM Articles of Association provide that any Business Combination (as defined therein) with any Interested Shareholder (as defined therein), who has been an Interested Shareholder for less than three years, must be approved by the board of directors and, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of QXM that are not owned by the Interested Shareholder, subject to certain exceptions, including but not limited to, transactions in which:

•	prior to the time that person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

•	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of QXM at the time the transaction commenced.

WHERE YOU CAN FIND MORE INFORMATION

XING and QXM are both subject to the information reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file certain reports and other information with the SEC. However, as foreign private issuers, both XING and QXM and their respective shareholders are exempt from certain of the Exchange Act reporting requirements. The reporting requirements that do not apply to XING and QXM or their shareholders include the proxy solicitation rules, the rules requiring filing of quarterly reports, the rules regarding the furnishing of annual reports to shareholders, and Section 16 short-swing profit reporting for officers and directors and for holders of more than 10% of XING’s common stock or QXM’s ordinary shares as applicable.

You may read and copy any report, statement or other information that QXM or XING filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or the website maintained by the SEC at http://www.sec.gov.

Additionally, copies of XING’s periodic reports are available free of charge by contacting XING as follows:

Qiao Xing Universal Resources, Inc.
Attention: Aijun Jiang, CFO
Qiao Xing Science Industrial Park
Tang Quan
Huizhou City, Guangdong
People’s Republic of China 516023
86-752-2820-268
jiangaijun@qiaoxing.com.hk

INCORPORATION BY REFERENCE

XING’s annual report on Form 20-F filed with the SEC on July 15, 2010, is incorporated herein by reference. XING’s reports on Form 6-K filed with the SEC since July 15, 2010, including, without limitation, the reports on Form 6-K filed with the SEC on July 19, 2010, August 31, 2010, September 8, 2010, September 13, 2010 (multiple reports on Form 6-K), September 21, 2010 (multiple reports on Form 6-K), September 23, 2010, October 25, 2010, November 3, 2010, December 7, 2010, December 10, 2010, December 23, 2010, December 29, 2010, January 5, 2011 (multiple reports on Form 6-K), January 6, 2011, January 14, 2011 and February 28, 2011 are incorporated herein by reference.

QXM’s annual report on Form 20-F filed with the SEC on June 30, 2010, contains the audited consolidated financial statements of QXM and its subsidiaries as of and for the fiscal years ended December 31, 2007, 2008, and 2009, which are incorporated herein by reference.

APPENDICES

Appendix A Scheme of Arrangement

Appendix B Memorandum and Articles of Association of Qiao Xing Mobile Communication Co., Ltd.

Appendix C Form of Proxy

Appendix A

EASTERN CARIBBEAN SUPREME COURT
IN THE HIGH COURT OF JUSTICE
VIRGIN ISLANDS
COMMERCIAL DIVISION

CLAIM NO BVIHC (COM) 6 of 2011

IN THE MATTER OF QIAO XING MOBILE COMMUNICATIONS CO., LTD.

AND IN THE MATTER OF SUBSECTION 179A OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED)

SCHEME OF ARRANGEMENT

(A) In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall have the meanings respectively set opposite them:

“Books Closure Date”	April 13, 2011, being the date on which the entitlements of the holders of Minority Shares under the Scheme of Arrangement are determined

“Companies Act”	The BVI Business Companies Act, 2004 (as amended)

“Confirmation of Filing”	The confirmation of filing to be issued by the registrar pursuant to section 179A(4) of the Companies Act after the scheme Filing has been filed

“Consideration Shares”	ordinary shares of US$0.001 par value each in the share capital of XING

“Court”	the High Court of Justice of the Eastern Caribbean Supreme Court

“Effective Date”	the date on which the Scheme of Arrangement, if sanctioned by the Court, becomes effective in accordance with the Companies Act as established by the date shown on the Confirmation of Filing

“holder(s)”	a registered holder and includes a person entitled by transmission to be registered as such and joint holders

“Latest Practicable Date”	February 28, 2011 being the latest practicable date prior to the printing of this document for ascertaining certain information contained herein

“Meeting”	the meeting of Minority Shareholders convened with the consent of the Court for Minority Shareholders to consider and, if thought fit, approve this Scheme of Arrangement

“Minority Shareholders”	all holders of Minority Shares

“Minority Shares”	all ordinary shares of QXM other than those held by XING

“NYSE”	New York Stock Exchange, Inc.

“QXM”	Qiao Xing Mobile Communications Co., Ltd., a company incorporated in the British Virgin Islands, the shares of which are listed on the NYSE

“Record Time”	8:00 p.m. (New York time) on the Books Closure Date

“Register”	the register(s) of members of QXM

“Scheme Filing”	means the final order of the Court in a form acceptable to XING

“Scheme Consideration”	the aggregate consideration per Minority Share of (i) US$0.80 in cash and (ii) the allotment and issue of 1.9 Consideration Shares by XING to holders of the Minority Shares on the Effective Date

“Scheme Order”	means the final order of the Court in a form acceptable to XING as such order may be amended by the Court (with the consent of XING, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to XING) on appeal

“Scheme of Arrangement”	a scheme of arrangement between QXM and the Minority Shareholders pursuant to Section 179A of the Companies Act in its present form or with or subject to any modification(s) or addition(s) or condition(s) which the Court may approve or impose

“Share Options”	options to acquire shares of QXM pursuant to QXM’s 2007 Equity Incentive Plan

“Shareholder(s)”	registered holder(s) of the shares of QXM

“Transfer Agent”	Computershare Trust Company, Inc., the transfer agent of both (i) the ordinary shares of QXM; and (ii) the ordinary shares of US$0.001 par value each in the share capital of XING

“US$”	US dollars, the lawful currency of the United States

“XING”	Qiao Xing Universal Resources, Inc. a company incorporated in the British Virgin Islands the shares of which are listed on the Nasdaq Global Market

(B) QXM was first incorporated as an international business company under the International Business Companies Act (Cap. 291) on 31 January 2002, and was automatically re-registered as a BVI business company under part III of Schedule 2 of the Act on 1 January 2007. QXM is a company limited by shares.

(C) As at the Latest Practicable Date QXM was authorised to issue an unlimited number of shares without par value, and QXM has allotted and issued 57,565,745 shares fully paid-up or credited as fully paid-up.

(D) XING has proposed the privatisation of QXM by way of the Scheme of Arrangement.

(E) The primary purpose of the Scheme of Arrangement is to privatise QXM by effecting the transfer to XING of all of the Minority Shares in consideration and exchange for the Scheme Consideration so that QXM shall thereafter become a wholly-owned subsidiary of XING.

(F) On the Latest Practicable Date, assuming no Share Options are exercised before the Record Date, XING is the registered owner of 32,200,000 shares of QXM, representing approximately 56% of the entire issued shares of QXM.

(G) XING has agreed to appear by Counsel at the hearing of the petition to sanction the Scheme of Arrangement and to undertake to the Court (whether at the hearing or before hand) to be bound by the Scheme of Arrangement and will execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable for the purpose of giving effect to and satisfying their respective obligations under the Scheme of Arrangement.

THE SCHEME OF ARRANGEMENT

PART I

Acquisition of the Minority Shares

1. On the Effective Date the Minority Shares shall be transferred to and acquired by XING.

PART II

Consideration for the transfer of the Minority Shares

2. (a) As consideration for the transfer to, and acquisition by, XING of the Minority Shares, each holder thereof on the Books Closure Date will receive the Scheme Consideration from XING. The Scheme Consideration shall be proportionately and appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into ordinary shares of QXM), reorganization, recapitalization or other like change with respect to the shares of QXM (including, without limitation, the Minority Shares), the record date for which occurs after the Books Closure Date and prior to the Effective Date. Regular quarterly cash dividends and increases therein shall not be considered extraordinary for purposes of the preceding sentence.

(b) Fractions of Consideration Shares shall not be allotted or issued to holders of Minority Shares pursuant to this Scheme of Arrangement, and all fractional entitlements to which, but for this Section 2(b), holders of Minority Shares would have become entitled shall be rounded down to the nearest whole number of Consideration Shares and such fractional interests shall not entitle the owner thereof to exercise any rights as a shareholder of XING.

(c) The Consideration Shares shall be issued, credited as fully paid, shall rank equally in all respects with all other fully paid Consideration Shares and shall be entitled to all dividends and other distributions declared, paid or made by XING by reference to a record date on or after the Effective Date.

PART III

Conditions

3. The Scheme of Arrangement is conditional upon of the following matters becoming effective:

•	approval of the Scheme at the Meeting by a resolution passed by a majority of the Minority Shareholders in number present and voting, either in person, by proxy or by corporate representative, and, representing not less than 75% in value of the QXM ordinary shares held by the Minority Shareholders present and voting, either in person, by proxy or by corporate representative, at the Meeting;

•	the receipt of authorizations, consents, clearances, permissions and approvals necessary or required for the implementation of the Scheme, except as would not be reasonably expected to have a material adverse effect on QXM or on the performance in all material respects by XING of its obligations under the Scheme;

•	the sanction of the Scheme by the Court, and the lodgement of the Court Order with the Registrar of Corporate Affairs in BVI;

•	the absence of any injunction or other court order or legal restraint or prohibition preventing the Scheme from becoming effective; and

•	the absence of fundamental changes in QXM’s financial condition or results of operations.

PART IV

General

4. As from the Effective Date, any instruments of transfer relating to and all certificates representing, the Minority Shares shall cease to have effect as documents of title and every holder thereof shall be bound on the request of QXM to deliver up to QXM (in exchange for the Scheme Consideration) the certificates relating to the Minority Shares for cancellation.

5. (a) With respect to Minority Shares that are registered directly in the name of the appropriate Minority Shareholder in the Register, at or promptly after (and in any event, not later than ten (10) days after) the Effective Date, XING shall send or cause to be sent cheques and certificates in respect of the XING ordinary shares representing the Scheme Consideration payable to such holders of Minority Shares.

(b) With respect to the Minority Shares that are registered in the name of a nominee in the Register, at or promptly after (and in any event not later than ten (10) days after) the Effective Date, XING shall deposit with the Transfer Agent, for the benefit of the former holders of Minority Shares, cash representing the maximum amount of cash payable pursuant to the Scheme and one or more certificates representing the maximum number of ordinary shares of XING issuable pursuant to this Scheme of Arrangement to such holders. Upon surrender to the Transfer Agent for cancellation of a certificate which immediately prior to the Effective Date represented one or more Minority Shares that were exchanged for the Scheme Consideration (including the Consideration Shares) under this Scheme of Arrangement, together with such other documents and instruments (if any) as would have been required to effect the transfer of the shares formerly represented by such certificate under the Companies Act and the memorandum of association and articles of association of QXM, together with such other documents and instruments (if any) as the Transfer Agent may reasonably require to effect a transfer of such Minority Shares to XING, the holder of such surrendered certificate shall be entitled to receive in exchange therefore and the Transfer Agent shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number with no entitlements to fractional interests) of Consideration Shares which such holder has the right to receive, and the certificate so surrendered shall forthwith be cancelled.

(c) No interest shall be paid or accrued on unpaid dividends and distributions, if any, payable to holders of certificates that formerly represented Minority Shares. In the event of a transfer of ownership of Minority Shares that is not registered in the transfer records of QXM a certificate representing the proper number of Consideration Shares may be issued to the transferee if the certificate representing such Minority Shares is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer.

(d) Until surrendered as contemplated by the foregoing, each certificate which immediately prior to the Effective Date represented Minority Shares that were exchanged for the Scheme Consideration (including the Consideration Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the Scheme Consideration, (including the certificate representing the relevant Consideration Shares) as contemplated by sections 5(a) and 5(b); and (ii) any dividends or distributions with a record date after the Effective Date theretofore paid or payable with respect to Consideration Shares, and any evidence thereof shall be deemed, at all times after the Effective Date and until the completion of the transfer of the relevant Minority Shares to XING, to represent only the right to receive the applicable consideration specified in Section 2(a) of this Scheme of Arrangement.

(e) Unless otherwise indicated in writing to the Transfer Agent, all cheques and certificates to be despatched to Minority Shareholders shall be sent by post in pre-paid envelopes addressed to holders of the Minority Shares at their respective addresses as appearing in the Register at the Record Time or, in the case of joint holders, at the address appearing in the Register at the Record Time of the joint holder whose name then stands first in the Register in respect of the relevant joint holding.

(f) Cheques shall be posted at the risk of the addressees and neither XING nor QXM shall be responsible for any loss or delay in receipt.

(g) Cheques shall be in favour of the person to whom, in accordance with the provisions of this Clause 5, the envelope containing the same is addressed and the encashment of any such cheques shall be a good discharge by XING of the monies represented thereby.

(h) On or after the day being six calendar months after the posting of the cheques pursuant to this Clause 5, XING shall have the right to cancel or countermand payment of any such cheque which has not been cashed or has been returned uncashed and shall place all monies represented thereby in a deposit account in QXM’s name with a licensed bank in Hong Kong selected by XING. QXM shall hold such monies on trust for those entitled under the terms of the Scheme of Arrangement until the expiration of six years from the Effective Date and shall prior to such date pay out of such monies the sums payable pursuant to the Scheme of Arrangement to persons who satisfy QXM that they are entitled thereto. Any payments made by QXM shall include any interest accrued on the sums to which the respective persons are entitled calculated at the annual rate prevailing from time to time at the licensed bank in which the monies are deposited, subject, if applicable, to the deduction of any interest or withholding tax or any other deduction required by law. QXM shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled and a certificate of QXM to the effect that any particular person is so entitled or not so entitled, as the case may be, shall be conclusive and binding upon all persons claiming an interest in the relevant monies.

(i) On the expiration of six years from the Effective Date, XING and QXM shall be released from any further obligation to make any payments under the Scheme of Arrangement and QXM shall transfer to XING the balance (if any), of the sums standing to the credit of the deposit account referred to in this Clause 5 including accrued interest subject, if applicable, to the deduction of interest or any withholding tax or other tax or any other deductions required by law and subject to the deduction of any expenses shall be transferred to XING.

(j) Paragraph (i) of this Clause 5 shall take effect subject to any prohibition or condition imposed by law.

6. All mandates or relevant instructions to or by QXM in force at the Record Time relating to any of the Minority Shares shall cease to be valid as effective mandates or instructions.

7. Subject to Clause 3, the Scheme of Arrangement shall become effective as soon as a copy of the Order of the Court sanctioning the Scheme of Arrangement has been delivered to the Registrar of Corporate Affairs in the British Virgin islands for registration pursuant to section 179A(4) of the Companies Act.

8. Unless the Scheme of Arrangement shall have become effective on or before June 30, 2011 or such later date, if any, as XING may agree or as the Court on application of XING may allow, the Scheme of Arrangement shall lapse.

9. (a) XING reserves the right to amend, modify and/or supplement this Scheme of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document which is (i) agreed to in writing by XING, (ii) filed with the Court and, if made following the Meeting, approved by the Court subject to such conditions as the Court may impose, and (iii) if so required by the Court, communicated to Minority Shareholders if and in the manner as required by the Court. Any amendment, modification and/or supplement to this Scheme of Arrangement may be made by XING unilaterally after the Effective Date without the approval of the Minority Shareholders or QXM provided that it concerns a matter which, in the reasonable opinion of XING, is of an administrative or ministerial nature required to better give effect to the implementation of this Scheme of Arrangement and is not adverse to the financial or economic interests of the former Minority Shareholders.

(b) Notwithstanding anything in this Scheme of Arrangement, XING shall be entitled, at any time prior to or following QXM Meeting, to modify this Scheme of Arrangement to increase the consideration XING is prepared to make available to Minority Shareholders, whether or not the board of directors of QXM has changed its recommendation, provided that XING shall use all of its commercially reasonable efforts to provide not less than one business day’s prior written notice of such proposal to QXM and the Minority Shareholders.

(c) Notwithstanding anything in this Scheme of Arrangement, no amendment, revision, update or supplement shall be made to this Scheme of Arrangement that (i) would require QXM to obtain any regulatory approval or the approval of Minority Shareholders in respect of such amendment, revision, update or supplement other than at the Meeting, (ii) would prejudice QXM’s security holders, (iii) would impede or materially delay the consummation of the transactions contemplated by this Scheme of Arrangement, or (iv) would require QXM to take any action in contravention of applicable laws, the memorandum and articles of association of QXM or any material provision of any material agreement to which it is a party.

(d) Notwithstanding anything in this Scheme of Arrangement, XING shall be entitled, at any time prior to or following the Meeting to modify this Scheme of Arrangement, to assign any or all of its rights, interests and/or obligations under this Scheme of Arrangement to any direct or indirect subsidiary or any affiliate and/or designate one or more of its direct or indirect subsidiaries or affiliates in its place as XING for any or all purposes hereunder, provided that any such assignment shall not relieve XING of any of its obligations hereunder and XING shall guarantee the performance of this Scheme of Arrangement by any such assignee.

10. All costs, charges and expenses of and incidental to the Scheme of Arrangement and the costs of carrying the Scheme of Arrangement into effect will be borne by XING.

Date April [  ] 2011

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

SECOND AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

QIAO XING MOBILE COMMUNICATION CO., LTD.

(Adopted by way of resolution of members on March 19, 2007)

1.	NAME

The name of the company is Qiao Xing Mobile Communication Co., Ltd. (the “Company”).

2.	STATUS

The Company was first incorporated as an international business company under the International Business Companies Act (Cap.291) on 31 January 2002 and was automatically re-registered as a BVI business company under Part III of Schedule 2 of the BVI Business Companies Act on 1 January 2007. The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Company is Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

The registered agent of the Company is Codan Trust Company (B.V.I.) Ltd. of Romasco Place, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

a. full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

b. for the purposes of paragraph (a), full rights, powers and privileges.

5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue an unlimited number of shares without par value.

6.	RIGHTS ATTACHING TO SHARES

Subject to the Articles, the terms of the issue of any share, or any Resolution of Members to the contrary (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a share of the Company confers on the holder:

a. the right to one vote at a meeting of the Members or on any Resolution of Members;

b. the right to an equal share in any Distribution paid by the Company; and

c. the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

7.	VARIATION OF CLASS RIGHTS

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Company is being wound-up, may be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series.

8.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

9.	REGISTERED SHARES

The Company shall issue registered shares only, and such shares may be in full or fractional form. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

10.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

Subject to Clause 7, the Company may only amend its Memorandum or Articles by a Special Resolution of Members provided that Clause 5 of the Memorandum may be amended by a Resolution of Directors for purposes of creating new classes or series of shares and the Articles may similarly be amended to take account of any ancillary changes required as a consequence of the creation of such new classes or series of shares.

11.	DEFINITIONS

The meanings of words in this Memorandum are as defined in the Articles annexed hereto.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 31st day of January, 2002.

in the presence of:

Witness	Subscriber

TrustNet Chambers P.O. Box 3444 Road Town, Tortola	TrustNet (British Virgin Islands) Limited

(Sgd. Melinda McGlore)	(Sgd. Nicole Wheatley)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION
OF
QIAO XING MOBILE COMMUNICATION CO., LTD.
(A COMPANY LIMITED BY SHARES)

(Adopted by way of resolution of members on March 19, 2007)

TABLE OF CONTENTS

INTERPRETATION
1.	Definitions	B-6

SHARES
2.	Power to Issue Shares	B-8
3.	Power of the Company to Purchase its Shares	B-8
4.	Treatment of Purchased, Redeemed or Acquired Shares	B-9
5.	Treasury Shares	B-9
6.	Consideration	B-9
7.	Forfeiture of Shares	B-10
8.	Share Certificates	B-10
9.	Fractional Shares	B-11

REGISTRATION OF SHARES
10.	Register of Members	B-11
11.	Registered Holder Absolute Owner	B-11
12.	Transfer of Registered Shares	B-11
13.	Transmission of Registered Shares	B-12

ALTERATION OF SHARES
14.	Power to Alter Shares	B-12
15.	Restrictions on the Division of Shares	B-13

DISTRIBUTIONS
16.	Distributions	B-13
17.	Power to Set Aside Profits	B-13
18.	Unauthorised Distributions	B-13
19.	Distributions to Join	B-13

MEETINGS OF MEMBERS
20.	General Meetings	B-14
21.	Location	B-14
22.	Requisitioned General Meetings	B-14
23.	Notice	B-14
24.	Giving Notice	B-14
25.	Service of Notice	B-14
26.	Participating in Meetings	B-15
27.	Quorum at General Meetings	B-15
28.	Chairman to Preside	B-15
29.	Voting on Resolutions	B-15
30.	Power to Demand a Vote on a Poll	B-17
31.	Voting by Joint Holders of Shares	B-17
32.	Instrument of Proxy	B-17
33.	Representation of Members	B-17
34.	Adjournment of General Meetings	B-18
35.	Business at Adjourned Meetings	B-18
36.	Directors Attendance at General Meetings	B-18

DIRECTORS AND OFFICERS
37.	Election of Directors	B-18
38.	Number and Classes of Directors	B-19
39.	Term of Office of Directors	B-19
40.	Alternate and Reserve Directors	B-19
41.	Removal of Directors	B-19
42.	Vacancy in the Office of Director	B-19
43.	Remuneration of Directors	B-20
44.	Resignation of directors	B-20
45.	Directors to Manage Business	B-20
46.	Board Committees	B-20
47.	Officers and Agents	B-21
48.	Removal of Officers and Agents	B-21
49.	Duties of Officers	B-22
50.	Remuneration of Officers	B-22
51.	Standard of Care	B-22
52.	Conflicts of Interest	B-22
53.	Indemnification and Exculpation	B-22

MEETINGS OF THE BOARD OF DIRECTORS
54.	Board Meetings	B-23
55.	Notice of Board Meetings	B-23
56.	Participation in Meetings by Telephone	B-23
57.	Quorum at Board Meetings	B-23
58.	Board to Continue in the Event of Vacancy	B-23
59.	Chairman to Preside	B-24

CORPORATE RECORDS
60.	Documents to be Kept	B-24
61.	Form and Use of Seal	B-24

ACCOUNTS
62.	Books of Account	B-25
63.	Form of Records	B-25
64.	Financial Statements	B-25
65.	Distribution of Accounts	B-25

AUDITS
66.	Audit	B-25
67.	Appointment of Auditor	B-26
68.	Duties of Auditor	B-26
69.	Access to Records	B-26
70.	Auditor Entitled to Notice	B-26

BUSINESS COMBINATIONS
71.	Business Combinations	B-26

FUNDAMENTAL CHANGES
72.	Changes	B-29
73.	Continuation under Foreign Law	B-29

QIAO XING MOBILE COMMUNICATION CO., LTD.

INTERPRETATION

1.	DEFINITIONS

1.1 In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	BVI Business Companies Act, 2004, as from time to time amended or restated.

Articles	these Articles of Association as originally registered or as from time to time amended or restated.

Board	the board of directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Act and these Articles or the directors present at a meeting of directors at which there is a quorum.

Company	Qiao Xing Mobile Communication Co., Ltd

Designated Stock Exchange	the New York Stock Exchange.

Dollars and $	dollars, the legal currency of the United States of America.

Exchange Act	the Securities Exchange Act of 1934, as amended.

Distribution	(a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or

(b) the incurring of a debt to or for the benefit of a Member,

in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend.

Group	the Company and every company which is for the time being controlled by or under common control with the Company (for these purposes, “control” means the power to direct management or policies of the person in question, whether by means of an ownership interest or otherwise).

Member	a person whose name is entered in the Register as the holder of one or more shares, or fractional shares, in the Company.

Memorandum	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated.

Ordinary Resolution of Members	a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution.

Register	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the British Virgin Islands as the Board shall determine from time to time.

Resolution of Directors	(a) a resolution approved at a duly constituted meeting of directors or of a board committee of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b) a resolution consented to in writing by all of the directors or of all the members of the committee, as the case may be, provided that for this paragraph (b) only, “director” shall not include an alternate.

Resolution of Members	a Special Resolution of Members or an Ordinary Resolution of Members.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Seal	the common seal of the Company.

SEC	the United States Securities and Exchange Commission.

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.

Special Resolution of Members	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.

Treasury Share	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

1.2 In these Articles, where not inconsistent with the context:

(a) words denoting the plural number include the singular number and vice versa;

(b) words denoting the masculine gender include the feminine and neuter genders;

(c) words importing persons include companies, associations or bodies of persons whether corporate or not;

(d) a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of

Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

(e) a reference to money is unless otherwise stated a reference to the currency in which shares of the Company shall be issued;

(f) the words:-

(i) “may” shall be construed as permissive; and

(ii) “shall” shall be construed as imperative; and

(g) unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.

1.3 In these Articles, expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4 Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	POWER TO ISSUE SHARES

2.1 Subject to the provisions of the Memorandum, the Act and the rules of the Designated Stock Exchange, the unissued shares of the Company shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by Resolution of Directors determine.

2.2 At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

3.	POWER OF THE COMPANY TO PURCHASE ITS SHARES

3.1 The Company may purchase, redeem or otherwise acquire and hold its own shares.

3.2 The directors may make an offer to purchase, redeem or otherwise acquire shares issued by the Company if the offer is

(a) an offer to all Members that would, if accepted, leave the relative voting and distribution rights of the Members unaffected and affords each Member a reasonable opportunity to accept the offer; or

(b) an offer to one or more Members to which all Members have consented in writing.

3.3 The Company may not purchase, redeem or otherwise acquire its own shares without the consent of Members whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any provision of the Memorandum or these Articles to purchase, redeem or otherwise acquire the shares without their consent.

3.4 The directors shall not make an offer under this Article unless they have passed a Resolution of Directors stating that, in their opinion (a) the purchase, redemption or other acquisition is to the benefit of the remaining

Members and (b) that the terms of the offer and the consideration offered for the shares are fair and reasonable to the Company and to the remaining Members, and setting out the reasons for their opinion.

3.5 The Company may only offer to acquire shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due

3.6 The Company may purchase, redeem or otherwise acquire its shares at a price lower than the fair value if permitted by, and then only in accordance with, the terms of the Memorandum or Articles or a written agreement for the subscription for the shares to be purchased, redeemed or otherwise acquired.

4.	TREATMENT OF PURCHASED, REDEEMED OR ACQUIRED SHARES

4.1 Subject to Paragraph 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.

4.2 The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.

5.	TREASURY SHARES

5.1 Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.

5.2 All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.

6.	CONSIDERATION

6.1 A share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.2 No share may be issued for a consideration other than money unless the directors pass a resolution stating:

(a) the amount to be credited for the issue of the share;

(b) their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c) that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the share.

6.3 No share may be issued by the Company that:

(a) increases the liability of a person to the Company; or

(b) imposes a new liability on a person to the Company,

unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.

6.4 Shares in the Company may be issued for such amount of consideration as the Board may from time to time determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud, the decision of the Board as to the value of the consideration received by the Company in respect of the issue in conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.

7.	FORFEITURE OF SHARES

7.1 Where a share is not fully paid for on issue, the directors may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.

7.2 The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.

7.3 Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the directors by Resolution of Directors may, at any time before tender of payment forfeit and cancel the share to which the notice relates.

7.4 Upon forfeiture and cancellation pursuant to Paragraph 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.

7.5 The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every other share standing registered in the name of a Member, whether singly or jointly with any other person, for all such promissory notes or other binding obligations of such Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

7.6 In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by Resolution of Directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

7.7 The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.	SHARE CERTIFICATES

8.1 Every Member shall be entitled to a certificate signed by a director or officer of the Company specifying the share or shares held by him and the signature of the director or officer may be facsimile.

8.2 Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

9.	FRACTIONAL SHARES

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

REGISTRATION OF SHARES

10.	REGISTER OF MEMBERS

10.1 The directors shall cause there to be kept a Register in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the Register and the date upon which any person ceased to be a Member.

10.2 The Register may be in such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register.

10.3 The Company may keep an overseas or local or other branch Register resident in any place (in accordance with the laws applicable to maintaining such an overseas or local or other branch Register in such place), and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

10.4 The Register including any overseas or local or other branch Register may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

11.	REGISTERED HOLDER ABSOLUTE OWNER

11.1 The entry of the name of a person in the Register as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.

11.2 The Company may treat the holder of a registered share as the only person entitled to:

(a) exercise any voting rights attaching to the share;

(b) receive notices;

(c) receive a distribution in respect of the share; and

(d) exercise other rights and powers attaching to the share.

12.	TRANSFER OF REGISTERED SHARES

12.1 Registered shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. Shares may be transferred without a written instrument if transferred in accordance with the Act.

12.2 The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.

12.3 The instrument of transfer shall be sent to the Company for registration.

12.4 The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the Register unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

12.5 The directors are permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where they reasonably determine that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the directors may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.

12.6 Where the directors pass a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.

12.7 The transfer of a share is effective when the name of the transferee is entered in the Register and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee’s name has been entered in the Register.

12.8 If the directors are satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, they may resolve:

(a) to accept such evidence of the transfer of the shares as they consider appropriate; and

(b) that the transferee’s name should be entered in the Register.

13.	TRANSMISSION OF REGISTERED SHARES

13.1 The personal representative of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

13.2 Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the directors shall treat it as such.

13.3 Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

13.4 What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

13.5 The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executed appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

ALTERATION OF SHARES

14.	POWER TO ALTER SHARES

14.1 Subject to the Memorandum and these Articles, the Company may:

(a) divide its shares, including issued shares, into a larger number of shares; or

(b) combine its shares, including issued shares, into a smaller number of shares;

provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.

14.2 A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.

15.	RESTRICTIONS ON THE DIVISION OF SHARES

The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.

DISTRIBUTIONS

16.	DISTRIBUTIONS

16.1 The directors may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.

16.2 Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in Article 24.

16.3 No Distribution shall bear interest as against the Company.

16.4 Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed distribution may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

16.5 The Company shall be entitled to cease sending distributions by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Article in respect of any Member shall cease if the Member claims a distribution or cashes a cheque or warrant.

17.	POWER TO SET ASIDE PROFITS

The directors may, before authorising any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

18.	UNAUTHORISED DISTRIBUTIONS

18.1 If, after a Distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.

18.2 A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

19.	DISTRIBUTIONS TO JOIN

If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

MEETINGS OF MEMBERS

20.	GENERAL MEETINGS

20.1 A meeting of Members for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at least once in every calendar year on such date and at such times and in such manner as the directors consider desirable.

20.2 The directors, by Resolution of Directors, may convene such other meetings of Members at such times and in such manner as the directors consider necessary or desirable.

21.	LOCATION

Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the directors consider appropriate.

22.	REQUISITIONED GENERAL MEETINGS

The directors shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.

23.	NOTICE

23.1 The directors shall give not less than 10 days and not more than 60 days prior written notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the Register of the Company and are entitled to vote at the meeting.

23.2 The directors may fix the date notice is given of a meeting, or such other date as may be specified in the notice, as the record date for determining those members that are entitled to vote at the meeting, provided any such date shall not be more than 60 days nor less than 10 days before the date of such meeting.

23.3 The notice shall include the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an annual meeting, shall indicate that the notice is being issued by or at the direction of the person calling the meeting.

23.4 The inadvertent failure of the directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.

24.	GIVING NOTICE

24.1 A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register or to such other address given for the purpose. Notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible form.

24.2 Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register and notice so given shall be sufficient notice to all the holders of such shares.

25.	SERVICE OF NOTICE

25.1 Save as provided in Article 25.2, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

25.2 Mail notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or the British Virgin Islands.

25.3 The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.

26.	PARTICIPATING IN MEETINGS

26.1 A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.

26.2 The Board and/or the chairman of a meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a meeting, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and/or the chairman are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.

27.	QUORUM AT GENERAL MEETINGS

27.1 A meeting of Members is properly constituted if at the commencement of the meeting there are 2 Members present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.

27.2 If within thirty minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within half an hour from the time appointed for the meeting in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, the meeting shall be dissolved.

27.3 If a quorum is present, notwithstanding the fact that such quorum may be represented by only two persons then such persons may resolve any matter and a certificate signed by such persons accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid Resolution of Members.

28.	CHAIRMAN TO PRESIDE

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose some one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

29.	VOTING ON RESOLUTIONS

29.1 At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

29.2 Notwithstanding any other provision of the Memorandum or Articles (other than Article 29.3), a Special Resolution of Members shall be required in order for the Company to:

(a) approve or adopt a share option or purchase plan or other arrangement pursuant to which shares of the Company or Securities convertible into shares of the Company may be acquired by officers or directors of the Company, provided that a Resolution of the Members shall not be required: (i) where shares of the Company or

Securities convertible into shares of the Company are issued to all Members, (ii) where the plan or arrangement includes other employees of the Company (such as an employee share option plan), (iii) where shares of the Company are issued to a person not previously employed by the Company as an inducement to such person’s entering into an employment agreement with the Company; or (iv) where the number of shares of the Company which may be issued under the plan or other arrangement or pursuant to the exercise of rights attached to Securities which are convertible into shares of the Company which are to be issued under the plan or other arrangement does not exceed the lesser of 1% of the number of shares of the Company issued and outstanding assuming that all Securities which are convertible into shares of the Company are so converted, such number of shares of the Company as would constitute 1% of all the votes attached to the issued and outstanding shares of the Company, or 10,000 shares of the Company;

(b) issue shares of the Company or Securities convertible into shares of the Company resulting in a change of control of the Company

(c) issue shares of the Company or Securities convertible into shares of the Company in connection with the acquisition of shares, stock or assets of another person if:

(i) any director or officer of the Company or Member holding 5% or more of the shares of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the entity or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions, and the number of shares of the Company to be issued in connection with the acquisition or upon the exercise of rights attached to Securities which are to be issued in connection with the acquisitions and which are convertible into shares of the Company could result in a 5% or more increase in issued and outstanding shares of the Company; or

(ii) the number of shares of the Company to be issued in connection with the acquisition or upon the exercise of rights attached to Securities which are to be issued in connection with the acquisition and which are convertible into shares of the Company constitute 20% of the shares of the Company outstanding prior to the issuance (other than a public offering for cash).

(d) issue shares of the Company or Securities convertible into shares of the Company in connection with a transaction (other than a public offering) involving:

(i) the issue by the Company of shares (or Securities convertible into or exercisable for shares of the Company) at a price less than the greater of book or market value which together with sales by officers or directors of the Company or Members holding 5% or more of the shares equals 20% or more of the shares of the Company (assuming the conversion of the Securities into shares of the Company); or

(ii) the issue by the Company of shares (or Securities convertible into or exercisable into shares of the Company) equal to 20% or more of the shares of the Company (assuming the conversion of the Securities into shares) outstanding before the issuance for less than the greater of book or market value of the shares of the Company.

29.3 A Special Resolution of Members is not required for a transaction referred to in Article 29.2 if approval for the transaction has been obtained from the Designated Stock Exchange or other securities exchange on which the shares of the Company are then listed and:

(a) the delay in obtaining a Resolution of the Members would seriously jeopardize the financial viability of the Company;

(b) the Audit Committee of the Company has approved not seeking a Special Resolution of Members; and

(c) the Company has given to all Members not later than ten days before issuance of the shares of the Company or Securities convertible into shares of the Company notice that it does not intend to seek the Resolution of the Members that would otherwise be required and indicating that the Audit Committee has expressly approved proceeding without obtaining a Resolution of Members.

For purposes of this Article, only shares of the Company actually issued and outstanding (excluding Treasury shares or shares of the Company held by a subsidiary) are to be used in making any calculation. Unissued shares of the Company reserved for issuance upon conversion of shares of the Company or upon exercise of options or warrants will not be regarded as outstanding.

30.	POWER TO DEMAND A VOTE ON A POLL

If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

31.	VOTING BY JOINT HOLDERS OF SHARES

The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

32.	INSTRUMENT OF PROXY

32.1 A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

32.2 An instrument appointing a proxy shall be in such form as the directors may from time to time determine or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

32.3 The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

32.4 The Company shall solicit proxies and provide proxy statements for all meetings of Members. The instrument appointing a proxy shall be delivered to such place or places (if any) as may be specified for that purpose in or by way of not to or in any document accompanying the notice convening the meeting not less than 48 hours before the time appointed for the meeting or adjourned meeting at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid.

32.5 No instrument of proxy shall valid after the expiration of 12 months from the date named in it as the date of its execution.

32.6 Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

32.7 A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no notification in writing of such death, insanity or revocation shall have been received by the Company at such place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith two hours at least before the commencement of the meeting at which the instrument of proxy is used.

33.	REPRESENTATION OF MEMBERS

33.1 Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this Article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.

33.2 The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member.

34.	ADJOURNMENT OF GENERAL MEETINGS

34.1 The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place.

34.2 The chairman may adjourn the meeting to another time and place without consent or direction of the meeting if it appears to him that:

(a) it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b) the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

35.	BUSINESS AT ADJOURNED MEETINGS

No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

36.	DIRECTORS ATTENDANCE AT GENERAL MEETINGS

Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

DIRECTORS AND OFFICERS

37.	ELECTION OF DIRECTORS

37.1 The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. The first director or directors may at the first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 38. Thereafter, the directors shall be elected in accordance with the following Articles.

37.2 Only persons who are proposed or nominate din accordance with this Article shall be eligible for election as directors. Any Member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice much be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than 10 days following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.

37.3 Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.

37.4 A director shall not require a share qualification, and may be an individual or a company.

37.5 Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.

38.	NUMBER AND CLASSES OF DIRECTORS

38.1 The number of directors shall be fixed by the first director or directors of the Company, and thereafter by an Ordinary Resolution of Members.

38.2 Directors shall thereafter be divided into three classes designated as Class I, Class II and Class III. Each class of directors shall consist, as nearly as possible, as one third of the total number of directors constituting the entire Board.

39.	TERM OF OFFICE OF DIRECTORS

At the first general meeting which is held after the date of the adoption of these Articles for the purpose of electing directors, the Class I directors shall be elected for a three year term of office, the Class II directors shall be elected for a two year term of office, and the Class III directors shall be elected for a one year term of office. At a general meeting in each year, successors to the class of directors whose term expires in that year shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other directors of that class, but in no case shall a decrease in the number of directors shorten the term of any director then in office.

40.	ALTERNATE AND RESERVE DIRECTORS

40.1 A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director.

40.2 Where the Company has only one Member who is an individual and that Member is also the sole director, the sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.

40.3 The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.

41.	REMOVAL OF DIRECTORS

41.1 A director may be removed from office, with cause by an Ordinary Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director.

41.2 Notice of a meeting called under Paragraph 41.1(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.

41.3 For the purposes of article 41.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.

42.	VACANCY IN THE OFFICE OF DIRECTOR

42.1 Notwithstanding Article 37, the directors may appoint one or more directors to fill a vacancy on the Board.

42.2 For the purposes of this Article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office of there is otherwise a vacancy in the number of directors as fixed pursuant to Article 38.

42.3 The term of any appointment under this Article may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

43.	REMUNERATION OF DIRECTORS

43.1 With the prior or subsequent approval by an Ordinary Resolution of Members, the directors may, by a Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

43.2 The Board shall obtain the approval of the Company in general meeting before making any payment to any director or past director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the director is contractually entitled).

44.	RESIGNATION OF DIRECTORS

A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

45.	DIRECTORS TO MANAGE BUSINESS

45.1 The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors.

45.2 The directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company.

45.3 The directors may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by an Ordinary Resolution of Members; but no requirement made by an Ordinary Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

45.4 Subject to the provisions of the Act, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

46.	BOARD COMMITTEES

46.1 The directors may, by a Resolution of Directors, designate one or more board committees, each consisting of one or more directors.

46.2 The directors, by Resolution of Directors, shall designate three permanently sitting committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee shall consist of at least two independent directors. The Audit Committee shall be solely consisted of independent directors.

46.3 The Board shall adopt a formal written committee charter for each of the board committees and review and assess the adequacy of such formal written charters on an annual basis. The charters shall comply with applicable laws, rules and the rules of the Designated Stock Exchange.

46.4 Each of the board committees has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that the directors have no power to delegate the following powers to a board committee:

(a) to amend the Memorandum or these Articles;

(b) to designate board committees;

(c) to delegate powers to a board committee;

(d) to appoint or remove directors;

(e) to appoint or remove an agent;

(f) to approve a plan of merger, consolidation or arrangement;

(g) to make a declaration of solvency or approve a liquidation plan; or

(h) to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act.

46.5 The directors may, by Resolution of Directors, designate such other board committees, each consisting of one or more directors, as they deem necessary or desirable.

46.6 The meetings and proceedings of each board committee shall be governed mutatis mutandis by the provisions of those Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

47.	OFFICERS AND AGENTS

47.1 The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

47.2 Each officer or agent has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:

(a) to amend the Memorandum or these Articles;

(b) to change the registered office or agent;

(c) to designate board committees;

(d) to delegate powers to a board committee;

(e) to appoint or remove directors;

(f) to appoint or remove an agent;

(g) to fix emoluments of directors;

(h) to approve a plan of merger, consolidation or arrangement;

(i) to make a declaration of solvency or approve a liquidation plan;

(j) to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or

(k) to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

48.	REMOVAL OF OFFICERS AND AGENTS

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

49.	DUTIES OF OFFICERS

49.1 In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the Register, register or directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

49.2 Every officer has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution appointing the officer or agent, except that no officer has any power or authority with respect to fixing the emoluments of directors.

50.	REMUNERATION OF OFFICERS

The emoluments of all officers shall be fixed by Resolution of Directors.

51.	STANDARD OF CARE

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

52.	CONFLICTS OF INTEREST

52.1 A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

52.2 A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with Paragraph 52.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by an Ordinary Resolution of Members or (b) the company received fair value for the transaction.

52.3 For the purposes of this Article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

52.4 A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

53.	INDEMNIFICATION AND EXCULPATION

53.1 Subject to Paragraph 53.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

53.2 Paragraph 53.1 does not apply to a person referred to in that Paragraph unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

53.3 The decision of the directors as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

53.4 The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

53.5 If a person referred to in this Article has been successful in defense of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

53.6 The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Paragraph 53.1.

MEETINGS OF THE BOARD OF DIRECTORS

54.	BOARD MEETINGS

The directors of the Company shall meet at such times and in such manner and places within or outside the British Virgin Islands as they may determine to be necessary or desirable, provided that a meeting of directors shall be held at least once in every quarter of each calendar year unless otherwise determined by Ordinary Resolution of Members. Any director or the secretary of the Company may call a meeting of directors.

55.	NOTICE OF BOARD MEETINGS

A director shall be given reasonable notice of a meeting of directors, but a meeting of directors held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

56.	PARTICIPATION IN MEETINGS BY TELEPHONE

A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

57.	QUORUM AT BOARD MEETINGS

The quorum necessary for the transaction of business at a meeting of directors shall be two directors.

58.	BOARD TO CONTINUE IN THE EVENT OF VACANCY

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

59.	CHAIRMAN TO PRESIDE

At every meeting of the directors the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

CORPORATE RECORDS

60.	DOCUMENTS TO BE KEPT

60.1 The Company shall keep the following documents at the office of its registered agent:

(a) the Memorandum and these Articles;

(b) the Register or a copy of the Register;

(c) the register of directors or a copy of the register of directors;

(d) the register of charges or a copy of the register of charges;

(e) copies of all notices and other documents filed by the Company in the previous ten years.

60.2 Where the Company keeps a copy of its Register or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original Register or the original register of directors is kept.

60.3 Where the place at which the original Register or the original register of directors is changed, the company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

60.4 The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a) the minutes of meetings and Resolutions of Members and of classes of Members; and

(b) the minutes of meetings and Resolutions of Directors and board committees.

60.5 Where any of the minutes or resolutions described in the previous paragraph are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

60.6 Where the place at which any of the records described in Paragraph 60.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

60.7 The Company’s records shall be kept in written form or either wholly or partly as electronic records.

61.	FORM AND USE OF SEAL

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

ACCOUNTS

62.	BOOKS OF ACCOUNT

The Company shall keep records that:

(a) are sufficient to show and explain the Company’s transactions; and

(b) will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

63.	FORM OF RECORDS

The records required to be kept by the Company under the Act, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

64.	FINANCIAL STATEMENTS

If the Members, by an Ordinary Resolution of Members, determine, the directors shall cause to be made out and served on the Members or laid before a meeting of Members at some date not later than eighteen months after the incorporation of the Company, and subsequently once at least in every calendar year, a profit and loss account for a period in the case of the first account since the incorporation of the Company and in any other case, since the preceding account, made to a date not earlier than the date of the notice by more than twelve months, and a balance sheet as at the date to which the profit and loss account is made up. The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

65.	DISTRIBUTION OF ACCOUNTS

A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

AUDITS

66.	AUDIT

The Company may by Ordinary Resolution of Members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period. The Company shall prepare and serve on Members copies of an annual report of the Company containing audited financial statements of the Company and its Subsidiaries. The annual report shall be distributed to Members prior to the Company’s annual general meeting and shall be laid before the annual general meeting. The Company shall cause such annual report to be filed with the Designated Stock Exchange or other securities exchange on which the Shares are then listed for trading at the time such annual report is distributed to Members. The Company may by Ordinary Resolution of Members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period. The Company shall make available to Members any interim financial statements or report which the Company may be required to file with the United States Securities and Exchange Commission and any other United States federal or state regulatory authority at the same time or as soon as practicable following filing with such regulatory authority. If required by the Designated Stock Exchange or other securities exchange on which the Shares are then listed, the Company shall file copies of such financial statements or reports therewith.

67.	APPOINTMENT OF AUDITOR

The Directors may appoint an auditor of the Company who shall hold office until removed from office by an Ordinary Resolution and may fix his or their remuneration. Notwithstanding the above, for so long as the ordinary shares of the Company are listed or quoted on the Designated Stock Exchange, the Audit Committee is directly responsible for the appointment, remuneration, retention and oversight of the Company’s Auditors.

68.	DUTIES OF AUDITOR

68.1 The auditor shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:

(a) in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b) all the information and explanations required by the auditor have been obtained.

68.2 The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members

69.	ACCESS TO RECORDS

Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.

70.	AUDITOR ENTITLED TO NOTICE

The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

BUSINESS COMBINATIONS

71.	BUSINESS COMBINATIONS

71.1 (a) Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person become an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 and 2/3% of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i) prior to the time that the person became an Interested

Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii) upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the number of issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned (i) by persons who are directors and also officers and

(ii) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b) The restrictions contained in this Article 71.1 shall not apply if:

(i) a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii) the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(a) a merger, amalgamation or consolidation of the Company (except an amalgamation in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(c) a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (a) or (b) of the second sentence of this paragraph (ii).

(c) For the purpose of this Article 71 only, the term:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;

(iii) “Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:

(a) any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder or any of its affiliates, or (B) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(c) any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (C) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (D) any issuance or transfer of shares by the Company; provided however, that in no case under items (B)-(D) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(d) any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v) “Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly-owned or majority-owned by the Company) that (i) is the owner of 15% or more of the issued and outstanding voting shares of the Company, (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (iii) is an affiliate or associate of any person listed in (i) or (ii) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vi) “person” means any individual, company, partnership, unincorporated association or other entity;

(vii) “voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(a) beneficially owns such shares, directly or indirectly; or

(b) has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

71.2 In respect of any Business Combination to which the restrictions contained in Article 71.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in these Articles.

71.3 The Board shall ensure that the Articles or other constitutional documents of each entity wholly-owned or majority-owned by the Company shall contain any provisions necessary to ensure that the intent of Article 71.1, as it relates to the actions of such entities, is achieved.

FUNDAMENTAL CHANGES

72.	CHANGES

Notwithstanding section 175 of the Act, the directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by an Ordinary Resolution of Members.

73.	CONTINUATION UNDER FOREIGN LAW

The Company may by Special Resolution of Members or by unanimous Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, TrustNet (British Virgin Islands) Limited of TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association the 31st day of January, 2002.

in the presence of:

Witness	Subscriber

TrustNet Chambers P.O. Box 3444 Road Town, Tortola	TrustNet (British Virgin Islands) Limited

(Sgd. Melinda McGlore)	(Sgd. Nicole Wheatley)

Appendix C Form of Proxy

QIAO XING MOBILE COMMUNICATION CO., LTD.
(Incorporated in the British Virgin Islands with limited liability)

Form of Proxy for the Court Meeting

Form of proxy for use at the meeting (or at any adjournment thereof) of the holders (other than Qiao Xing Universal Resources, Inc. (“XING”)) of shares in the capital of Qiao Xing Mobile Communication Co., Ltd. (“QXM”) (defined as “Minority Shares”) convened by an order of the Eastern Caribbean Supreme Court in the High Court of Justice Virgin Islands (the “Meeting”).

EASTERN CARIBBEAN SUPREME COURT
IN THE HIGH COURT OF JUSTICE
VIRGIN ISLANDS
COMMERCIAL JURISDICTION
CLAIM NO. BVIHC (COM) 6 OF 2011

IN THE MATTER OF QIAO XING MOBILE COMMUNICATION CO., LTD.

AND

IN THE MATTER OF SUBSECTION 179A OF THE BVI BUSINESS COMPANIES ACT, 2004 (AS AMENDED)

I/We 1

Of

being the registered holder(s) of [2]

Minority Shares, HEREBY APPOINT 3 the chairman of the Meeting as my/our proxy to act for me/us at the Meeting convened by the order of the Eastern Caribbean Supreme Court in the High Court of Justice Virgin Islands (or at any adjournment thereof) of the holders of the Minority Shares to be held at 10:00 a.m. on April 7, 2011 at 33/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed between the Company and holders of the Minority Shares (the “Scheme”) and at such Meeting (or at any adjournment thereof) to vote 4 for me/us and in my/our name(s) of the Scheme as hereunder indicated, and if no such indication is given, as my/our proxy thinks fit.

For the Scheme [5]	Against the Scheme [5]

(No. of Shares)	(No. of Shares)

(Signature)	(Signature)

Dated this   day of  2011.

Signature 6

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IMPORTANT:

Lodging of the Proxy
You are requested to lodge this form of proxy, and the power of attorney or other authority (if any) under which it is signed (or a notarially certified copy thereof), must be deposited at the share registrar of the Company, Computershare at 350 Indiana Street, Suite 750, Golden, CO 80401 not less than 48 hours before the time appointed for holding the Meeting, but if this form of proxy is not so lodged it may be handed to the chairman of the Meeting at the Meeting. Delivery of this form of proxy will not preclude you from attending and voting in person at the Meeting and in such event, this form of proxy will be deemed to be revoked.

Joint Holders
In the case of joint holders of Minority Shares and where both joint holders attend the Meeting, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose, seniority shall be determined by the order in which the names stand in the register of members of the Company.

Notes:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.

2.	Please insert the number of shares to which the proxy relates registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the Minority Shares registered in your name(s).

3.	If any proxy other than the chairman of Meeting is preferred, strike out the words “the chairman of the Meeting or” herein inserted and insert the name and address of the proxy desired in the space provided. The proxy need not be a member of the Company, but must attend the Meeting in person to represent you. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT.

4.	The resolution as to whether or not to approve the scheme put to the vote of the court meeting shall, under section 179A of the BVI Business Companies Act. 2004, be decided on the basis of the majority in number representing 75% in value of the Minority Shares and will therefore be conducted by poll in accordance with the Company’s articles of association.

5.	IMPORTANT: IF YOU WISH TO VOTE FOR THE SCHEME, SIGN IN THE BOX MARKED “For the Scheme”. IF YOU WISH TO VOTE AGAINST THE SCHEME, SIGN IN THE BOX MARKED “Against the Scheme”. Failure to sign either box will entitle your proxy to cast your vote at his discretion or abstain. Your proxy will also be entitled to vote at his discretion or abstain in respect of any resolution properly put to the Meeting other than that referred to in the notice convening the Meeting.

6.	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer or attorney duly authorized.

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